Filed Pursuant to Rule 424(b)(5)

Registration No. 333-130404

A filing fee of $26,750.00, calculated in accordance with

Rule 457(r), has been transmitted to the SEC in connection with the securities offered by means of this prospectus supplement.

Prospectus Supplement

(To Prospectus Dated December 16, 2005)

$250,000,000

BOYD GAMING CORPORATION

7.125% Senior Subordinated Notes due 2016

Boyd Gaming Corporation is offering $250.0 million aggregate principal amount of 7.125% senior subordinated notes due 2016. Interest on the notes will be paid semi-annually in arrears on February 1 and August 1 of each year, beginning on August 1, 2006. The notes will mature on February 1, 2016.

The notes will be our general unsecured obligations, will rank junior to all of our existing and future senior debt and will rank equally with all of our existing and future senior subordinated debt. In addition, the notes will be effectively subordinated to all of the existing and future debt and other liabilities of our subsidiaries.

This prospectus supplement includes additional information on the terms of the notes, including redemption and repurchase prices, covenants and transfer restrictions. See “Description of Notes” beginning on page S-54.

Investing in the notes involves a high degree of risk. See “ Risk Factors” beginning on page S-8.

	Per Note	Total
Public Offering Price(1)	99.500%	$248,750,000
Underwriting Commissions	1.000%	$2,500,000
Proceeds to Boyd Gaming Corporation, before expenses(1)	98.500%	$246,250,000

(1)	Plus accrued interest, if any.

None of the Securities and Exchange Commission, any state securities commission, any state gaming commission or any other gaming authority or other regulatory agency has approved or disapproved of the notes or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes to investors on or about January 30, 2006.

Joint Book-Running Managers

Banc of America Securities LLC	Deutsche Bank Securities

Co-Lead Managers

Lehman Brothers	Wachovia Securities	Bear, Stearns & Co. Inc.	CIBC World Markets

Co-Managers

Calyon Securities (USA)

Commerzbank Corporates & Markets

JPMorgan

Wells Fargo Securities

The date of this prospectus supplement is January 25, 2006.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the respective document.

Information contained on or accessible through our Internet site does not constitute part of this prospectus supplement or the accompanying prospectus.

Boyd Gaming Corporation, our logo and other trademarks mentioned in this prospectus supplement are the property of their respective owners.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document has two parts. The first part consists of this prospectus supplement, which describes the specific terms of this offering and the notes offered. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. If there is any inconsistency between the information in this prospectus supplement and the information in the accompanying prospectus, you should rely on the information in this prospectus supplement.

The registration statement of which this prospectus supplement is a part, including the exhibits to that registration statement, provides additional information about us and the securities offered under this prospectus supplement. We have filed and plan to continue to file other documents with the Securities and Exchange Commission, or the “SEC,” that contain information about us and our business. Also, we will file legal documents that control the terms of the securities offered by this prospectus supplement as exhibits to one or more reports that we file with the SEC and that are incorporated herein by reference. The registration statement and other reports can be read at the SEC Internet site at http://www.sec.gov or at the SEC offices noted under the heading “Available Information.”

Before purchasing any notes, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information incorporated into this prospectus supplement by reference as described under the heading “Incorporation of Certain Documents by Reference.”

Unless the context otherwise indicates, and except with respect to any description of the notes, references to “we,” “us,” “our” and “Boyd Gaming” are to Boyd Gaming Corporation and its subsidiaries, taken as a whole.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, including the documents we incorporate by reference into it, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the “Securities Act,” and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” Such statements include, without limitation, statements regarding our expectations, hopes or intentions regarding the future. Forward looking statements can often be identified by their use of words such as “expect,” “believe,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “seek,” “estimate,” “should,” “may” and “assume,” as well as variations of such words and similar expressions referring to the future. Forward-looking statements in this prospectus supplement include, among other things, statements regarding our plans and expectations regarding our current and anticipated expansion, development and joint venture projects at Echelon Place, South Coast, Borgata, Blue Chip and our project in Pennsylvania, including but not limited to the cost, timing, financing, anticipated features and joint venture partners, as applicable, in connection with those projects.

Forward-looking statements involve certain risks and uncertainties, many of which are beyond our control. If any of those risks and uncertainties materialize, actual results could differ materially from those discussed in any such forward-looking statement. Among the factors that could cause actual results to differ materially from those discussed in forward-looking statements are those described under the heading “Risk Factors” as well as in our other reports filed from time to time with the SEC that are incorporated by reference into this prospectus supplement. See “Available Information” and “Incorporation of Certain Information by Reference” for information about how to obtain copies of those documents.

All forward-looking statements in this prospectus supplement and the documents incorporated by reference into it are made only as of the date of the document in which they are contained, based on information available to us as of the date of that document, and we caution you not to place undue reliance on forward-looking statements in light of the risks and uncertainties associated with them. We assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

SUMMARY

The following summary contains basic information about us, this offering and the principal terms of the notes. It does not contain all of the information that is important to you in connection with this offering and the terms of the notes. You should also read this entire prospectus supplement and the accompanying prospectus, especially the description of the terms and conditions of the notes discussed under “Description of Notes” and the risks of investing in the notes discussed under “Risk Factors” in this prospectus supplement, as well as the documents we have incorporated by reference.

Boyd Gaming Corporation

We are a multi-jurisdictional gaming company that has been operating for over 30 years. Our 18 wholly-owned casino facilities, which we operate, are located in nine distinct gaming markets in five states. We currently own and operate twelve properties in or near Las Vegas, Nevada, including the South Coast Hotel and Casino, which opened on December 22, 2005, and six properties outside the state of Nevada. We and MGM MIRAGE each own 50% of a limited liability company that owns and operates Borgata Hotel Casino & Spa, located at Renaissance Pointe in Atlantic City, New Jersey. In July 2004, we consummated a $1.3 billion merger with Coast Casinos, Inc., pursuant to which Coast became a wholly-owned subsidiary of Boyd Gaming Corporation. As of September 30, 2005, our wholly-owned properties contained an aggregate of approximately 889,500 square feet of casino space with 24,388 slot machines and 571 table games, and Borgata contained approximately 124,000 square feet of casino space with 3,572 slot machines and 134 table games.

The following table sets forth certain information regarding our wholly-owned properties (listed by the segment in which each such property is reported) and Borgata as of September 30, 2005:

	State	Facility Type	Year Opened or Acquired	Casino Space (Sq. Ft.)	Slot Machines	Table Games	Hotel Rooms	Land (Acres)
BOULDER STRIP
Sam’s Town Hotel and Gambling Hall	Nevada	Land-based	1979	133,000	3,032	37	648	63
Eldorado Casino	Nevada	Land-based	1993	16,000	496	6	—	4
Jokers Wild Casino	Nevada	Land-based	1993	22,500	518	7	—	14
COAST CASINOS
Barbary Coast Hotel and Casino	Nevada	Land-based	2004	30,000	575	36	197	4
Gold Coast Hotel and Casino	Nevada	Land-based	2004	87,000	2,066	50	711	26
The Orleans Hotel and Casino	Nevada	Land-based	2004	135,000	3,094	68	1,885	77
Suncoast Hotel and Casino	Nevada	Land-based	2004	82,000	2,437	52	419	49
STARDUST
Stardust Resort and Casino	Nevada	Land-based	1985	75,000	1,323	57	1,552	72
DOWNTOWN PROPERTIES
California Hotel and Casino	Nevada	Land-based	1975	36,000	1,110	34	781	16
Fremont Hotel and Casino	Nevada	Land-based	1985	32,000	1,101	25	447	2
Main Street Station Casino, Brewery and Hotel	Nevada	Land-based	1993	28,500	898	19	406	15
CENTRAL REGION
Sam’s Town Hotel and Gambling Hall	Mississippi	Dockside	1994	75,000	1,363	39	1,070	272
Par-A-Dice Hotel Casino	Illinois	Dockside	1996	26,000	1,126	24	208	20
Treasure Chest Casino	Louisiana	Dockside	1997	24,000	970	40	—	14
Blue Chip Hotel and Casino	Indiana	Dockside	1999	42,500	1,719	47	188	37
Delta Downs Racetrack, Casino & Hotel	Louisiana	Land-based	2001	15,000	1,462	—	206	211
Sam’s Town Hotel and Casino	Louisiana	Dockside	2004	30,000	1,098	30	514	18

Total				889,500	24,388	571	9,232	914

Borgata Hotel Casino and Spa	New Jersey	Land-based	2003	124,000	3,572	134	2,000	42

Our principal executive office is located at 2950 Industrial Road, Las Vegas, Nevada 89109, and our telephone number is (702) 792-7200.

Recent Developments

Stardust Redevelopment Plan

On January 4, 2006, we announced that we plan to redevelop the 63-acres we own on the Las Vegas Strip on which the Stardust Resort and Casino is located. Our plans for the redevelopment project, which we refer to as Echelon Place, include a wholly-owned resort hotel, casino and spa and additional hotel and retail joint ventures between us and strategic partners. We expect to include four hotels in the project: Echelon Resort, the Shangri-La Hotel Las Vegas, Delano Las Vegas and Mondrian Las Vegas.

We anticipate that Echelon Resort will be wholly-owned and principally operated by us and will include two upscale hotel towers with an aggregate of approximately 3,300 guest rooms and suites and approximately 175,000 square feet of meeting space. We expect that each hotel tower will contain its own spa and will connect directly to extensive public areas containing an approximate 140,000 square foot casino, approximately 25 restaurants and bars, and pool and garden areas. We also plan to build an approximate 4,000 seat theater with a large stage and stadium seating designed to accommodate major concerts and production shows, as well as an approximate 1,500 seat theater to house smaller shows and touring acts.

Our plans for Echelon Place also include the Shangri-La Hotel Las Vegas, which will be located within a portion of one of the upscale hotel towers at Echelon Resort. The Shangri-La Hotel Las Vegas is expected to include approximately 400 guest rooms and suites, an approximate 20,000 square foot spa, two restaurants and meeting space. While we plan to own this hotel, we have entered into a management agreement with Shangri-La Hotels and Resorts for its management.

We have also entered into a 50/50 joint venture agreement with Morgans Hotel Group LLC for the development of two additional hotels within Echelon Place: Delano Las Vegas and Mondrian Las Vegas, which we expect will include approximately 600 and 1,000 guest rooms and suites, respectively. We anticipate that Delano Las Vegas will also feature a nightclub, spa, lobby bar and restaurant, and a private pool and recreation area. We expect that Mondrian Las Vegas will also feature a distinctive bar and restaurant, meeting and conference space, and a private pool and recreation area. Morgans Hotel Group LLC will manage both Delano Las Vegas and Mondrian Las Vegas pursuant to a management agreement.

The redevelopment plan also includes the Las Vegas ExpoCenter at Echelon Place, which will feature approximately 650,000 square feet of exhibition and pre-function space and approximately 175,000 square feet of meeting and conference space. In addition, Echelon Place is expected to include over 350,000 square feet of shopping, dining, nightlife and cultural space within the Retail Promenade, which we plan to develop with a joint venture partner. We also plan to reserve a three acre parcel within Echelon Place for future development.

We anticipate that the total cost of Echelon Place, including both our wholly-owned portions and the joint venture portions, will be approximately $4.0 billion. We expect our wholly-owned portions of Echelon Place, which include Echelon Resort and the Las Vegas ExpoCenter, to cost approximately $2.9 billion. We intend to finance our portion of Echelon Place project costs primarily with cash flow from operations, borrowings under our bank credit facility and equity or debt financings. We expect that, in conjunction with our joint venture with Morgans Hotel Group LLC, we will contribute approximately 6.5 acres of land (valued at approximately $15.0 million per acre) and Morgans Hotel Group LLC will contribute approximately $97.5 million to the venture, and that the venture will arrange non-recourse project financing to develop the two hotel properties, for a total project cost of approximately $700.0 million.

We plan to develop Echelon Place in one phase and to open it in early 2010. We intend to continue to operate the Stardust through 2006 as we move forward with Echelon Place’s planning, design and permitting process, and thereafter to raze and dispose of the Stardust as we commence construction of Echelon Place. In this regard, we expect to record a non-cash, pre-tax impairment charge for the fourth quarter of 2005 in the approximate range of $50 million to $60 million.

South Coast Hotel and Casino

On December 22, 2005, we opened South Coast, a new hotel-casino that is located on approximately 53 acres on Las Vegas Boulevard South, adjacent to Interstate 15 and approximately five miles south of Mandalay Bay Resort and Casino. A second hotel tower at South Coast is currently under construction and we expect it to open during the second quarter of 2006. South Coast features 647 guest rooms and suites in the current hotel tower, and approximately 700 additional guest rooms and suites rooms will be added upon completion of the second hotel tower. South Coast also features a spa and fitness center (scheduled to open during the second quarter of 2006), approximately 2,378 slot machines, 52 table games, eight restaurants, a 16-screen movie theater, 64-lane bowling center, race and sports books, bingo, an approximate 4,400-seat equestrian events arena, an approximate 80,000-square foot exhibit hall adjacent to the arena, including approximately 20,000 square feet of pre-function and meeting space (both of which are scheduled to open during the first quarter of 2006) and approximately 50,000 square feet of convention and meeting space adjacent to the casino. Based upon the current construction plans, the total development is expected to cost approximately $600.0 million. At July 1, 2004, the date of our merger with Coast Casinos, Coast had incurred approximately $30.0 million in project costs for South Coast. From July 1, 2004 through September 30, 2005, we paid approximately $259 million of capital expenditures related to this project.

Borgata Hotel, Casino and Spa

In July 2004, we announced that Borgata, our joint venture with MGM MIRAGE, had commenced planning and design work for substantial additions of both gaming and non-gaming amenities, including additional slot machines, table games, poker tables, restaurants and nightclubs. Construction on a public space expansion continues on budget and on schedule for a second quarter 2006 opening. The total estimated cost of the public space expansion is approximately $200.0 million.

In October 2004, we announced that Borgata was in the planning phases for a further expansion involving a new hotel tower, a new spa and additional meeting room space. Borgata recently began construction of its second hotel and spa at the property, with an opening of the estimated $325.0 million expansion expected in the fourth quarter of 2007. Borgata expects to finance the expansions from Borgata’s cash flow from operations and from Borgata’s bank credit facility. We do not expect to make further capital contributions to Borgata for these projects.

Blue Chip Hotel and Casino

Construction is nearing completion for an expansion at our Blue Chip Hotel and Casino. We are building a new boat, which will allow for more gaming positions and for the casino to be located on one floor instead of multiple floors as is the case on the three-story boat now in operation. As part of this expansion, we constructed a new parking structure that was completed in July 2005, and we are also in the process of reconfiguring and refurbishing the existing pavilion, portions of which have been completed. With this project, we intend to better position ourselves in the current market environment with an improved facility and to be prepared to compete more effectively if a land-based casino operation is developed in our area in the future. The project is expected to cost approximately $170.0 million and commence operations on January 31, 2006, pending final regulatory approvals. As of September 30, 2005, we paid approximately $108 million of capital expenditures related to this project.

Application for Pennsylvania Gaming License

In November 2005, the partnership formed for our development project in Pennsylvania, in which we have an indirect ownership interest of 90%, acquired property near Philadelphia and, in December 2005, submitted an application for a gaming license from the Pennsylvania Gaming Control Board. The 125-acre site is part of a 260-acre planned retail and commercial property development. If we are selected to receive a gaming license, we plan to invest approximately $400.0 million in the initial phase of a casino entertainment facility. Of this amount, approximately $26 million was paid for the land and we posted a $50.0 million letter of credit in December 2005 in connection with our application for the gaming license. The first phase of the project will be designed to include approximately 3,000 slot machines, a 200-room hotel, three restaurants and other amenities. Although we expect to own a substantial majority of and control the project, we plan to develop the project in conjunction with a group of limited partners consisting of local business and professional leaders.

Settlement of Collective Bargaining Matters.

Four of our subsidiaries that operate the Stardust, Fremont, Main Street and Eldorado properties, and Barbary Coast are parties to collective bargaining agreements with the Local Joint Executives Board of Las Vegas (Culinary Union and Bartenders Union) (collectively, the “Union”) affiliated with the Hotel and Restaurant Employees International Union. Officials of the Union believe that the Union has organization rights at the non-union properties of Coast Casinos: The Orleans, Gold Coast and Suncoast. On August 12, 2004, the Union filed an action in U.S. District Court to attempt to force us to arbitrate the Union’s claim that the Stardust contract with the Union requires us to “take a positive approach to unionization of employees” at The Orleans, Gold Coast and Suncoast, as well as to recognize the Union at those properties and to extend the Stardust contract to each of those hotel-casinos and Barbary Coast. We have filed unfair labor practice charges against the Union with the National Labor Relations Board, alleging that the Union’s lawsuit was filed for an illegal purpose and that the provisions of the Stardust agreement on which the Union relies are unlawful.

On January 11, 2006, the parties entered into a memorandum of agreement to settle the outstanding claims described above. Pursuant to this agreement, among other things, the Union agreed to withdraw the outstanding litigation against us, and we agreed to withdraw the unfair labor practice charges that we previously brought against the Union.

The Offering

Issuer	Boyd Gaming Corporation.

Securities Offered	$250.0 million aggregate principal amount of 7.125% senior subordinated notes due 2016.

Maturity	February 1, 2016.

Interest Rate	7.125% per year, calculated using a 360-day year.

Interest Payment Dates	Each February 1 and August 1, beginning August 1, 2006. Interest will accrue from the issue date of the notes.

Ranking	The notes will be our general unsecured obligations, will rank junior to all of our existing and future senior debt and will rank equally with all of our existing and future senior subordinated debt. In addition, the notes will be effectively subordinated to all of the existing and future debt and other liabilities of our subsidiaries. See “Description of Notes—Subordination.”

We and our subsidiaries had $1.491 billion and $1.657 billion of senior debt (which amounts exclude approximately $3.8 million and $53.8 million, respectively, that was allocated to support various letters of credit), all of which was secured, and $900.0 million of debt which ranked equally with the notes being offered pursuant to this prospectus supplement, as of September 30, 2005 and December 31, 2005, respectively. In addition, approximately $379.2 million and $161.9 million was available for borrowing under our bank credit facility as of September 30, 2005 and December 31, 2005, respectively.

See “Capitalization” and “Description of Other Indebtedness—Bank Credit Facility.”

Optional Redemption	On or after February 1, 2011, we may redeem some or all of the notes at the redemption prices listed in the “Description of Notes” section under the heading “Optional Redemption,” plus accrued and unpaid interest.

At any time before February 1, 2011, we may redeem the notes, in whole or in part, pursuant to a “make-whole” call as specified in the “Description of Notes” section under the heading “Optional Redemption,” plus accrued and unpaid interest.

In addition, at any time before February 1, 2009, we can choose to redeem up to 35% of the outstanding notes with money that we raise in one or more public equity offerings, as long as:

• we pay 107.125% of the principal amount of the notes, plus accrued and unpaid interest to the date of redemption;

• we redeem the notes within 45 days of closing the public equity offering; and

• at least 65% of the aggregate principal amount of notes issued remains outstanding afterwards (excluding notes held by Boyd Gaming and its subsidiaries).

See “Description of Notes—Optional Redemption.”

Redemption Based Upon Gaming Laws	The notes are subject to redemption requirements imposed by gaming laws and regulations of gaming authorities in jurisdictions in which we conduct gaming operations. See “Description of Notes—Mandatory Disposition or Redemption Pursuant to Gaming Laws.”

Change of Control Offer	If a change of control of our company occurs, in certain instances, we must give holders of the notes the opportunity to sell us their notes at 101% of their principal amount, plus accrued and unpaid interest.

Asset Sale or Event of Loss Proceeds	If we or certain of our subsidiaries engage in asset sales or suffer certain events of loss, we generally must either invest the net cash proceeds from such asset sales or events of loss in our business within a specified period of time, prepay debt or make an offer to purchase a principal amount of the notes equal to the excess net cash proceeds. The purchase price of the notes would be 100% of their principal amount, plus accrued and unpaid interest.

Certain Indenture Provisions	The indenture governing the notes will contain covenants limiting our (and our restricted subsidiaries’) ability to:

• incur additional debt;

• pay dividends or distributions on our capital stock or repurchase our capital stock;

• make certain investments;

• create liens on our assets to secure debt;

• enter into transactions with affiliates;

• merge or consolidate with another company; and

• transfer and sell assets.

These covenants are subject to a number of important limitations and exceptions.

Listing	The notes will not be listed on any national securities exchange.

Risk Factors	Investing in the notes involves substantial risks. See the section entitled “Risk Factors” beginning on page S-8 for a description of certain of the risks you should consider before investing in the notes.

RISK FACTORS

You should carefully consider the following risks and all other information contained in this prospectus supplement and the accompanying prospectus, as well as the documents we incorporate by reference, before purchasing any notes.

Risks Related to Boyd Gaming and the Gaming Industry

Intense competition exists in the gaming industry and we expect competition to continue to intensify.

The gaming industry is highly competitive. We compete with numerous casinos and casino hotels of varying quality and size in market areas where our properties are located. We also compete with other non-gaming resorts and vacation areas, and with various other casino and other entertainment businesses and could compete with any new forms of gaming that may be legalized in the future. The casino entertainment business is characterized by competitors that vary considerably by their size, quality of facilities, number of operations, brand identities, marketing and growth strategies, financial strength and capabilities, level of amenities, management talent and geographic diversity. In most markets, we compete directly with other casino facilities operating in the immediate and surrounding market areas. In some markets, we face competition from nearby markets in addition to direct competition within our market areas.

In recent years, with fewer new markets opening for development, competition in existing markets has intensified. We and many other casino operators have invested in expanding existing facilities, developing new facilities, such as South Coast Hotel and Casino, and acquiring established facilities in existing markets, such as our acquisitions of Coast Casinos, Inc. in July 2004 and Sam’s Town Shreveport in May 2004. This expansion of existing casino entertainment properties, the increase in the number of properties and the aggressive marketing strategies of many of our competitors has increased competition in many markets in which we compete, and this intense competition can be expected to continue.

If our competitors operate more successfully, if competitors’ properties are enhanced or expanded, or if additional hotels and casinos are established in and around the locations in which we conduct business, we may lose market share. In particular, the expansion of casino gaming in or near any geographic area from which we attract or expect to attract a significant number of our customers could have a significant adverse effect on our business, financial condition and results of operations.

We also compete with legalized gaming from casinos located on Native American tribal lands. A proliferation of Native American gaming in areas located near our properties, or in areas in or near those from which we draw our customers, could have an adverse effect on our operating results.

In Michigan, the Pokagon Band of Potawatomi Indians, a federally recognized Native American tribe, announced, in 1994, its intentions to construct a land-based gaming operation in or near New Buffalo, Michigan, which is located less than fifteen miles from our Blue Chip Hotel and Casino. In August 2004, the Pokagons received a favorable ruling from the Michigan Supreme Court regarding the validity of their compact with the State of Michigan. In March 2005, the Pokagons received a favorable ruling from the U.S. District Court for the District of Columbia regarding their application for land in trust. This decision was the subject of an appeal, which was recently unanimously upheld by the United States Court of Appeals for the District of Columbia Circuit, in favor of the Pokagons. The Pokagons’ land has not yet been taken into trust by the federal government, whose actions were deferred during the pendency of this appeal. After the land is taken into trust, the Pokagons may have other legal and regulatory issues to resolve prior to construction of the proposed gaming facility. If their facility is constructed and begins operations, it could have a material adverse impact on the operations of Blue Chip.

Our expansion, development and renovation projects may face significant risks inherent in construction projects or implementing a new marketing strategy, including receipt of necessary government approvals.

We regularly evaluate expansion, development and renovation opportunities. For example, on January 4, 2006, we announced our planned redevelopment of the property located on the Las Vegas Strip on which the Stardust and our executive offices are presently located into a new resort complex, which will be the largest and most expensive development project we have undertaken to date. Additionally, we are nearing the completion of an expansion of our Blue Chip property and we recently opened a new property, the South Coast, in Las Vegas, Nevada. An equestrian and events center, as well as a second hotel tower, are under construction at the South Coast and are scheduled to open in the first and second quarters of 2006, respectively. In addition, a partnership in which we have an indirect 90% ownership interest has applied for a gaming permit for a potential future casino entertainment facility near Philadelphia, Pennsylvania. Furthermore, Borgata is nearing completion of a public space expansion and recently began construction of a new hotel tower and spa.

These projects and any other development projects we may undertake will be subject to the many risks inherent in the expansion or renovation of an existing enterprise or construction of a new enterprise, including unanticipated design, construction, regulatory, environmental and operating problems and lack of demand for our projects. Our current and future projects could also experience:

•	shortages of materials;

•	shortages of skilled labor or work stoppages;

•	unforeseen construction scheduling, engineering, environmental, permitting, construction or geological problems;

•	weather interference, floods, fires or other casualty losses; and

•	unanticipated delays and cost increases.

Our anticipated costs and construction period for projects are based upon budgets, conceptual design documents and construction schedule estimates prepared by us in consultation with our architects and contractors. The cost of any project may vary significantly from initial expectations, and we may have a limited amount of capital resources to fund cost overruns. If we cannot finance cost overruns on a timely basis, the completion of one or more projects may be delayed until adequate funding is available. The completion dates of any of our projects could also differ significantly from expectations for construction-related or other reasons. We cannot assure you that any project will be completed, if at all, on time or within established budgets, or that any project will commence operations as expected or include all of the anticipated amenities, features or facilities. In addition, if any of our projects are completed, we cannot assure you that they will achieve market acceptance, or will result in increased earnings, if any, to us. Significant delays, cost overruns, or failures of our projects to achieve market acceptance could have a material adverse effect on our business, financial condition and results of operations. Furthermore, our projects may not help us compete with new or increased competition in our markets.

Certain permits, licenses and approvals necessary for some of our current or anticipated projects have not yet been obtained. The scope of the approvals required for expansion, development or renovation projects can be extensive and may include gaming approvals, state and local land-use permits and building and zoning permits. Unexpected changes or concessions required by local, state or federal regulatory authorities could involve significant additional costs and delay the scheduled openings of the facilities. We may not receive the necessary permits, licenses and approvals or obtain the necessary permits, licenses and approvals within the anticipated time frame.

In addition, although we design our projects for existing facilities to minimize disruption of existing business operations, expansion and renovation projects require, from time to time, portions of the existing operations to be closed or disrupted. Any significant disruption in operations could have a material adverse effect on our business, financial condition and results of operations.

We face risks associated with growth and acquisitions.

As part of our business strategy, we regularly evaluate opportunities for growth through development of gaming operations in existing or new markets, through acquiring other gaming entertainment facilities or through redeveloping our existing gaming facilities. We also pursue expansion opportunities, including joint ventures, in jurisdictions where casino gaming is not currently permitted in order to be prepared to develop projects upon approval of casino gaming. The expansion of our operations, whether through acquisitions, development or internal growth, could divert management’s attention and could also cause us to incur substantial costs, including legal, professional and consulting fees. There can be no assurance that we will be able to identify, acquire, develop or profitably manage additional companies or operations or successfully integrate such companies or operations into our existing operations without substantial costs, delays or other problems. Additionally, there can be no assurance that we will receive gaming or other necessary licenses for our new projects or that gaming will be approved in jurisdictions where it is not currently approved.

If we are unable to finance our expansion, development and renovation projects as well as other capital expenditures through cash flow, borrowings under our bank credit facility and additional financings, our expansion, development and renovation efforts will be jeopardized.

We intend to finance our current and future expansion, development and renovation projects, as well as our other capital expenditures, primarily with cash flow from operations, borrowings under our bank credit facility and equity or debt financings. If we are unable to finance our current or future expansion, development and renovation projects, or our other capital expenditures, we will have to adopt one or more alternatives, such as reducing or delaying planned expansion, development and renovation projects as well as other capital expenditures, selling assets, restructuring debt, or obtaining additional equity financing or joint venture partners, or modifying our bank credit facility. These sources of funds may not be sufficient to finance our expansion, development and renovation projects, and other financing may not be available on acceptable terms, in a timely manner or at all. In addition, our existing indebtedness contains certain restrictions on our ability to incur additional indebtedness. If we are unable to secure additional financing, we could be forced to limit or suspend expansion, development and renovation projects and other capital expenditures, which may adversely affect our business, financial condition and results of operations.

If we are not ultimately successful in dismissing the action filed against our Treasure Chest Casino property, we may potentially lose our ability to operate the Treasure Chest Casino property and our business, financial condition and results of operations could be materially adversely affected.

Alvin C. Copeland is the sole shareholder of an entity that applied in 1993 for a riverboat license at the location of our Treasure Chest Casino. Copeland was unsuccessful in the application process and has made several attempts to have the Treasure Chest license revoked and awarded to his company. In 1999, Copeland filed a direct action against Treasure Chest and certain other parties seeking the revocation of Treasure Chest’s license, an award of the license to him and monetary damages. The suit was dismissed by the trial court citing that Copeland failed to state a claim on which relief could be granted. The dismissal was appealed by Copeland to the Louisiana First Circuit Court of Appeal. On June 21, 2002, the First Circuit Court of Appeal reversed the trial court’s decision and remanded the matter to the trial court. On January 14, 2003, we filed a motion to dismiss the matter and that motion was denied. The Court of Appeal refused to reverse the denial of the motion to dismiss. In May 2004, we filed additional motions to dismiss on other grounds, which motions are currently pending. It is not possible to determine the likely date of trial, if any, at this time. We intend to vigorously defend the lawsuit. If this matter ultimately results in the Treasure Chest license being revoked, it would have a significant adverse effect on our business, financial condition and results of operations.

We are subject to extensive governmental gaming regulation and taxation policies, which may harm our business.

We are subject to a variety of gaming regulations in the jurisdictions in which we operate. Regulatory authorities at the federal, state and local levels have broad powers with respect to the licensing of casino operations and may revoke, suspend, condition or limit our gaming or other licenses, impose substantial fines and take other actions, any one of which could have a significant adverse effect on our business, financial condition and results of operations. A more detailed description of the regulations to which we are subject is contained under the heading “Governmental Gaming Regulation” in this prospectus supplement.

If additional gaming regulations are adopted in a jurisdiction in which we operate, such regulations could impose restrictions or costs that could have a significant adverse effect on us. From time to time, various proposals are introduced in the legislatures of some of the jurisdictions in which we have existing or planned operations that, if enacted, could adversely affect the tax, regulatory, operational or other aspects of the gaming industry and our company. Legislation of this type may be enacted in the future. The federal government has also previously considered a federal tax on casino revenues and may consider such a tax in the future. In addition, gaming companies are currently subject to significant state and local taxes and fees in addition to normal federal and state corporate income taxes, and such taxes and fees are subject to increase at any time. If there is any material increase in state and local taxes and fees, our business, financial condition and results of operations could be adversely affected.

Our directors, officers and key employees must also be approved by certain state regulatory authorities. If state regulatory authorities were to find a person occupying any such position unsuitable, we would be required to sever our relationship with that person. Certain public and private issuances of securities and certain other transactions by us also require the approval of certain state regulatory authorities.

In addition to gaming regulations, we are also subject to other federal, state and local laws and regulations. These laws and regulations include, but are not limited to, restrictions and conditions concerning alcoholic beverages, environmental matters, employees, currency transactions, taxation, zoning and building codes, and marketing and advertising. Such laws and regulations could change or could be interpreted differently in the future, or new laws and regulations could be enacted. Material changes, new laws or regulations, or material differences in interpretations by courts or governmental authorities could adversely affect our business and our operating results.

Certain of our facilities are located in areas that experience extreme weather conditions.

Certain of our facilities are located in areas that experience extreme weather conditions, including, but not limited to, hurricanes. Extreme weather conditions may interrupt our operations, damage our properties and reduce the number of customers who visit our facilities in the affected areas. For example, our Treasure Chest Casino, which is located near New Orleans, Louisiana, suffered minor damage and was closed for 44 days in 2005 as a result of Hurricane Katrina, and has since reopened with limited hours of operation and limited food and beverage outlets. Additionally, our Delta Downs Racetrack, Casino & Hotel, which is located in southwest Louisiana, suffered significant property damage and closed for 42 days in 2005 as a result of Hurricane Rita, and has since reopened with limited hours of operation and limited food and beverage outlets. Races at Delta Downs are scheduled to resume in April 2006. While we maintain insurance that may cover some of the costs we incur as a result of some extreme weather conditions, our coverage is subject to deductibles and limits on maximum benefits. There can be no assurance that we will be able to fully collect, if at all, on any claims resulting from extreme weather conditions, including claims we have submitted in connection with the damage sustained at our Delta Downs property. We did not submit insurance claims in connection with the hurricane damage sustained by our Treasure Chest property in part because the amount of property damage did not exceed our insurance deductible. If these or any of our other properties are damaged or if their operations are disrupted as a result of extreme weather in the future, or if extreme weather adversely impacts general economic or other conditions in the areas in which our properties are located or from which they draw their patrons, our business and operating results could be materially adversely affected.

Our riverboats and dockside facilities are subject to risks relating to mechanical failure and regulatory compliance.

In addition to being in areas that are often subject to extreme weather conditions, gaming operations conducted on riverboat casinos or at dockside facilities could be lost from service for a variety of other reasons, including casualty, forces of nature, mechanical failure or extended or extraordinary maintenance.

We currently conduct our Treasure Chest, Par-A-Dice, Blue Chip and Sam’s Town Shreveport gaming operations on riverboats. We are also nearing completion of a new riverboat to be used at Blue Chip. Each of our riverboats must comply with U.S. Coast Guard requirements as to boat design, on-board facilities, equipment, personnel and safety. Each riverboat must hold a Certificate of Inspection or must be approved by the American Bureau of Shipping for stabilization and flotation, and may also be subject to local zoning and building codes. The U.S. Coast Guard requirements establish design standards, set limits on the operation of the vessels and require individual licensing of all personnel involved with the operation of the vessels. Loss of a vessel’s Certificate of Inspection or American Bureau of Shipping approval would preclude its use as a casino.

U.S. Coast Guard regulations require a hull inspection for all riverboats at five-year intervals. Under certain circumstances, extensions may be approved. The U.S. Coast Guard may require that such hull inspections be conducted at a U.S. Coast Guard-approved dry-docking facility, and if so required, the travel to and from such docking facility, as well as the time required for inspections of the affected riverboats, could be significant. To date, the U.S. Coast Guard has allowed in-place inspections of some of our riverboats. The U.S. Coast Guard may not allow these types of inspections in the future. The loss of a dockside casino or riverboat casino from service for any period of time could adversely affect our business, financial condition and results of operations.

U.S. Coast Guard regulations also require us to prepare and follow certain security programs. In 2004, we implemented the American Gaming Association’s Alternative Security Program at our riverboat casinos and dockside facilities. The American Gaming Association’s Alternative Security Program is specifically designed to address riverboat casinos and their respective dockside facilities maritime security requirements. Adhering to these regulations could adversely affect our business, financial condition and results of operations.

We draw a significant percentage of our customers from limited geographic regions. Events adversely impacting the economy or these regions, including terrorism and extreme weather, may also impact our business.

Our California Hotel and Casino, Fremont Hotel and Casino and Main Street Station Casino, Brewery and Hotel draw a substantial portion of their customers from the Hawaiian market. For the nine months ended September 30, 2005, patrons from Hawaii comprised approximately 68% of the room nights sold at the California, 59% at the Fremont and 57% at Main Street Station. An increase in fuel costs or transportation prices, a decrease in airplane seat availability, or a deterioration of relations with tour and travel agents, particularly as they affect travel between the Hawaiian market and our facilities, could adversely affect our business, financial condition and results of operations.

Our Las Vegas properties also draw a substantial number of customers from certain other specific geographic areas, including Southern California, Arizona, Las Vegas and the Midwest. Native American casinos in California and other parts of the United States have diverted some potential visitors away from Nevada, which has had and could continue to have a negative affect on Nevada gaming markets. In addition, due to our significant concentration of properties in Nevada, any terrorist activities or disasters in or around Nevada, or the areas from which we draw customers for our Las Vegas properties, could have a significant adverse effect on our business, financial condition and results of operations. Each of our other properties located outside of Nevada depends primarily on visitors from their respective surrounding regions and are subject to comparable risks. The outbreak of public health threats at any of our properties or in the areas in which they are located, or the perception that such threats exist, as well as adverse economic conditions that affect the national or regional economies, whether resulting from war, terrorist activities, other geopolitical conflict, weather or other factors, could have a significant adverse effect on our business, financial condition and results of operations.

In addition, to the extent that the airline industry is negatively impacted due to the outbreak of war, public health threats, terrorist or similar activity, increased security restrictions or the public’s general reluctance to travel by air, our business, financial condition and results of operations could be significantly adversely affected.

Energy price increases may adversely affect our cost of operations and our revenues.

Our casino properties use significant amounts of electricity, natural gas and other forms of energy. In addition, our Hawaiian air charter operation uses a significant amount of jet fuel. While no shortages of energy or fuel have been experienced to date, substantial increases in energy and fuel prices in the United States have negatively affected and may continue to negatively affect, our operating results. The extent of the impact is subject to the magnitude and duration of the energy and fuel price increases, but this impact could be material. In addition, energy and gasoline price increases in cities that constitute a significant source of customers for our properties could result in a decline in disposable income of potential customers and a corresponding decrease in visitation and spending at our properties, which would negatively impact revenues.

Certain of our stockholders own large interests in our capital stock and may significantly influence our affairs.

William S. Boyd, our Chairman and Chief Executive Officer, together with his immediate family, beneficially owned approximately 35% of our outstanding shares of common stock as of September 30, 2005. Michael J. Gaughan, the Chief Executive Officer of Coast Casinos, Inc., a subsidiary of Boyd Gaming, beneficially owned approximately 17% of our outstanding shares of common stock as of September 30, 2005. As a result, the Boyd family and/or Mr. Gaughan have the ability to significantly influence our affairs, including the election of our directors and, except as otherwise provided by law, approving or disapproving other matters submitted to a vote of our stockholders, including a merger, consolidation or sale of assets.

Some of our hotel casinos are located on leased property. If we default on one or more leases, the applicable lessors could terminate the affected leases and we may lose possession of the affected hotel casinos.

We lease certain parcels of land on which The Orleans Hotel and Casino, Suncoast Hotel and Casino, Sam’s Town Tunica, Treasure Chest Casino and Sam’s Town Shreveport are located. In addition, we lease other parcels of land on which portions of the California and Fremont are located. If we were to default on any one or more of these leases, the applicable lessors could terminate the affected leases and we could lose possession of the affected land and any improvements on the land, including the hotel-casinos. This would have a significant negative impact on our financial position and results of operations as we would then be unable to operate all or portions of the affected facilities.

Risks Related to Our Indebtedness

Our substantial indebtedness could adversely affect our operations and financial results and prevent us from fulfilling our obligations under these notes.

We have now, and after the offering will continue to have, a significant amount of indebtedness. We had approximately $2.391 billion and $2.557 billion of long-term debt, including current maturities and excluding carrying value adjustments for the market value of related interest rate swaps at September 30, 2005 and

December 31, 2005, respectively. As of September 30, 2005, we had stockholders’ equity of approximately $1.082 billion.

We expect that our long-term indebtedness will substantially increase in connection with the capital expenditures we anticipate making as a result of our planned expansion, development and renovation projects. Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to these notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which would reduce the availability of our cash flow to fund working capital, capital expenditures, expansion efforts and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds. Failure to comply with these covenants could result in an event of default which, if not cured or waived, could have a significant adverse effect on us.

In addition, following the announcement of our plans regarding Echelon Place, Standard & Poor’s Rating Services revised its outlook on Boyd Gaming to stable from positive and affirmed our credit ratings. Moody’s Investor Services revised its outlook on Boyd Gaming to positive from stable and affirmed our credit ratings following the same announcement. A credit rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization. Changes to our business and the incurrence of additional indebtedness in the future could cause downgrading of our credit rating, which could have a material adverse effect on our business, financial condition and results of operations as well as on our ability to raise additional indebtedness.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including these notes, and to fund planned capital expenditures and expansion efforts will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

It is unlikely that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under our bank credit facility, in amounts sufficient to enable us to pay our indebtedness, including these notes, as such indebtedness matures and to fund our other liquidity needs. We believe that we will need to refinance all or a portion of our indebtedness, at maturity, and cannot assure you that we will be able to refinance any of our indebtedness, including our bank credit facility and these notes, on commercially reasonable terms, or at all. We could have to adopt one or more alternatives, such as reducing or delaying planned expenses and capital expenditures, selling assets, restructuring debt, or obtaining additional equity or debt financing or joint venture partners. These financing strategies may not be effected on satisfactory terms, if at all. In addition, certain states’ laws contain restrictions on the ability of companies engaged in the gaming business to undertake certain financing transactions. Some restrictions may prevent us from obtaining necessary capital.

We and our subsidiaries may still be able to incur substantially more debt, which could further exacerbate the risks described above.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing these notes will not fully prohibit us or our subsidiaries from doing so. Approximately $379.2 million and $161.9 million was available for borrowing under our bank credit facility as of September 30, 2005 and December 31, 2005, respectively. All of those borrowings would be effectively senior to the notes. If new debt is added to our or our subsidiaries’ current debt levels, the related risks that we or they now face could intensify.

Risks Related to this Offering

Your right to receive payments on these notes will be junior to our senior debt, including our bank credit facility, equal with our other senior subordinated debt, and effectively subordinated to the existing and future debt and other liabilities of our subsidiaries.

These notes are unsecured and will be junior to all of our existing and future senior debt, including any amounts we may borrow under our bank credit facility entered into on May 20, 2004, as amended effective as of June 30, 2005, or the “bank credit facility.” In addition, the notes will be effectively subordinated to all of the existing and future debt and other liabilities (including trade payables) of our subsidiaries. In the event of a bankruptcy, liquidation or reorganization or similar proceeding involving us, or our subsidiaries, our assets and those of our subsidiaries that serve as collateral will be available to satisfy the obligations under any secured debt, as well as any senior debt, before any payments are made on the notes.

All payments on the notes will be blocked in the event of a payment default on our senior debt and may be blocked for up to 179 consecutive days in the event of certain non-payment defaults on our senior debt.

In the event of bankruptcy, liquidation or reorganization or similar proceeding relating to us, holders of the notes will participate with trade creditors and all other holders of our subordinated indebtedness in the assets remaining after we have paid all of our senior debt. However, because the indenture will require that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the notes being offered pursuant to this prospectus supplement may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we may not have sufficient funds to pay all of our creditors, and holders of notes may receive less, ratably, than the holders of our senior debt.

We and our subsidiaries had $1.491 billion and $1.657 billion of senior debt (which amounts exclude approximately $3.8 million and $53.8 million, respectively, that was allocated to support various letters of credit), all of which was secured as of September 30, 2005 and December 31, 2005, respectively. In addition, approximately $379.2 million and $161.9 million was available for borrowing under our bank credit facility as of September 30, 2005 and December 31, 2005, respectively.

We are a holding company and depend on the business of our subsidiaries to satisfy our obligations under the notes.

We are a holding company. Our subsidiaries conduct substantially all of our consolidated operations and own substantially all of our consolidated assets. None of our subsidiaries will guarantee the notes being offered pursuant to this prospectus supplement. Consequently, our cash flow and our ability to pay our debts depends on our subsidiaries’ cash flow and their payment of funds to us. Our subsidiaries are not obligated to make funds available to us for payment on the notes or otherwise. In addition, our subsidiaries’ ability to make any payments to us will depend on their earnings, the terms of their indebtedness, business and tax considerations, legal and regulatory restrictions, and economic conditions. The ability of our subsidiaries to make payments to us is also governed by the gaming laws of certain jurisdictions, which place limits on the amount of funds which may be transferred to us and may require prior or subsequent approval for any payments to us. Payments to us are also subject to legal and contractual restrictions. The terms of the credit agreement for the entity that owns the Borgata limits the amount of funds that can be distributed to us. The funds generated by Borgata are primarily used to service its own indebtedness and are not generally available (except to the extent distributions are allowed to be paid to us) to service our indebtedness. Furthermore, our subsidiaries will be permitted under the terms of the indenture governing these notes to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to us. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries will ever permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on the notes when due. See “Description of Other Indebtedness.”

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our bank credit facility will not allow such repurchases.

Our failure to repurchase the notes would be a default under the indenture and also our bank credit facility. In addition, events constituting a change of control and certain asset sales would generally require us to offer to repurchase our 8.75% senior subordinated notes due 2012, of which an aggregate principal amount of $250.0 million is outstanding, our 7.75% senior subordinated notes due 2012, of which an aggregate principal amount of $300.0 million is outstanding, and our 6.75% senior subordinated notes due 2014, of which an aggregate principal amount of $350.0 million is outstanding. It is possible that we will not have sufficient funds at such time to make the required repurchase of notes or that restrictions in our bank credit facility will not allow such repurchases.

In addition to being junior to our bank credit facility and our existing and future senior debt, the notes will not be secured by any of our assets and your right to enforce remedies will be limited by the rights of holders of secured debt and the rights of our subsidiaries’ creditors.

In addition to being subordinated to all of our existing and future debt, other than trade payables and any debt that expressly provides that it ranks equal with or junior in right of payment of the notes, the notes will not be secured by any of our assets. Our obligations under our bank credit facility are secured by liens on substantially all of our assets (other than stock and other equity interests). If we become insolvent or are liquidated, or if payment under our bank credit facility is accelerated, the agent under our bank credit facility will be entitled to exercise the remedies available to a secured lender under applicable law and the bank credit facility. Accordingly, the lenders under our bank credit facility will have a prior claim with respect to such assets and there may not be sufficient assets remaining to pay amounts due on the notes then outstanding. In addition, the notes will be effectively subordinated to all of the existing and future debt and other liabilities of our subsidiaries. As a result, holders of notes sold in this offering may receive less, ratably, than holders of debt that ranks senior to the notes.

An active trading market may not develop for the notes.

The notes will be new securities for which there currently is no trading market. Although we have been informed by the underwriters that they intend to make a market in the notes after this offering is completed, they have no obligation to do so and may discontinue market-making at any time without notice. In addition, market-making activities will be subject to limits imposed by the Securities Act and the Exchange Act. The liquidity of the trading market for the notes, if one develops, and the market price quoted for the notes, may be adversely affected by:

•	changes in the overall market for high yield securities;

•	changes in our financial performance or prospects;

•	the prospects for companies in our industry generally;

•	the number of holders of the notes;

•	the interest of securities dealers in making a market for the notes; and

•	prevailing interest rates.

As a result, you cannot be sure that an active trading market will develop for the notes. We do not intend to list the notes on any national securities exchange or to seek the admission thereof to trading in the Nasdaq National Market. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

You may have to dispose of the notes if your ownership of the notes is determined to be harmful to us.

If the ownership of any of the notes by any person or entity will preclude, interfere with, threaten or delay the issuance, maintenance, existence or reinstatement of any gaming or liquor license, permit or approval, or result in the imposition of burdensome terms or conditions on such license, permit or approval, as determined by any governmental authority or our board of directors, the holder must dispose of the notes within a specified time. If the holder of the notes fails to dispose of them within such time, we have the right to redeem the notes at a price, without accrued interest, if any, equal to the lowest of the holder’s cost, the principal amount of such notes or the average of the current market prices of such notes.

USE OF PROCEEDS

We expect that the net proceeds to us from this offering will be approximately $246.0 million, after deducting underwriting discounts and estimated offering expenses. We intend to apply the full amount of the net proceeds from this offering to repay a portion of the outstanding balance on the revolving portion of our bank credit facility, which amounts may be reborrowed. However, we could also use a portion of the net proceeds from this offering for general corporate purposes, including capital expenditures, pending which such proceeds would be held in highly liquid investments.

Approximately $967.0 million and $1.134 billion was outstanding under the revolving portion of our bank credit facility, as of September 30, 2005 and December 31, 2005, respectively, which has an aggregate revolving commitment of $1.35 billion. The revolving portion of the bank credit facility matures in June 2010. The interest rate on the revolving credit facility is based upon either the agent bank’s quoted base rate or the eurodollar rate, plus an applicable margin that is determined by the level of a predefined financial leverage ratio. In addition, we incur commitment fees on the unused portion of the revolving credit facility that range from 0.20% to 0.375% per annum. The blended interest rate for outstanding borrowings under the bank credit facility was 5.3% at September 30, 2005 and 5.7% at December 31, 2005.

CAPITALIZATION

The following table sets forth our cash position and our consolidated capitalization:

•	as of September 30, 2005; and

•	as adjusted to give effect to the completion of this offering (and the application of the net proceeds therefrom), as if such transactions occurred on September 30, 2005.

	As of September 30, 2005
	Actual	As adjusted for this offering
	(In millions)
Cash and cash equivalents	$139.8	139.8

Long-term debt (including current maturities)(1):
Bank credit facility
Revolver	$967.0	$721.0
Term loan(s)	493.8	493.8
8.75% senior subordinated notes due 2012	250.0	250.0
7.75% senior subordinated notes due 2012	300.0	300.0
6.75% senior subordinated notes due 2014	350.0	350.0
7.125% senior subordinated notes due 2016	—	250.0
Other	30.4	30.4

Total long-term debt	2,391.2	2,395.2
Stockholders’ equity	1,082.0	1,082.0

Total capitalization	$3,473.2	$3,477.2

(1)	Long-term debt excludes $1.9 million of carrying value adjustments for the market value of Boyd Gaming’s related interest rate swaps at September 30, 2005.

GOVERNMENTAL GAMING REGULATION

We are subject to extensive regulation under laws, rules and supervisory procedures primarily in the jurisdictions where our facilities are located or docked. If additional gaming regulations are adopted in a jurisdiction in which we operate, such regulations could impose restrictions or costs that could have a significant adverse effect on us. From time to time, various proposals have been introduced in the legislatures of some of the jurisdictions in which we have existing or planned operations that, if enacted, could adversely affect the tax, regulatory, operational or other aspects of the gaming industry and us. We do not know whether such legislation will be enacted. The federal government has also previously considered a federal tax on casino revenues and the elimination of betting on NCAA events and may consider such a tax or eliminations on betting in the future. In addition, gaming companies are currently subject to significant state and local taxes and fees in addition to normal federal and state corporate income taxes, and such taxes and fees are subject to increase at any time. Any material increase in these taxes or fees could adversely affect us.

Some jurisdictions, including Nevada, Illinois, Indiana, Louisiana, Mississippi and New Jersey, empower their regulators to investigate participation by licensees in gaming outside their jurisdiction and require access to periodic reports respecting those gaming activities. Violations of laws in one jurisdiction could result in disciplinary action in other jurisdictions.

Under provisions of gaming laws in jurisdictions in which we have operations, and under our organizational documents, certain of our securities are subject to restrictions on ownership which may be imposed by specified governmental authorities. The restrictions may require a holder of our securities to dispose of the securities or, if the holder refuses, or is unable, to dispose of the securities, we may be required to repurchase the securities.

The indenture governing the notes will provide that if a holder of a note or beneficial owner of a note is required to be licensed, qualified or found suitable under the applicable gaming laws and is not so licensed, qualified or found suitable within any time period specified by the applicable gaming authority, the holder will be required, at our request, to dispose of its notes within a time period that either we prescribe or such other time period prescribed by the applicable gaming authority, and thereafter, we shall have the right to redeem such holder’s notes. See “Description of Notes—Mandatory Disposition or Redemption Pursuant to Gaming Laws.”

Nevada

The ownership and operation of casino gaming facilities in Nevada are subject to the Nevada Gaming Control Act and the regulations promulgated thereunder, which we refer to as the Nevada Act, and various local regulations. Our gaming operations are subject to the licensing and regulatory control of the Nevada Gaming Commission, which we refer to as the Nevada Commission, the Nevada State Gaming Control Board, which we refer to as the Nevada Board, and the Clark County Liquor and Gaming Licensing Board, which, with the Nevada Commission and the Nevada Board, we collectively refer to as the Nevada Gaming Authorities.

The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy which are concerned with, among other things:

•	the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity;

•	the establishment and maintenance of responsible accounting practices and procedures;

•	the maintenance of effective controls over the financial practices of licensees, including establishing minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues;

•	providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities;

•	the prevention of cheating and fraudulent practices; and

•	the provision of a source of state and local revenues through taxation and licensing fees.

Changes in such laws, regulations and procedures could have an adverse effect on our gaming operations and our business, financial condition and results of operations.

Corporations that operate casinos in Nevada are required to be licensed by the Nevada Gaming Authorities. A gaming license requires the periodic payment of fees and taxes and is not transferable. We are registered by the Nevada Commission as a publicly traded corporation, or a Registered Corporation. As a Registered Corporation, we are required periodically to submit detailed financial and operating reports to the Nevada Commission and furnish any other information which the Nevada Commission may require. We have been found suitable by the Nevada Commission to own the stock of California Hotel and Casino and of Coast Casinos, Inc., or Coast Casinos. California Hotel and Casino is licensed by the Nevada Commission to operate non-restricted gaming activities at the California and Sam’s Town Las Vegas and is additionally registered as a holding corporation and approved by the Nevada Gaming Authorities to own the stock of Mare-Bear, Inc., the operator of the Stardust, Sam-Will, Inc., the operator of the Fremont, Eldorado, Inc., the operator of the Eldorado and Jokers Wild, and M.S.W., Inc., the operator of Main Street Station. Coast Casinos is registered as a holding company and approved by the Nevada Gaming Authorities to own the stock of Coast Hotels and Casinos, Inc., the operator of Gold Coast Hotel and Casino, Barbary Coast Hotel and Casino, The Orleans Hotel and Casino, and Suncoast Hotel and Casino. No person may become a stockholder of, or receive any percentage of profits from, California Hotel and Casino or its subsidiaries or of Coast Casinos or its subsidiary without first obtaining licenses and approvals from the Nevada Gaming Authorities (all of the foregoing entities are collectively referred to as the “Licensed Subsidiaries”). Boyd Gaming and all of its Licensed Subsidiaries have obtained from the Nevada Gaming Authorities the various registrations, approvals, permits and licenses required in order to engage in gaming activities in Nevada.

The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, Boyd Gaming and its Licensed Subsidiaries in order to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Officers, directors and certain key employees of the Licensed Subsidiaries must file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities. Our officers, directors and key employees who are actively and directly involved in gaming activities of the Licensed Subsidiaries may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause which they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. The applicant for licensing or a finding of suitability must pay all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities and, in addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have jurisdiction to disapprove a change in a corporate position.

If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with us or any of our Licensed Subsidiaries, the companies involved would have to sever all relationships with such person. In addition, the Nevada Commission may require Boyd Gaming or any of its Licensed Subsidiaries to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada.

Boyd Gaming and its Licensed Subsidiaries are required to submit detailed financial and operating reports to the Nevada Commission. Substantially all material loans, leases, sales of securities and similar financing transactions by the Licensed Subsidiaries must be reported to, or approved by, the Nevada Commission.

If it were determined that the Nevada Act was violated by any of the Licensed Subsidiaries, the gaming licenses they hold could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, Boyd Gaming and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act at the discretion of the Nevada Commission. Further, a supervisor could be appointed by the Nevada Commission to operate our gaming properties and, under certain circumstances, earnings generated during the supervisor’s appointment (except for reasonable rental value of our gaming properties) could be forfeited to the State of Nevada. Limitation, conditioning or suspension of any gaming license or the appointment of a supervisor could (and revocation of any gaming license would) materially adversely affect our gaming operations and our business, financial condition and results of operations.

Any beneficial holder of our voting securities, regardless of the number of shares owned, may be required to file an application, be investigated and have his suitability as a beneficial holder of our voting securities determined if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.

The Nevada Act requires any person who acquires more than 5% of our voting securities to report the acquisition to the Nevada Commission. The Nevada Act requires that beneficial owners of more than 10% of our voting securities apply to the Nevada Commission for a finding of suitability within 30 days after the Chairman of the Nevada Board mails the written notice requiring such filing. Under certain circumstances, an “institutional investor,” as defined in the Nevada Act, which acquires more than 10%, but not more than 15%, of our voting securities may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of our board of directors, any change in our corporate charter, bylaws, management, policies or operations, or any of our gaming affiliates, or any other action which the Nevada Commission finds to be inconsistent with holding our voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes include only:

•	voting on all matters voted on by stockholders;

•	making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in our management, policies or operations; and

•	such other activities as the Nevada Commission may determine to be consistent with such investment intent.

If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation.

Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Commission or the Chairman of the Nevada Board, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the common stock of a Registered Corporation beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. We are subject to disciplinary action if, after we receive notice that a person is unsuitable to be a stockholder or to have any other relationship with us, California Hotel and Casino or any of our licensed subsidiaries, we:

•	pay that person any dividend or interest upon voting securities of Boyd Gaming;

•	allow that person to exercise, directly or indirectly, any voting right conferred through securities held by the person;

•	pay remuneration in any form to that person for services rendered or otherwise; or

•	fail to pursue all lawful efforts to require such unsuitable person to relinquish their voting securities for cash at fair market value.

Additionally, the Clark County Liquor and Gaming Licensing Board has taken the position that it has the authority to approve all persons owning or controlling the stock of any corporation controlling a gaming license.

The Nevada Commission may, at its discretion, require the holder of any debt security of a Registered Corporation to file applications, be investigated and be found suitable to own the debt security of a Registered Corporation. If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Act, the Registered Corporation can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Commission, it:

•	pays to the unsuitable person any dividend, interest, or any distribution whatsoever;

•	recognizes any voting right by such unsuitable person in connection with such securities;

•	pays the unsuitable person remuneration in any form; or

•	makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction.

We are required to maintain a current stock ledger in Nevada which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. We are also required to render maximum assistance in determining the identity of the beneficial owner. The Nevada Commission has the power to require our securities to bear a legend indicating that the securities are subject to the Nevada Act. However, to date, the Nevada Commission has not imposed such a requirement on us.

We may not make a public offering of our securities without the prior approval of the Nevada Commission if the securities or the proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes. Any representation to the contrary is unlawful. The Nevada Commission granted us prior approval to make public offerings through September 2007, subject to certain conditions. The Nevada Commission’s approval may be rescinded for good cause without prior notice upon the issuance of an interlocutory stop order by the Chairman of the Nevada Board.

Changes in control of Boyd Gaming through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby he obtains control, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a Registered Corporation must satisfy the Nevada Gaming Authorities in a variety of stringent standards prior to assuming control of such Registered Corporation. The Nevada Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchase of voting securities and corporate defense tactics affecting Nevada gaming licensees, and Registered Corporations that are affiliated with those licensees, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada’s gaming industry and to further Nevada’s policy to:

•	assure the financial stability of corporate gaming operators and their affiliates;

•	preserve the beneficial aspects of conducting business in the corporate form; and

•	promote a neutral environment for the orderly governance of corporate affairs.

Approvals are, in certain circumstances, required from the Nevada Commission before we can make exceptional repurchases of voting securities above the current market price thereof and before a corporate acquisition opposed by management can be consummated. As a Registered Corporation, the Nevada Act also requires prior approval of a plan of recapitalization proposed by our board of directors in response to a tender offer made directly to our stockholders for the purposes of acquiring control of us.

License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada, Clark County and the City of Las Vegas. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon any of:

•	a percentage of the gross revenues received;

•	the number of gaming devices operated; or

•	the number of table games operated.

An excise tax is also paid by casino operations upon admission to certain facilities offering live entertainment, including the selling of food, refreshment and merchandise in connection therewith.

Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with such persons, which we refer to as Licensees, and who proposes to become involved in a gaming venture outside of Nevada is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation of the Nevada Board of their participation in such foreign gaming. The revolving fund is subject to increase or decrease in the discretion of the Nevada Commission. Thereafter, Licensees are required to comply with certain reporting requirements imposed by the Nevada Act. Licensees are also subject to disciplinary action by the Nevada Commission if they knowingly violate any laws of the foreign jurisdiction pertaining to the foreign gaming operation, fail to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engage in activities that are harmful to the State of Nevada or its ability to collect gaming taxes and fees, or employ a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the ground of personal unsuitability.

The sale of food or alcoholic beverages at our Nevada casinos is subject to licensing, control and regulation by the applicable local authorities. All licenses are revocable and are not transferable. The agencies involved have full power to limit, condition, suspend or revoke any such license, and any such disciplinary action could, and a revocation would, have a significant adverse effect upon the operations of the affected casino or casinos.

Illinois

We are subject to the jurisdiction of the Illinois gaming authorities as a result of our ownership and operation of Par-A-Dice Hotel Casino in East Peoria, Illinois.

In February 1990, the State of Illinois legalized riverboat gambling. The Illinois Riverboat Gambling Act, which we refer to as the initial Illinois Act, authorizes the five-member Illinois Gaming Board, which we refer to as the Illinois Board, to issue up to ten riverboat gaming owners’ licenses on navigable streams within or forming a boundary of the State of Illinois except for Lake Michigan and any waterway in Cook County, which includes Chicago. Pursuant to the initial Illinois Act, a licensed owner who holds greater than a 10% interest in one riverboat operation, could hold no more than a 10% interest in any other riverboat operation. In addition, the initial Illinois Act restricted the location of certain of the ten owners’ licenses. Four of the licenses were to be located on the Mississippi River, one license was to be at a location on the Illinois River south of Marshall County and one license had to be located on the Des Plaines River in Will County. The remaining licenses were not restricted as to location. Currently, nine owner’s licenses are in operation, including one license in each of Alton, Aurora, East Peoria, East St. Louis, Elgin, Metropolis, Rock Island and two licenses in Joliet.

The tenth license, which was initially granted to an operator in East Dubuque, was not renewed by the Illinois Board and has been the subject of on-going litigation. The Illinois Board entered into a settlement agreement with the operator whereby the ownership interest in the tenth license was to be transferred to a new operator. The Illinois Board initiated a bid process and selected Isle of Capri as the new operator with its gaming operations to be located in Rosemont, Illinois. The Illinois Attorney General, pursuant to her authority, did not approve the settlement agreement which would have permitted the transfer of the ownership interest. Instead, the Illinois Board resumed its license revocation hearing, which had been held in abeyance. On November 15, 2005, the Administrative Law Judge issued his opinion, recommending that the Illinois Board revoke the operator’s license. The record of the proceeding and the Judge’s opinion was reviewed by the Illinois Board and the Illinois Board issued a final order revoking the operator’s license. The operator is entitled to appeal a final Illinois Board order to the Illinois Appellate court. There is no assurance that this process will reach a successful conclusion.

Furthermore, under the initial Illinois Act, no gambling could be conducted while a riverboat was docked. A gaming excursion could last no more than four hours, and a gaming excursion was deemed to have started when the first passenger boarded a riverboat. Gaming could continue during passenger boarding for a period of up to 30 minutes. Gaming was also allowed for a period of up to 30 minutes after the gangplank or its equivalent was lowered, thereby allowing passengers to exit the riverboat. During the 30-minute exit time period, new passengers were not allowed to board the riverboat. Although riverboats were mandated to cruise, there were certain exceptions. If a riverboat captain reasonably determined that either it was unsafe to transport passengers on the waterway due to inclement weather or the riverboat had been rendered temporarily inoperable by unforeseeable mechanical or structural difficulties or river icing, the riverboat could remain dockside or return to the dock. In those situations, a gaming excursion could commence or continue while the gangplank or its equivalent was raised and remained raised, in which event the riverboat was not considered docked. If a gaming excursion had to begin or continue with the gangplank or its equivalent raised, and the riverboat did not leave the dock, entry of new patrons on to the riverboat was prohibited until the completion of the excursion.

In June of 1999, amendments to the Illinois Act, which we refer to as the Amended Illinois Act, were passed by the legislature and signed into law by the Governor. The Amended Illinois Act redefined the conduct of gaming in the state. Pursuant to the Amended Illinois Act, riverboats can conduct gambling without cruising, and passengers can enter and leave a riverboat at any time. In addition, riverboats may now be located upon any water within Illinois, and not just navigable waterways. There is no longer any prohibition of a riverboat being located in Cook County. Riverboats are now defined as self-propelled excursion boats or permanently moored barges. The Amended Illinois Act requires that only three, rather than four, owner’s licenses, be located on the Mississippi River. The 10% ownership prohibition has also been removed. Therefore, subject to certain Illinois Board rules, individuals or entities could own more than one riverboat operation.

The Amended Illinois Act also allows for the relocation of a riverboat home dock. A licensee that was not conducting riverboat gambling on January 1, 1998, may apply to the Illinois Board for renewal and approval of relocation to a new home dock and the Illinois Board shall grant the application and approval of the new home dock upon the licensee providing to the Illinois Board authorization from the new dockside community. Any licensee that relocates in accordance with the provisions of the Amended Illinois Act must attain a level of at least 20% minority ownership of such a gaming operation.

The initial Illinois Act strictly regulates the facilities, persons, associations and practices related to gaming operations. The initial Illinois Act grants the Illinois Board specific powers and duties, and all other powers necessary and proper to fully and effectively execute the initial Illinois Act for the purpose of administering, regulating and enforcing the system of riverboat gaming. The Illinois Board has authority over every person, association, corporation, partnership and trust involved in riverboat gaming operations in the State of Illinois.

The initial Illinois Act requires the owner of a riverboat gaming operation to hold an owner’s license issued by the Illinois Board. Each owner’s license permits the holder to own up to two riverboats, however, gaming participants are limited to 1,200 for any owner’s license. The number of gaming participants will be determined by the number of gaming positions available. Gaming positions are counted as follows:

•	electronic gaming devices positions will be determined as 90% of the total number of devices available for play;

•	craps tables will be counted as having ten gaming positions; and

•	games utilizing live gaming devices, except for craps, will be counted as having five gaming positions.

Each owner’s license initially runs for a period of three years. Thereafter, the license must be renewed annually. Under the Amended Illinois Act, the Board may renew an owner’s license for up to four years. An owner licensee is eligible for renewal upon payment of the applicable fee and a determination by the Illinois Board that the licensee continues to meet all of the requirements of the initial Illinois Act and Illinois Board rules. The owner’s license for Par-A-Dice Riverboat Casino initially expired in February 1995. Since that time, the license has been renewed annually. The most recent renewal approved by the Illinois Board in March of 2004 was for a term of four years. An ownership interest in an owner’s license may not be transferred or pledged as collateral without the prior approval of the Illinois Board.

Pursuant to the Amended Illinois Act, which lifted the 10% ownership prohibition, the Illinois Board established certain rules to effectuate this statutory change. In deciding whether to approve direct or indirect ownership or control of an owner’s license, the Illinois Board shall consider the impact of any economic concentration of the ownership or control. No direct or indirect ownership or control shall be approved which will result in undue economic concentration of the ownership of riverboat gambling operations in Illinois. Undue economic concentration means that a person or entity would have actual or potential domination of riverboat gambling in Illinois sufficient to:

•	substantially impede or suppress competition among holders of owner’s licenses;

•	adversely impact the economic stability of the riverboat casino industry in Illinois; or

•	negatively impact the purposes of the initial Illinois Act, including tourism, economic development, benefits to local communities, and State and local revenues.

The Illinois Board will consider the following criteria in determining whether the approval of the issuance, transfer or holding of a license will create undue economic concentration:

•	the percentage share of the market presently owned or controlled by the person or entity;

•	the estimated increase in the market share if the person or entity is approved to hold the owner’s license;

•	the relative position of other persons or entities that own or control owner’s licenses in Illinois;

•	the current and projected financial condition of the riverboat gaming industry;

•	the current market conditions, including proximity and level of competition, consumer demand, market concentration, and any other relevant characteristics of the market;

•	whether the license to be approved has separate organizational structures or other independent obligations;

•	the potential impact on the projected future growth and development of the riverboat gambling industry, the local communities in which licenses are located, and the State of Illinois;

•	the barriers to entry into the riverboat gambling industry and if the approval of the license will operate as a barrier to new companies and individuals desiring to enter the market;

•	whether the approval of the license is likely to result in enhancing the quality and customer appeal of products and services offered by riverboat casinos in order to maintain or increase their respective market shares;

•	whether a restriction on the approval of the additional license is necessary in order to encourage and preserve competition in casino operations; and

•	any other relevant information.

The initial Illinois Act does not limit the maximum bet or per patron loss. Minimum and maximum wagers on games are set by the owner licensee. Wagering may not be conducted with money or other negotiable currency. No person under the age of 21 is permitted to wager and wagers may only be received from a person present on the riverboat. With respect to electronic gaming devices, the payout percentage may not be less than 80% nor more than 100%.

An admission tax is imposed on the owner of a riverboat operation. Effective July 1, 2003, additional amendments to the Amended Illinois Act were passed by the legislature and signed into law by the Governor (the “Second Amended Illinois Act”). Under the Second Amended Illinois Act, for an owner licensee that admitted 2,300,000 persons or fewer in the previous calendar year, the admission tax is $4.00 per person and for a licensee that admitted more that 2,300,000 persons in the previous calendar year, the admission tax is $5.00. Additionally, a wagering tax is imposed on the adjusted gross receipts, as defined in the initial Illinois Act, of a riverboat operation. As of July 1, 2003, pursuant to the Second Amended Illinois Act, the wagering tax was increased as follows: 15% of annual adjusted gross receipts up to and including $25 million; 27.5% of annual adjusted gross receipts in excess of $25 million but not exceeding $37.5 million; 32.5% of annual adjusted gross receipts in excess of $37.5 million but not exceeding $50 million; 37.5% of annual adjusted gross receipts in excess of $50 million but not exceeding $75 million; 45% of annual adjusted gross receipts in excess of $75 million but not exceeding $100 million; 50% of annual adjusted gross receipts in excess of $100 million but not exceeding $250 million; and 70% of annual adjusted gross receipts in excess of $250 million. The owner licensee is required, on a daily basis, to wire the wagering tax payment to the Illinois Board. The wagering tax as outlined in the Second Amended Illinois Act shall no longer be imposed beginning on the earlier of (i) July 1, 2005; (ii) the first date after the effective date of the Second Amended Illinois Act that riverboat gambling operations are conducted pursuant to the dormant tenth license or (iii) the first day that riverboat gambling operations are conducted under the authority of an owners license that is in addition to the 10 owners’ licenses authorized by the Initial Act. The tax will rollback to the rates as outlined in the Amended Act.

Effective July 1, 2005, additional amendments to the Second Amended Act were passed by the legislature and signed into law by the Governor (the “Third Amended Illinois Act”). Under the Third Amended Act, for an owner that admitted 1,000,000 persons or fewer in calendar year 2004, the admission tax is $2.00 and for all other licensees it is $3.00 per person admitted. Additionally, the wagering tax provisions were “rolled back” to the rates as defined in the Amended Act. Thus, the effective wager tax rates are: 15% of annual adjusted gross receipts up to and including $25,000,000; 22.5% of annual adjusted gross receipts in excess of $25,000,000 but not exceeding $50,000,000; 27.5% of annual adjusted gross receipts in excess of $50,000,000 but not exceeding $75,000,000; 32.5% of annual adjusted gross receipts in excess of $75,000,000 but not exceeding $100,000,000; 37.5% of annual adjusted gross receipts in excess of $100,000,000 but not exceeding $150,000,000; 45% of annual adjusted gross receipts in excess of $150,000,000 but not exceeding $200,000,000; and $50% of annual adjusted gross receipts in excess of $200,000,000. In addition to payment of the above listed amounts, by June 15 of each year, each owner (other than an owner that admitted 1,000,000 or fewer persons in calendar year 2004) must pay to the Illinois Board the amount, if any, by which the base amount for the licensed owner exceeds the amount of tax paid pursuant to the Third Amended Act. The base amount for a riverboat in East Peoria is $43,000,000. This obligation terminates on the earliest of (i) July 1, 2007, (ii) the first day after the effective date of the Third Amended Act that riverboat gambling operations are conducted pursuant to a dormant license, (iii) the first day that riverboat gambling operations are conducted under the authority of an owners license that is in addition to the 10 owners licenses initially authorized, or (iv) the first day that a licensee under the Illinois

Horse Racing Act of 1975 conducts gaming operations with slot machines or other electronic gaming devices. There have been legislative discussions that the current base amount may be adjusted upward as it does not incorporate the amount of tax paid by the riverboat to its local community. Any upward adjustment may be imposed retroactively to the effective date of the Third Amended Illinois Act.

The Illinois Board has the authority to reduce the above mentioned wagering tax obligation imposed under the Third Amended Act by an amount the Board deems reasonable for acts of God, terrorism, bioterrorism or a condition beyond the control of the owner licensee. There can be no assurance that the Illinois legislature will not enact additional legislation regarding admission and wagering tax rates.

In addition to owner’s licenses, the Illinois Board also requires licensing for all vendors of gaming supplies and equipment and for all employees of a riverboat gaming operation. The Illinois Board is authorized to conduct investigations into the conduct of gaming and into alleged violations of the Illinois Act and the Illinois Board rules. Employees and agents of the Illinois Board have access to and may inspect any facilities relating to the riverboat gaming operation.

A holder of any license is subject to the imposition of fines, suspension or revocation of such license, or other action for any act or failure to act by himself or his agents or employees, that is injurious to the public health, safety, morals, good order and general welfare of the people of the State of Illinois, or that would discredit or tend to discredit the Illinois gaming industry or the State of Illinois. Any riverboat operations not conducted in compliance with the initial Illinois Act may constitute an illegal gaming place and consequently may be subject to criminal penalties, which penalties include possible seizure, confiscation and destruction of illegal gaming devices and seizure and sale of riverboats and dock facilities to pay any unsatisfied judgment that may be recovered and any unsatisfied fine that may be levied. The initial Illinois Act also provides for civil penalties, equal to the amount of gross receipts derived from wagering on the gaming, whether unauthorized or authorized, conducted on the day of any violation. The Illinois Board may revoke or suspend licenses, as the Illinois Board may see fit and in compliance with applicable laws of the State of Illinois regarding administrative procedures and may suspend an owner’s license, without notice or hearing, upon a determination that the safety or health of patrons or employees is jeopardized by continuing a riverboat’s operation. The suspension may remain in effect until the Illinois Board determines that the cause for suspension has been abated and it may revoke the owner’s license upon a determination that the owner has not made satisfactory progress toward abating the hazard.

If the Illinois Board has suspended, revoked or refused to renew the license of an owner or if a riverboat gambling operation is closing and the owner is voluntarily surrendering its owner’s license, the Illinois Board may petition the local circuit court (the “Court”) in which the riverboat is situated for appointment of a receiver. The circuit court will have sole jurisdiction over any and all issues pertaining to the appointment of a receiver. The Illinois Board will specify the specific powers, duties and limitations for the receiver, including but not limited to the authority to:

•	hire, fire, promote and discipline personnel and retain outside employees or consultants;

•	take possession of any and all property, including but not limited to its books, records, and papers;

•	preserve or dispose of any and all property;

•	continue and direct the gaming operations under the monitoring of the Illinois Board;

•	discontinue and dissolve the gaming operation;

•	enter into and cancel contracts;

•	borrow money and pledge, mortgage or otherwise encumber the property;

•	pay all secured and unsecured obligations;

•	institute or defend actions by or on behalf of the holder of an owner’s license; and

•	distribute earnings derived from gaming operations in the same manner as admission and wagering taxes are distributed under Sections 12 and 13 of the initial Illinois Act.

The Illinois Board will submit at least three nominees to the Court. The nominees may be individuals or entities selected from an Illinois Board approved list of pre-qualified receivers who meet the same criteria for a finding of preliminary suitability for licensure under Sections 3000.230(c)(2)(B) and (C). In the event that the Illinois Board seeks the appointment of a receiver on an emergency basis, the Illinois Board will submit at least two nominees selected from the Illinois Board approved list of pre-qualified receivers to the Court and will issue a Temporary Operating Permit to the receiver appointed by the Court. A receiver, upon appointment by the court, will before assuming his or her duties, execute and post the same bond as an owner’s licensee pursuant to Section 10 of the initial Illinois Act.

The receiver will function as an independent contractor, subject to the direction of the Court. However, the receiver will also provide to the Illinois Board regular reports and provide any information deemed necessary for the Illinois Board to ascertain the receiver’s compliance with all applicable rules and laws. From time to time, the Illinois Board may, at its sole discretion, report to the Court on the receiver’s level of compliance and any other information deemed appropriate for disclosure to the Court. The term and compensation of the receiver shall be set by the Court. The receiver will provide to the Court and the Illinois Board at least 30 days written notice of any intent to withdraw from the appointment or to seek modification of the appointment. Except as otherwise provided by action to the Illinois Board, the gaming operation will be deemed a licensed operation subject to all rules of the Illinois Board during the tenure of any receivership.

The Illinois Board requires that a “Key Person” of an owner licensee submit a Personal Disclosure or Business Entity Form and be investigated and approved by the Illinois Board. The Illinois Board shall certify for each applicant for or holder of an owner’s license each position, individual or Business Entity that is to be approved by the Board and maintain suitability as a Key Person. With respect to an applicant for or the holder of an owner’s license, Key Person shall include:

•	any Business Entity and any individual with an ownership interest or voting rights of more than 5% in the licensee or applicant, and the trustee of any trust holding such ownership interest or voting rights;

•	the directors of the licensee or applicant and its chief executive officer, president and chief operating officer, or their functional equivalents; and

•	all other individuals or Business Entities that, upon review of the applicant’s or licensees Table of Organization, Ownership and Control (as discussed below), the Board determines hold a position or a level of ownership, control or influence that is material to the regulatory concerns and obligations of the Illinois Board for the specified licensee or applicant.

In order to assist the Illinois Board in its determination of Key Persons, applicants for or holders of an owner’s license shall provide to the Illinois Board a Table of Organization, Ownership and Control, which we refer to as the Table. The Table will identify in sufficient detail the hierarchy of individuals and Business Entities that, through direct or indirect means, manage own or control the interest and assets of the applicant or licensee holder. If a Business Entity identified in the Table is a publicly traded company, the following information must be provided in the Table:

•	the name and percentage of ownership interest of each individual or Business Entity with ownership of more than 5% of the voting shares of the entity, to the extent such information is known or contained in Schedule 13D or 13G of Securities and Exchange Commission filings;

•	to the extent known, the names and percentage of interest of ownership of persons who are relatives of one another and who together (as individuals or through trusts) exercise control over or own more than 10% of the voting shares of the entity; and

•	any trust holding more than 5% ownership or voting interest in the entity, to the extent such information is known or contained in Schedule 13D or 13G of Securities and Exchange Commission filings. The Table may be disclosed under the Freedom of Information Act.

Each owner licensee must provide a means for the economic disassociation of a Key Person in the event such economic disassociation is required by an order of the Illinois Board. Based upon findings from an investigation into the character, reputation, experience, associations, business probity and financial integrity of a Key Person, the Illinois Board may enter an order upon the licensee or require the economic disassociation of such Key Person.

Furthermore, each applicant or owner licensee must disclose the identity of every person, association, trust or corporation having a greater than 1% direct or indirect pecuniary interest in an owner licensee or in the riverboat gaming operation with respect to which the license is sought. The Illinois Board may also require an applicant or owner licensee to disclose any other principal or investor and require the investigation and approval of such individuals.

The Illinois Board (unless the investor qualifies as an Institutional Investor) requires a Personal Disclosure Form from any person or entity who or which, individually or in association with others, acquires directly or indirectly, beneficial ownership of more than 5% of any class of voting securities or non-voting securities convertible into voting securities of a publicly-traded corporation which holds an ownership interest in the holder of an owner’s license. If the Illinois Board denies an application for such a transfer and if no hearing is requested, the applicant for the transfer of ownership interest must promptly divest those shares in the publicly-traded parent corporation. The holder of an owner’s license would not be able to distribute profits to a publicly-traded parent corporation until such shares have been divested. If a hearing is requested, the shares need not be divested and profits may be distributed to a publicly-held parent corporation pending the issuance of a final order from the Illinois Board.

An Institutional Investor that individually or jointly with others, cumulatively acquires, directly or indirectly, 5% or more of any class of voting securities of a publicly-traded licensee or a licensee’s publicly-traded parent corporation shall, within no less than ten days after acquiring such securities, notify the Administrator of the Board of such ownership and shall provide any additional information as may be required. If an Institutional Investor (as specified above) acquires 10% or more of any class of voting securities of a publicly-traded licensee or a licensee’s publicly-traded parent corporation, then it shall file an Institutional Investor Disclosure Form within 45 days after acquiring such level of ownership interest. The owner licensee shall notify the Administrator as soon as possible after it becomes aware that it or its parent is involved in an ownership acquisition by an Institutional Investor. The Institutional Investor also has an obligation to notify the Administrator of its ownership interest.

In addition to Institutional Investor Disclosure Forms, certain other forms may be required to be submitted to the Illinois Board. An owner-licensee must submit a Marketing Agent Form to the Illinois Board for each Marketing Agent with whom it intends to do business. A Marketing Agent is a person or entity, other than a junketeer or an employee of a riverboat gaming operation, who is compensated by the riverboat gaming operation in excess of $100 per patron per trip for identifying and recruiting patrons. Key Persons of owner-licensees must submit Trust Identification Forms for trusts, excluding land trusts, for which they are a grantor, trustee or beneficiary each time such a trust relationship is established, amended or terminated.

Applicants for and holders of an owner’s license are required to obtain formal approval from the Illinois Board for changes in the following areas:

•	Key Persons;

•	type of entity;

•	equity and debt capitalization of the entity;

•	investors or debt holders;

•	source of funds;

•	applicant’s economic development plan;

•	riverboat capacity or significant design change;

•	gaming positions;

•	anticipated economic impact; or

•	agreements, oral or written, relating to the acquisition or disposition of property (real or personal) of a value greater than $1 million.

A holder of an owner’s license is allowed to make distributions to its stockholders only to the extent that such distribution would not impair the financial viability of the gaming operation. Factors to be considered by the licensee include, but are not limited to, the following:

•	cash flow, casino cash and working capital requirements;

•	debt service requirements, obligations and covenants associated with financial instruments;

•	requirements for repairs and maintenance and capital improvements;

•	employment or economic development requirements of the Amended Illinois Act; and

•	a licensee’s financial projections.

The Illinois Board may waive any licensing requirement or procedure provided by rule if it determines that such waiver is in the best interests of the public and the gaming industry. Also, the Illinois Board may, from time to time, amend or change its rules.

From time to time, various proposals have been introduced in the Illinois legislature that, if enacted, would affect the taxation, regulation, operation or other aspects of the gaming industry or Boyd Gaming. Some of this legislation, if enacted, could adversely affect the gaming industry or Boyd Gaming. No assurance can be given whether such legislation or similar legislation will be enacted.

Uncertainty exists regarding the Illinois gaming regulatory environment due to limited experience in interpreting the Illinois Act.

New Jersey

On June 11, 2003 the New Jersey Casino Control Commission, or NJCCC, found that Marina District Development Company, LLC, a New Jersey limited liability company (the “Operating Company”) complied with all the requirements of the Casino Control Act for the issuance of a casino license to own and operate Borgata. The effective date of the license was July 2, 2003, the date the NJCCC Commission issued the Operating Company with an Operation Certificate. Such casino license was valid for a one year period and was renewed in June of 2004 for an additional one year period. On June 30, 2005 the casino license of the Operating Company was renewed for a five year period and is subject to successive five year renewal periods thereafter.

MDDC is a wholly-owned subsidiary of Marina District Development Holding Company, LLC (the “Holding Company”), i.e. the Holding Company is the sole member of the Operating Company. Boyd Atlantic City, Inc., or BAC and MAC Corp., a wholly-owned subsidiary of Mirage Resorts, Inc., or MAC, are members of the Holding Company and have 50% ownership interests therein, and BAC is the Managing Member of the Holding Company.

The ownership and operation of casino gaming facilities in New Jersey are subject to the Casino Control Act. In general, the Casino Control Act and the regulations promulgated thereunder contain detailed provisions concerning, among other things:

•	the granting of casino licenses;

•	the suitability of the approved hotel facility and the amount of authorized casino space and gaming units permitted therein;

•	the qualification of natural persons and entities related to the casino licensee;

•	the licensing and registration of employees and vendors of casino licensees;

•	the rules of the games;

•	the selling and redeeming of gaming chips;

•	the granting and duration of credit and the enforceability of gaming debts;

•	the management control procedures, accountability, and cash control methods and reports to gaming agencies;

•	the security standards;

•	the manufacture and distribution of gaming equipment;

•	the equal opportunity for employees and casino operators, contractors of casino facilities, and others; and

•	the advertising, entertainment, and alcoholic beverages.

The NJCCC is empowered under the Casino Control Act to regulate a wide spectrum of gaming and non-gaming related activities and to approve the form of ownership and financial structure of not only a casino licensee, but also its entity qualifiers and intermediary and holding companies.

No casino hotel facility may operate unless the appropriate license and approvals are obtained from the NJCCC, which has broad discretion with regard to the issuance, renewal, revocation, and suspension of such licenses and approvals, which are nontransferable. The qualification criteria with respect to the holder of a casino license include the following:

•	its financial stability, integrity and responsibility;

•	the integrity and adequacy of its financial resources which bear any relation to the casino project;

•	its good character, honesty, and integrity; and

•	the sufficiency of its business ability and casino experience to establish the likelihood of creation and maintenance of a successful, efficient casino operation.

The NJCCC may reopen licensing hearings at any time and must reopen a licensing hearing at the request of the New Jersey Division of Gaming Enforcement, or the NJDGE.

To be considered financially stable, a licensee must demonstrate the following ability:

•	to pay winning wagers when due;

•	to achieve a gross operating profit;

•	to pay all local, state, and federal taxes when due;

•	to make necessary capital and maintenance expenditures to insure that it has a superior first-class facility; and

•	to pay, exchange, refinance or extend debts which will mature and become due and payable during the license term.

In the event a licensee fails to demonstrate financial stability, the NJCCC may take such action as it deems necessary to fulfill the purposes of the Casino Control Act and protect the public interest, including:

•	issuing conditional license approvals or determinations;

•	establishing an appropriate cure period;

•	imposing reporting requirements;

•	placing restrictions on the transfer of cash or the assumption of liability;

•	requiring reasonable reserves or trust accounts;

•	denying licensure; or

•	appointing a conservator.

Pursuant to the Casino Control Act, NJCCC regulations and precedent, no entity may hold a casino license unless:

•	each officer, director, principal employee, person who directly or indirectly holds any beneficial interest or ownership in the licensee;

•	each person who in the opinion of the NJCCC has the ability to control or elect a majority of the board of directors of the licensee (other than a banking or other licensed lending institution which makes a loan or holds a mortgage or other loan acquired in the ordinary course of business); and

•	any lender, whom the NJCCC may consider appropriate, obtains and maintains qualification approval from the NJCCC. Qualification approval means qualification requirements as a casino key employee, as described below.

An entity qualifier or intermediary or holding company is required to register with the NJCCC and meet the same basic standards for approval as a casino licensee; provided, however, that the NJCCC, with the concurrence of the Director of the NJDGE, may waive compliance by a publicly-traded corporate holding company as to any officer, director, lender, underwriter, agent or employee thereof, or person directly or indirectly holding a beneficial interest or ownership of the securities of such company, where the NJCCC and the Director of the NJDGE are satisfied that such persons are not significantly involved in the activities of the corporate licensee, and in the case of security holders, do not have the ability to control the publicly-traded corporation or elect one or more of its directors.

The NJCCC may require all financial backers, investors, mortgagors, bond holders and holders of notes or other evidence of indebtedness, either in effect or proposed, which bears any relation to the casino project, publicly-traded securities of an entity which holds a casino license or is an entity qualifier, subsidiary, or holding company of a casino licensee (a Regulated Company), to qualify as financial sources.

An Institutional Investor is defined by the Casino Control Act as any:

•	retirement fund administered by a public agency for the exclusive benefit of federal, state, or local public employees;

•	investment company registered under the Investment Company Act of 1940;

•	collective investment trust organized by banks under Part Nine of the Rules of the Comptroller of the Currency;

•	closed end investment trust;

•	chartered or licensed life insurance company or property and casualty insurance company;

•	banking and other chartered or licensed lending institution;

•	investment advisor registered under the Investment Advisers Act of 1940; and

•	such other persons as the NJCCC may determine for reasons consistent with the policies of the Casino Control Act.

An Institutional Investor is granted a waiver by the NJCCC from financial source or other qualification requirements applicable to a holder of publicly-traded securities, in the absence of a prima facie showing by the NJDGE that there is any cause to believe that the Institutional Investor may be found unqualified, on the basis of NJCCC findings that:

•	its holdings were purchased for investment purposes only and, upon request by the NJCCC, it files a certified statement to the effect that is has no intention of influencing or affecting the affairs of the issuer, the casino licensee or its holding or intermediary companies; provided, however, that the Institutional Investor will be permitted to vote on matters put to the vote of the outstanding security holders; and

•	if the securities are debt securities of a casino licensee’s holding or intermediary companies or another subsidiary company of the casino licensee’s holding or intermediary companies which is related in any way to the financing of the casino licensee and represent either:

•	20% or less of the total outstanding debt of the company; or

•	50% or less of any issue of outstanding debt of the company;

•	the securities are under 10% of the equity securities of a casino licensee’s holding or intermediary companies; or

•	if the securities so held exceed such percentages, upon a showing of good cause. The NJCCC may grant a waiver of qualification to an Institutional Investor holding a higher percentage of such securities upon a showing of good cause and if the conditions specified above are met.

Generally, the NJCCC requires each institutional holder seeking waiver of qualification to execute a certification to the effect that:

•	the holder has reviewed the definition of Institutional Investor under the Casino Control Act and believes that it meets the definition of Institutional Investor;

•	the securities are those of a publicly-traded corporation;

•	the holder purchased the securities for investment purposes only and holds them in the ordinary course of business;

•	the holder has no involvement in the business activities of, and no intention of influencing or affecting the affairs of the issuer, the casino licensee, or any affiliate; and

•	if the holder subsequently determines to influence or affect the affairs of the issuer, the casino licensee or any affiliate, will provide not less than 30 days’ prior notice of such intent and will file with the NJCCC an application for qualification before taking any such action.

If an Institutional Investor changes its investment intent, or if the NJCCC finds reasonable cause to believe that it may be found unqualified, the Institutional Investor may take no action with respect to the security holdings, other than to divest itself of such holdings, until it has applied for interim casino authorization and has executed a trust agreement pursuant to such an application.

The Casino Control Act imposes certain restrictions upon the issuance, ownership, and transfer of securities of a Regulated Company, and defines the term “security” to include instruments which evidence a direct or indirect beneficial ownership or creditor interest in a Regulated Company including, but not limited to, mortgages, debentures, security agreements, notes and warrants.

If the NJCCC finds that a holder of such securities is not qualified under the Casino Control Act, it has the right to take any remedial action it may deem appropriate, including the right to force divestiture by such disqualified holder of such securities. In the event that certain disqualified holders fail to divest themselves of such securities, the NJCCC has the power to revoke or suspend the casino license affiliated with the Regulated Company which issued the securities. If a holder is found unqualified, it is unlawful for the holder:

•	to exercise, directly or through any trustee or nominee, any right conferred by such securities; or

•	to receive any dividends or interest upon any such securities or any remuneration, in any form, from its affiliated casino licensee for services rendered or otherwise.

With respect to non-publicly-traded securities, the Casino Control Act and NJCCC regulations require that the corporate charter or partnership agreement of a Regulated Company establish:

•	a right in the NJCCC of prior approval with regard to transfers of securities, shares and other interests; and

•	an absolute right in the Regulated Company to repurchase at the market price or the purchase price, whichever is the lesser, any such security, share, or other interest in the event that the NJCCC disapproves a transfer.

With respect to publicly-traded securities, such corporate charter or partnership agreement is required to establish that any such securities of the entity are held subject to the condition that, if a holder thereof is found to be disqualified by the NJCCC, such holder shall dispose of such securities.

Whenever any person enters into a contract to transfer any property which relates to an on-going casino operation, including a security of the casino licensee or a holding or intermediary company or entity qualifier, under circumstances which would require that the transferee obtain licensure or be qualified under the Casino Control Act, and that person is not already licensed or qualified, the transferee is required to apply for interim authorization. Furthermore, the closing or settlement date in the contract may not be earlier than the 121st day after the submission of a complete application for licensure or qualification together with a fully executed trust agreement in a form approved by the NJCCC. If, after the report of the NJDGE and a hearing by the NJCCC, the NJCCC grants interim authorization, the property will be subject to a trust. If the NJCCC denies interim authorization, the contract may not close or settle until the NJCCC makes a determination on the qualifications of the applicant. If the NJCCC denies qualification, the contract will be terminated for all purposes, and there will be no liability on the part of the transferor.

If, as the result of a transfer of publicly-traded securities of a Regulated Company or a financing entity of a Regulated Company, any person is required to qualify under the Casino Control Act, that person is required to file an application for licensure or qualification within 30 days after the NJCCC determines that qualification is required or declines to waive qualification.

The application must include a fully executed trust agreement in a form approved by the NJCCC, or in the alternative, within 120 days after the NJCCC determines that qualification is required, the person whose qualification is required must divest such securities as the NJCCC may require in order to remove the need to qualify.

The NJCCC may grant interim casino authorization where it finds by clear and convincing evidence that:

•	statements of compliance have been issued pursuant to the Casino Control Act;

•	the casino hotel is an approved hotel in accordance with the Casino Control Act;

•	the trustee satisfies qualification criteria applicable to casino key employees, except for residency; and

•	interim operation will best serve the interests of the public.

When the NJCCC finds the applicant qualified, the trust will terminate. If the NJCCC denies qualification to a person who has received interim casino authorization, the trustee is required to endeavor, and is authorized, to sell, assign, convey, or otherwise dispose of the property subject to the trust to such persons who are licensed or qualified or shall themselves obtain interim casino authorization.

Where a holder of publicly-traded securities is required, in applying for qualification as a financial source or qualifier, to transfer such securities to a trust in application for interim casino authorization and the NJCCC thereafter orders that the trust become operative:

•	during the time the trust is operative, the holder may not participate in the earnings of the casino hotel or receive any return on its investment or debt security holdings; and

•	after disposition, if any, of the securities by the trustee, proceeds distributed to the unqualified holder may not exceed the lower of their actual cost to the unqualified holder or their value calculated as if the investment had been made on the date the trust became operative.

The NJCCC may permit a licensee to increase its casino space if the licensee agrees to add a prescribed number of qualifying sleeping units within two years after the commencement of gaming operations in the additional casino space. However, if the casino licensee does not fulfill such agreement due to conditions within its control, the licensee will be required to close the additional casino space, or any portion of thereof that the NJCCC determines should be closed.

The NJCCC is authorized to establish annual fees for the renewal of casino licenses. The renewal fee is based upon the cost of maintaining control and regulatory activities prescribed by the Casino Control Act, and may not be less than $100,000 for a one-year casino license nor less than $200,000 for a four-year casino license. Additionally, casino licenses are subject to potential assessments to fund any annual operating deficits incurred by the NJCCC or the NJDGE. There is also an annual license fee of $500 for each slot machine maintained for use or in use in any casino. Additionally, each casino licensee is also required to pay an annual tax of 8% on its gross casino revenues. Finally, commencing in state fiscal years 2004 through 2006, a tax at the rate of 7.5% has been imposed on the adjusted net income of a casino licensee.

Each party to an agreement for the management of a casino is required to hold a casino license, and the party who is to manage the casino must own at least 10% of all the outstanding equity securities of the casino licensee. Such an agreement shall provide for:

•	the complete management of the casino;

•	the sole and unrestricted power to direct the casino operations; and

•	a term long enough to ensure the reasonable continuity, stability, independence and management of the casino.

An investment alternative tax imposed on the gross casino revenues of each licensee in the amount of 2.5% is due and payable on the last day of April following the end of the calendar year. A licensee is obligated to pay the investment alternative tax for a period of 30 years. This investment alternative tax may be offset by investment tax credits equal to 1.25% of gross gaming revenue, which are obtained by purchasing bonds issued by, or investing in housing or other development projects approved by, the Casino Reinvestment Development Authority.

If, at any time, it is determined that a Regulated Company has violated the Casino Control Act, or that any such entity cannot meet the qualification requirements of the Casino Control Act, such entity could be subject to fines or the suspension or revocation of its license or qualification. If a Regulated Company’s license is suspended for a period in excess of 120 days or revoked, or upon the failure or refusal to renew a casino license, the NJCCC could appoint a conservator to operate or dispose of such entity’s casino hotel facilities. The conservator would be required to act under the direct supervision of the NJCCC and would be charged with the duty of conserving, preserving and, if permitted, continuing the operation of such casino hotel. During the period of true conservatorship, a former or suspended casino licensee is entitled to a fair rate of return out of net earnings, if any, on the property retained by the conservator. The NJCCC may also discontinue any conservatorship action and direct the conservator to take such steps as are necessary to affect an orderly transfer of the property of a former or suspended casino licensee.

Casino employees are subject to more stringent requirements than non-casino employees and must meet applicable standards pertaining to financial stability, responsibility, good character, honesty, integrity and New Jersey residency. These requirements have resulted in significant competition among Atlantic City casino operators for the services of qualified employees.

Casinos must follow certain procedures which are outlined in the Casino Control Act when granting gaming credit and recording counter checks which have been exchanged, redeemed or consolidated. Gaming debts arising in Atlantic City in accordance with applicable regulations are enforceable in the courts of the State of New Jersey.

Louisiana

In the State of Louisiana, the Company, through wholly owned subsidiaries, owns and operates three gaming properties: Treasure Chest Casino in Kenner, Delta Downs Racetrack, Casino & Hotel in Vinton and Sam’s Town Hotel and Casino in Shreveport. The operation and management of riverboat casinos, slot machine operations at certain racetracks and live racing facilities in Louisiana are subject to extensive state regulation. The Louisiana Riverboat Economic Development and Gaming Control Act, or the Riverboat Act, became effective on July 19, 1991. The Louisiana Pari-Mutuel Live Racing Facility Economic Redevelopment and Gaming Control Act, or the Slots Act, became effective on July 9, 1997. The statutory scheme regulating live and off-track betting, or the Horse Racing Act, has been in existence for decades.

The Riverboat Act states, among other things, that certain of the policies of the State of Louisiana are:

•	to develop a historic riverboat industry that will assist in the growth of the tourism market;

•	to license and supervise the riverboat industry from the period of construction through actual operation;

•	to regulate the operators, manufacturers, suppliers and distributors of gaming devices; and

•	to license all entities involved in the riverboat gaming industry.

The Slots Act states, among other things, that certain policies of the State of Louisiana are:

•	to revitalize and rehabilitate pari-mutuel racing facilities through the allowance of slot machine operations at certain racetracks; and

•	to regulate and license owners of such facilities.

The Horse Racing Act states, among other things, that certain policies of the State of Louisiana are:

•	to encourage the development of horse racing with pari-mutuel wagering on a high plane;

•	to encourage the development and ownership of race horses;

•	to regulate the business of racing horses and to provide the orderly conduct of racing;

•	to provide financial assistance to encourage the business of racing horses; and

•	to provide a program for the regulation, ownership, possession, licensing, keeping, breeding and inoculation of horses.

Both the Riverboat Act and the Slots Act make it clear, however, that no holder of a license or permit possesses any vested interest in such license or permit and that the license or permit may be revoked at any time.

In a special session held in April 1996, the Louisiana legislature passed the Louisiana Gaming Control Act, or the Gaming Control Act, which created the Louisiana Gaming Control Board, or the Gaming Control Board. Pursuant to the Gaming Control Act, all of the regulatory authority, control and jurisdiction of licensing for both riverboats and slot facilities was transferred to the Gaming Control Board. The Gaming Control Board came into existence on May 1, 1996 and is made up of nine members and two ex-officio members (the Secretary of Revenue and Taxation and the superintendent of Louisiana State Police). It is domiciled in Baton Rouge and regulates riverboat gaming, the land-based casino in New Orleans, racetrack slot facilities and video poker. The Attorney General acts as legal counsel to the Gaming Control Board. Any material alteration in the method whereby riverboat gaming or slot facilities is regulated in the State of Louisiana could have an adverse effect on the operations of the Treasure Chest, Delta Downs and Sam’s Town Shreveport.

Riverboats

The Louisiana legislature also passed legislation requiring each parish (county) where riverboat gaming is currently authorized to hold an election in order for the voters to decide whether riverboat gaming will remain legal in that parish. Treasure Chest is located in Jefferson Parish, Louisiana. Jefferson Parish approved riverboat gaming at a special election held on November 6, 1996. Sam’s Town Shreveport is located in Caddo Parish, Louisiana which approved riverboat gaming at the special election held on November 6, 1996.

The Riverboat Act approved the conducting of gaming activities on a riverboat, in accordance with the Riverboat Act, on twelve separate waterways in Louisiana. The Riverboat Act allows the Gaming Control Board to issue up to fifteen licenses to operate riverboat gaming projects within the state, with no more than six in any one parish. There are presently fifteen licenses issued and twelve riverboats operating currently. Three riverboats are not operational due to recent storms. The Belle of New Orleans on Lake Pontchartrain is not operational due to Hurricane Katrina. Both Harrah’s riverboats in Lake Charles are not operational due to Hurricane Rita. Pursuant to the Riverboat Act and the regulations promulgated thereunder, each applicant which desired to operate a riverboat casino in Louisiana was required to file a number of separate applications for a Certificate of Preliminary Approval, all necessary gaming licenses and a Certificate of Final Approval. No final Certificate was issued without all necessary and proper certificates from all regulatory agencies, including the U.S. Coast Guard, the U.S. Army Corps of Engineers, local port authorities and local levee authorities.

Both the Treasure Chest project and the Sam’s Town Shreveport project applications for a Certificate of Preliminary Approval were properly filed and each received a Certificate of Preliminary Approval in 1993 (at that time Sam’s Town Shreveport was owned by Harrah’s Entertainment) and both received their original license in 1994. These licenses have been renewed and are subject to certain general operational conditions and are subject to revocation pursuant to applicable laws and regulations.

We and certain of our directors and officers and certain of our key personnel were found suitable to operate riverboat gaming in the State of Louisiana. New directors, officers and certain key employees associated with gaming must also be found suitable by the Gaming Control Board prior to working in gaming-related areas. These approvals may be immediately revoked for a number of causes as determined by the Gaming Control Board. The Gaming Control Board may deny any application for a certificate, permit or license for any cause found to be reasonable by the Gaming Control Board. The Gaming Control Board has the authority to require us to sever our relationships with any persons for any cause deemed reasonable by the Gaming Control Board or for the failure of that person to file necessary applications with the Gaming Control Board.

The current Louisiana riverboat gaming license of Treasure Chest was valid for five years and was to expire on May 18, 2005. An application for renewal was filed and, in January 2005, the renewal was approved by the Gaming Control Board for an additional five-year period. The Sam’s Town Shreveport license was to expire in March of 2005 and in January 2005, the renewal was approved by the Gaming Control Board for an additional five-year period.

The Company is involved in legal proceedings with an unsuccessful applicant for the original Treasure Chest riverboat license in Louisiana.

Alvin C. Copeland, the sole shareholder of an unsuccessful applicant for a riverboat license at the location of our Treasure Chest Casino, has made several attempts to have the Treasure Chest license revoked and awarded to his company. In 1999 and 2000, Copeland unsuccessfully opposed the renewal of the Treasure Chest license and has brought two separate legal actions against us. In November 1993, Copeland objected to the relocation of Treasure Chest Casino from the Mississippi River to its current site on Lake Pontchartrain. The predecessor to the Louisiana Gaming Control Board allowed the relocation over Copeland’s objection. Copeland then filed an appeal of the agency’s decision with the Nineteenth Judicial District Court. Through a number of amendments to the appeal, Copeland improperly attempted to transform the appeal into a direct action suit and sought the revocation of the Treasure Chest license. Treasure Chest intervened in the matter in order to protect its interests. The appeal/suit, as it related to Treasure Chest Casino, was dismissed by the District Court and that dismissal was upheld on appeal by the First Circuit Court of Appeal. Additionally, in 1999, Copeland filed a direct action against Treasure Chest and certain other parties seeking the revocation of Treasure Chest’s license, an award of the license to him and monetary damages. The suit was dismissed by the trial court citing that Copeland failed to state a claim on which relief could be granted. The dismissal was appealed by Copeland to the First Circuit Court of Appeal. On June 21, 2002, the First Circuit Court of Appeal reversed the trial court’s decision and remanded the matter to the trial court. On January 14, 2003, we filed a motion to dismiss the matter and that motion was denied. We currently are vigorously defending the lawsuit.

If this matter ultimately results in the Treasure Chest license being revoked, it would have a significant adverse effect on our business, financial condition and results of operations.

Annual fees are currently charged to each riverboat project as follows:

•	$50,000 per year for the first year and $100,000 for each year thereafter; and

•	21.5% of net gaming proceeds.

Additionally, each local government may charge a boarding fee or admissions tax. Treasure Chest pays the City of Kenner a fee of $2.50 per passenger boarding the vessel. Sam’s Town Shreveport pays admission taxes of 4.75% of adjusted gross receipts to various local governmental bodies. Any increase in these fees or taxes could have a material and detrimental effect on the operations of Treasure Chest and Sam’s Town.

Slot Facilities

The Slots Act allows for three separate “eligible facilities” to operate slot machines at live horse racing pari-mutuel facilities (one each in Calcasieu Parish, St. Landry Parish and Bossier Parish). Each facility may, upon proper licensure, operate slot machines in up to 15,000 square feet of gaming space.

On October 30, 2001, the Louisiana Gaming Control Board granted us a gaming license to operate slot machines at Delta Downs. However, suits by competitors, Isle of Capri and Harrah’s of Lake Charles delayed the opening of the facility. These suits have since been dismissed with prejudice in favor of Delta Downs.

Gaming licenses and approvals are issued by the Gaming Control Board, and are subject to revocation for any cause deemed reasonable by the Gaming Control Board. Our operation of slot machines at Delta Downs is subject to strict regulation by the Gaming Control Board and the Louisiana State Police. Extensive regulations concerning accounting, internal controls, underage patrons and other aspects of slot machine operations have been promulgated by the Gaming Control Board. Failure to adhere to these rules and regulations can result in substantial fines and the suspension or revocation of the license to conduct slot machine operations. Any failure to comply with the Louisiana Gaming Control Board’s rules or regulations in the future could ultimately result in the revocation of our license to operate slot machines at Delta Downs.

Annual Fees and taxes currently charged Delta Downs under the Slots Acts are as follows:

•	15% of the annual net slot machine proceeds are dedicated to supplement purses of the live horse race meets held at the facility;

•	3% of the annual net slot machine proceeds dedicated to horse breeders associations;

•	18.5% taxable net slot machine proceeds are paid to the state;

•	$0.25 per person attending live racing and off-track betting facilities during those periods when it is conducting race meetings, only on those days when there are scheduled live races at its racetrack (currently Thursdays through Sundays) from the hours of 6:00 p.m. until 12:00 a.m. and during those periods when it is not conducting live racing (i.e., between race meetings) only on Thursdays through Mondays from the hours of 12:00 p.m. until 12:00 a.m.

Gaming Control Board

At any time, the Gaming Control Board may investigate and require the finding of suitability of any stockholder, beneficial stockholder, officer or director of Boyd Gaming or of any of its subsidiaries. The Gaming Control Board requires all holders of more than a 5% interest in the license holder to submit to suitability requirements. Additionally, if a shareholder who must be found suitable is a corporate or partnership entity, then the shareholders or partners of the entity must also submit to investigation. The sale or transfer of more than a 5% interest in any riverboat or slot project is subject to Gaming Control Board approval.

Pursuant to the regulations promulgated by the Gaming Control Board, all licensees are required to inform the Gaming Control Board of all debt, credit, financing and loan transactions, including the identity of debt holders. Our subsidiaries, Treasure Chest Casino, L.L.C., Boyd Racing, L.L.C., and Red River Entertainment Partnership (Sam’s Town Shreveport) are licensees and are subject to these regulations. In addition, the Gaming Control Board, in its sole discretion, may require the holders of such debt securities to file applications and obtain suitability certificates from the Gaming Control Board. Although the Riverboat Act and the Slots Act do not specifically require debt holders to be licensed or to be found suitable, the Gaming Control Board retains the discretion to investigate and require that any holders of debt securities be found suitable under the Riverboat Act or the Slots Act. Additionally, if the Gaming Control Board finds that any holder exercises a material influence over the gaming operations, a suitability certificate will be required. If the Gaming Control Board determines that a person is unsuitable to own such a security or to hold such an indebtedness, the Gaming Control Board may propose any action which it determines proper and necessary to protect the public interest, including the suspension or revocation of the license. The Gaming Control Board may also, under the penalty of revocation of license, issue a condition of disqualification naming the person(s) and declaring that such person(s) may not:

•	receive dividends or interest in debt or securities;

•	exercise directly or through a nominee a right conferred by the securities or indebtedness;

•	receive any remuneration from the licensee;

•	receive any economic benefit from the licensee; or

•	continue in an ownership or economic interest in a licensee or remain as a manager, director or partner of a licensee.

Any violation of the Riverboat Act, the Slots Act or the rules promulgated by the Gaming Control Board could result in substantial fines, penalties (including a revocation of the license) and criminal actions. Additionally, all licenses and permits issued by the Gaming Control Board are revocable privileges and may be revoked at any time by the Gaming Control Board.

Live Horse Racing

Pari-mutuel betting and the conducting of live horse race meets in Louisiana are strictly regulated by the Louisiana State Racing Commission, which we refer to as the Racing Commission. The Racing Commission is comprised of ten members and is domiciled in New Orleans, Louisiana. In order to be approved to conduct a live race meet and to operate pari-mutuel wagering (including off-track betting), an applicant must show, among other things:

•	racing experience;

•	financial qualifications;

•	moral and financial qualifications of applicant and applicant’s partners, officers and officials;

•	the expected effect on the breeding and horse industry;

•	the expected effect on the State’s economy; and

•	the hope of financial success.

In May 2001, a subsidiary of Boyd Gaming applied for and received approval from the Racing Commission to buy Delta Downs. Approval was also granted to conduct live race meets and to operate pari-mutuel wagering at the Delta Downs facility and to conduct off-track wagering both at Delta Downs and at a facility located at Mound, Louisiana (across the Mississippi River from Vicksburg, Mississippi). The term of these licenses is ten years.

In a special session of the Louisiana Legislature, held in October of 2005, HB 56 and HB 78 were passed relative to the conducting of slot operations at an eligible live racing facility in Louisiana. Prior to the passage of the bills, our Delta Downs race track was required to hold no less than eighty days of live racing within a consecutive twenty-week period. HB 56 and HB 78 now allow the Louisiana State Racing Commission to make certain exceptions for facilities which are affected by natural disasters, such as Hurricane Rita. Due to the property damage done by Hurricane Rita, it was not possible to conduct the requisite days of live racing at Delta Downs and Delta Downs petitioned the Commission for an exemption from the requirement. On January 6, 2006, at a meeting of the Commission, that exemption was granted. Delta Downs now plans to resume live racing in April 2006.

Any alteration in the regulation of riverboat casinos, slot machine operations at certain racetracks, or live racing facilities could have a material adverse effect on the operations of Treasure Chest, Delta Downs, or Sam’s Town Shreveport.

Mississippi

The ownership and operation of casino gaming facilities in the State of Mississippi, such as those at Sam’s Town Tunica, are subject to extensive state and local regulation, but primarily the licensing and regulatory control of the Mississippi Gaming Commission, or the Mississippi Commission.

The Mississippi Gaming Control Act, or the Mississippi Act, is similar to the Nevada Gaming Control Act. The Mississippi Commission has adopted regulations that are also similar in many respects to the Nevada gaming regulations.

The laws, regulations and supervisory procedures of the Mississippi Commission are based upon declarations of public policy that are concerned with, among other things:

•	the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity;

•	the establishment and maintenance of responsible accounting practices and procedures;

•	the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing for reliable record keeping and requiring the filing of periodic reports with the Mississippi Commission;

•	the prevention of cheating and fraudulent practices;

•	providing a source of state and local revenues through taxation and licensing fees; and

•	ensuring that gaming licensees, to the extent practicable, employ Mississippi residents.

The regulations are subject to amendment and interpretation by the Mississippi Commission. We believe that our compliance with the licensing procedures and regulatory requirements of the Mississippi Commission will not affect the marketability of our securities. Changes in Mississippi laws or regulations may limit or otherwise materially affect the types of gaming that may be conducted and such changes, if enacted, could have an adverse effect on us and our business, financial condition and results of operations.

The Mississippi Act provides for legalized gaming in each of the fourteen counties that border the Gulf Coast or the Mississippi River, but only if the voters in the county have not voted to prohibit gaming in that county. In recent years, certain anti-gaming groups proposed for adoption through the initiative and referendum process certain amendments to the Mississippi Constitution which would prohibit gaming in the state. The proposals were declared illegal by Mississippi courts on constitutional and procedural grounds. The latest ruling was appealed to the Mississippi Supreme Court, which affirmed the decision of the lower court. If another such proposal were to be offered and if a sufficient number of signatures were to be gathered to place a legal initiative on the ballot, it is possible for the voters of Mississippi to consider such a proposal. While we are unable to predict whether such an initiative will appear on a future ballot or the likelihood of such an initiative being approved by the voters, if such an initiative were passed and gaming were prohibited in Mississippi, it would have a significant adverse impact on us and our business, financial condition, and results of operations.

Currently, gaming is permissible in nine of the fourteen eligible counties in the state and gaming operations have commenced in seven counties. Traditionally, Mississippi law required gaming vessels to be located on the Mississippi River or on navigable waters in eligible counties along the Mississippi River, or in the waters lying south of the counties along the Mississippi Gulf Coast. Recently, however, the Mississippi Legislature amended the Mississippi Act to permit licensees in the three counties along the Gulf Coast to establish land-based casino operations provided the gaming areas do not extend more than 800 feet beyond the nineteen-year mean high water line, except in Harrison County where the 800-foot limit can be extended as far as the southern boundary of Highway 90.

Our Sam’s Town Tunica casino is located on barges situated in a specially constructed basin several hundred feet inland from the Mississippi River. In the past, whether basins such as the one in which our casino barges are located constituted “navigable waters” suitable for gaming under Mississippi law was a controversial issue. The Mississippi Attorney General issued an opinion in July 1993 addressing legal locations for gaming vessels under the Mississippi Act and the Mississippi Commission later approved the location of the casino barges on the Sam’s Town Tunica site as legal under the opinion of the Mississippi Attorney General. Although a competitor requested the Mississippi Commission to review and reconsider its decision, the Mississippi Commission declined to do so and since that date has issued or renewed licenses to Sam’s Town Tunica on several separate occasions. Continued licensing of Sam’s Town Tunica requires demonstration of compliance with the Mississippi Attorney General’s “navigable waters” opinion, a requirement which has been imposed on many Tunica County licensees. We believe that Sam’s Town Tunica is in compliance with the Mississippi Act and the Mississippi Attorney General’s “navigable waters” opinion. However, no assurance can be given that a court ultimately would conclude that our casino barges at Sam’s Town Tunica are located on navigable waters within the meaning of Mississippi law. If the basin in which our Sam’s Town Tunica casino barges presently are located were not deemed navigable waters within the meaning of Mississippi law, such a decision would have a significant adverse effect on us and our business, financial condition and results of operations.

The Mississippi Act permits unlimited stakes gaming on a 24-hour basis and does not restrict the percentage of space which may be utilized for gaming. The Mississippi Act permits substantially all traditional casino games and gaming devices.

We and any subsidiary of ours that operates a casino in Mississippi, which we refer to as a Gaming Subsidiary, are subject to the licensing and regulatory control of the Mississippi Commission. We are registered under the Mississippi Act as a publicly traded corporation, or a Registered Corporation, of Boyd Tunica, Inc., the owner and operator of Sam’s Town Tunica, a licensee of the Mississippi Commission. As a Registered Corporation, we are required periodically to submit detailed financial and operating reports to the Mississippi Commission and furnish any other information the Mississippi Commission may require. If we are unable to continue to satisfy the registration requirements of the Mississippi Act, we and any Gaming Subsidiary cannot own or operate gaming facilities in Mississippi. No person may become a stockholder of or receive any percentage of profits from a licensed subsidiary of a Registered Corporation without first obtaining licenses and approvals from the Mississippi Commission. We have obtained such approvals in connection with the licensing of Sam’s Town Tunica.

A Gaming Subsidiary must maintain a gaming license from the Mississippi Commission to operate a casino in Mississippi. Such licenses are issued by the Mississippi Commission subject to certain conditions, including continued compliance with all applicable state laws and regulations. There are no limitations on the number of gaming licenses that may be issued in Mississippi. Gaming licenses require the payment of periodic fees and taxes, are not transferable, are issued for a three-year period (and may be continued for two additional three-year periods) and must be renewed periodically thereafter. Sam’s Town Tunica’s current gaming license expires in December of 2007.

Certain of our officers and employees and the officers, directors and certain key employees of Sam’s Town Tunica must be found suitable or approved by the Mississippi Commission. We believe that we have obtained, applied for or are in the process of applying for all necessary findings of suitability with respect to Boyd Gaming or Sam’s Town Tunica, although the Mississippi Commission, in its discretion, may require additional persons to file applications for findings of suitability. In addition, any person having a material relationship or involvement with us may be required to be found suitable, in which case those persons must pay the costs and fees associated with such investigation. The Mississippi Commission may deny an application for a finding of suitability for any cause that it deems reasonable. Changes in certain licensed positions must be reported to the Mississippi Commission. In addition to its authority to deny an application for a finding of suitability, the Mississippi Commission has jurisdiction to disapprove a change in any person’s corporate position or title and such changes must be reported to the Mississippi Commission. The Mississippi Commission has the power to require us and our Mississippi Gaming Subsidiary to suspend or dismiss officers, directors and other key employees or sever relationships with other persons who refuse to file appropriate applications or whom the authorities find unsuitable to act in such capacities. Determination of suitability or questions pertaining to licensing are not subject to judicial review in Mississippi.

At any time, the Mississippi Commission has the power to investigate and require the finding of suitability of any record or beneficial stockholder of Boyd Gaming. The Mississippi Act requires any person who acquires more than five percent of any class of voting securities of a Registered Corporation, as reported to the Securities and Exchange Commission, or SEC, to report the acquisition to the Mississippi Commission, and such person may be required to be found suitable. Also, any person who becomes a beneficial owner of more than ten percent of any class of voting securities of a Registered Corporation, as reported to the SEC, must apply for a finding of suitability by the Mississippi Commission and must pay the costs and fees that the Mississippi Commission incurs in conducting the investigation. If a stockholder who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners.

The Mississippi Commission generally has exercised its discretion to require a finding of suitability of any beneficial owner of more than five percent of any class of voting securities of a Registered Corporation. However, under certain circumstances, an “institutional investor,” as defined in the Mississippi Commission’s regulations, which acquires more than ten percent, but not more than fifteen percent, of the voting securities of a Registered Corporation may apply to the Mississippi Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board of directors of the Registered Corporation, any change in the corporate charter, bylaws, management, policies or operations, or any of its gaming affiliates, or any other action which the Mississippi Commission finds to be inconsistent with holding the voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes include:

•	voting on all matters voted on by stockholders;

•	making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in management, policies or operations; and

•	such other activities as the Mississippi Commission may determine to be consistent with such investment intent.

Any person who fails or refuses to apply for a finding of suitability or a license within thirty days after being ordered to do so by the Mississippi Commission may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any person found unsuitable and who holds, directly or indirectly, any beneficial ownership of our securities beyond such time as the Mississippi Commission prescribes, may be guilty of a misdemeanor. We may be subject to disciplinary action if, after receiving notice that a person is unsuitable to be a stockholder or to have any other relationship with us or any Gaming Subsidiary owned by us, the company involved:

•	pays the unsuitable person any dividend or other distribution upon such person’s voting securities;

•	recognizes the exercise, directly or indirectly, of any voting rights conferred by securities held by the unsuitable person;

•	pays the unsuitable person any remuneration in any form for services rendered or otherwise, except in certain limited and specific circumstances; or

•	fails to pursue all lawful efforts to require the unsuitable person to divest himself of the securities, including, if necessary, the immediate purchase of the securities for cash at a fair market value.

We may be required to disclose to the Mississippi Commission, upon request, the identities of the holders of our debt or other securities. In addition, under the Mississippi Act the Mississippi Commission, in its discretion, may require the holder of any debt security of a Registered Corporation to file an application, be investigated and be found suitable to own the debt security if the Mississippi Commission has reason to believe that the ownership of the debt security by the holder would be inconsistent with the declared policies of the State.

Although the Mississippi Commission generally does not require the individual holders of obligations such as notes to be investigated and found suitable, the Mississippi Commission retains the discretion to do so for any reason, including but not limited to, a default, or where the holder of the debt instruments exercises a material influence over the gaming operations of the entity in its question. Any holder of debt securities required to apply for a finding of suitability must pay all investigative fees and costs of the Mississippi Commission in connection with such an investigation.

If the Mississippi Commission determines that a person is unsuitable to own a debt security, then the Registered Corporation may be sanctioned, including the loss of its approvals, if without the prior approval of the Mississippi Commission, it:

•	pays to the unsuitable person any dividend, interest, or any distribution whatsoever;

•	recognizes any voting right by the unsuitable person in connection with those securities;

•	pays the unsuitable person remuneration in any form; or

•	makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction.

Each Mississippi Gaming Subsidiary must maintain in Mississippi a current ledger with respect to the ownership of its equity securities and we must maintain in Mississippi a current list of our stockholders which must reflect the record ownership of each outstanding share of any class of our equity securities. The ledger and stockholder lists must be available for inspection by the Mississippi Commission at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Mississippi Commission. A failure to make such disclosure may be grounds for finding the record holder unsuitable. We must also render maximum assistance in determining the identify of the beneficial owner.

The Mississippi Act requires that the certificates representing securities of a Registered Corporation bear a legend indicating that the securities are subject to the Mississippi Act and the regulations of the Mississippi Commission. We have received from the Mississippi Commission a waiver of this legend requirement. The Mississippi Commission has the power to impose additional restrictions on the holders of our securities at any time.

Substantially all material loans, leases, sales of securities and similar financing transactions by a Registered Corporation or a Gaming Subsidiary must be reported to or approved by the Mississippi Commission. A Mississippi Gaming Subsidiary may not make a public offering of its securities but may pledge or mortgage casino facilities. A Registered Corporation may not make a public offering of its securities without the prior approval of the Mississippi Commission if any part of the proceeds of the offering is to be used to finance the construction, acquisition or operation of gaming facilities in Mississippi or to retire or extend obligations incurred for those purposes. Such approval, if given, does not constitute a recommendation or approval of the investment merits of the securities subject to the offering. We have received a waiver of the prior approval requirement with respect to public offerings and private placements of securities, subject to certain conditions, including the ability of the Mississippi Commission to issue a stop order with respect to any such offering if the staff determines it would be necessary to do so.

Under the regulations of the Mississippi Commission, a Gaming Subsidiary may not guarantee a security issued by an affiliated company pursuant to a public offering, or pledge its assets to secure payment or performance of the obligations evidenced by the security issued by the affiliated company, without the prior approval of the Mississippi Commission. A pledge of the stock of a Gaming Subsidiary and the foreclosure of such a pledge are ineffective without the prior approval of the Mississippi Commission. Moreover, restrictions on the transfer of an equity security issued by a Gaming Subsidiary or its holding companies and agreements not to encumber such securities are ineffective without the prior approval of the Mississippi Commission. We have obtained approvals from the Mississippi Gaming Commission for such guarantees, pledges and restrictions in connection with offerings of securities, subject to certain restrictions, but we must obtain separate prior approvals from the Mississippi Commission for pledges and stock restrictions in connection with certain financing transactions. Moreover, the regulations of the Mississippi Commission require us to file a Loan to Licensees report with the Mississippi Gaming Commission within thirty (30) days following certain financing transactions and the offering of certain debt securities. If the Mississippi Commission were to deem it appropriate, the Mississippi Commission could order such transaction rescinded.

Changes in control of us through merger, consolidation, acquisition of assets, management or consulting agreements or any act or conduct by a person by which he or she obtains control, may not occur without the prior approval of the Mississippi Commission. Entities seeking to acquire control of a Registered Corporation must satisfy the Mississippi Commission in a variety of stringent standards prior to assuming control of the Registered Corporation. The Mississippi Commission also may require controlling stockholders, officers, directors, and other persons having a material relationship or involvement with the entity proposing to acquire control to be investigated and licensed as part of the approval process relating to the transaction.

The Mississippi legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and other corporate defense tactics that affect corporate gaming licensees in Mississippi and Registered Corporations may be injurious to stable and productive corporate gaming. The Mississippi Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Mississippi’s gaming industry and to further Mississippi’s policy to:

•	assure the financial stability of corporate gaming operators and their affiliates;

•	preserve the beneficial aspects of conducting business in the corporate form; and

•	promote a neutral environment for the orderly governance of corporate affairs.

Approvals are, in certain circumstances, required from the Mississippi Commission before a Registered Corporation may make exceptional repurchases of voting securities (such as repurchases which treat holders differently) in excess of the current market price and before a corporate acquisition opposed by management can be consummated. Mississippi’s gaming regulations also require prior approval by the Mississippi Commission of a plan of recapitalization proposed by the Registered Corporation’s board of directors in response to a tender offer made directly to the Registered Corporation’s shareholders for the purpose of acquiring control of the Registered Corporation.

Neither we nor any Gaming Subsidiary may engage in gaming activities in Mississippi while also conducting gaming operations outside of Mississippi without approval of the Mississippi Commission. The Mississippi Commission may require determinations that, among other things, there are means for the Mississippi Commission to have access to information concerning the out-of-state gaming operations of us and our affiliates. We previously have obtained a waiver of foreign gaming approval from the Mississippi Commission for operations in other states in which we conduct gaming operations and will be required to obtain approval or a waiver of such approval from the Mississippi Commission prior to engaging in any additional future gaming operations outside of Mississippi.

If the Mississippi Commission were to determine that we or Sam’s Town Tunica had violated a gaming law or regulation, the Mississippi Commission could limit, condition, suspend or revoke our approvals and the license of Sam’s Town Tunica, subject to compliance with certain statutory and regulatory procedures. In addition, we, Sam’s Town Tunica and the persons involved could be subject to substantial fines for each separate violation. Because of such a violation, the Mississippi Commission could attempt to appoint a supervisor to operate the casino facilities. Limitation, conditioning or suspension of any gaming license or approval or the appointment of a supervisor could (and revocation of any gaming license or approval would) materially adversely affect us and our business, financial condition and results of operations.

License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Mississippi and to the counties and cities in which a Gaming Subsidiary’s operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually. Gaming taxes are based upon the following:

•	a percentage of the gross gaming revenues received by the casino operation;

•	the number of gaming devices operated by the casino; or

•	the number of table games operated by the casino.

The license fee payable to the State of Mississippi is based upon “gaming receipts” (generally defined as gross receipts less payouts to customers as winnings) and the current maximum tax rate imposed is eight percent of all gaming receipts in excess of $134,000 per month. The foregoing license fees we pay are allowed as a credit against our Mississippi income tax liability for the year paid. The gross revenues fee imposed by Tunica County in which Sam’s Town Tunica is located equals approximately four percent of the gaming receipts.

The Mississippi Commission’s regulations require as a condition of licensure or license renewal that an existing licensed gaming establishment’s plan include adequate parking facilities in close proximity to the casino complex and infrastructure facilities, such as hotels, which amount to at least 100% of the casino cost. The Mississippi Commission’s current infrastructure requirement applies to new casinos or acquisitions of closed casinos. Sam’s Town Tunica was grandfathered under a prior version of that regulation that required the infrastructure investment to equal only 25% of the casino’s cost.

The sale of alcoholic beverages by Sam’s Town Tunica is subject to licensing, control and regulation by both the local jurisdiction and the Alcoholic Beverage Control Division, or ABC, of the Mississippi State Tax Commission. Sam’s Town Tunica is in an area designated as special resort area, which allows Sam’s Town Tunica to serve alcoholic beverages on a 24-hour basis. If the ABC laws are violated, the ABC has the full power to limit, condition, suspend or revoke any license for the serving of alcoholic beverages or to place such licensee on probation with or without conditions. Any such disciplinary action could (and revocation would) have a significant adverse effect upon us and our business, financial condition and results of operations. Certain of our officers and managers at Sam’s Town Tunica must be investigated by the ABC in connection with our liquor permits and changes in certain key positions must be approved by the ABC.

Indiana

The Indiana Riverboat Gaming Act, or the Indiana Act, was passed in 1993 and authorized the issuance of up to eleven Riverboat Owner’s Licenses to be operated from counties that are contiguous to the Ohio River, Lake Michigan and Patoka Lake. Five riverboats operate from counties contiguous to the Ohio River and five operate from counties contiguous to Lake Michigan. Pursuant to legislation adopted in May 2003, the Indiana General Assembly eliminated the Riverboat Owner’s License for a riverboat to be docked in a county contiguous to Patoka Lake. However, the General Assembly authorized the Indiana Gaming Commission to enter into a contract pursuant to which an Operating Agent can operate a riverboat in Orange County, which is contiguous to Patoka Lake, on behalf of the Indiana Gaming Commission. In the summer of 2004 the Indiana Gaming Commission selected the Operating Agent and began the negotiation of the terms of the contract with the Operating Agent. Prior to execution of the contract, the negotiations ended. The Indiana Gaming Commission conditionally awarded the contract to Blue Sky Casino, LLC. The Indiana Gaming Commission approved the contract on November 9, 2005.

The Indiana Act and rules promulgated thereunder provide for the strict regulation of the facilities, persons, associations and practices related to gaming operations. The Indiana Act vests the seven member Indiana Gaming Commission with the power and duties of administering, regulating and enforcing riverboat gaming in Indiana. In 2005 the Indiana Act was amended to change the residency requirements of Indiana Gaming Commission members requiring only one member, rather than three, reside in counties contiguous to Lake Michigan and to the Ohio River. The Indiana Gaming Commission’s jurisdiction extends to every person, association, corporation, partnership and trust involved in any riverboat gaming operation located in the State of Indiana.

The Indiana Act requires that the owner of a riverboat gambling operation hold a Riverboat Owner’s License issued by the Indiana Gaming Commission. The applicants for a Riverboat Owner’s License must submit a comprehensive application and the substantial owners and key persons must submit personal disclosure forms. The company, substantial owners and key persons must undergo an exhaustive background investigation prior to the issuance of a Riverboat Owner’s License. A person who owns or will own five percent of a Riverboat Owner’s License must automatically undergo the background investigation. The Indiana Gaming Commission may investigate any person with any level of ownership interest. In addition, the Operating Agent of an Orange County riverboat will undergo the same background investigation as a Riverboat Licensee. If the holder of a Riverboat license, the Riverboat Licensee or the Operating Agent is a publicly-traded corporation, its Articles of Incorporation must contain language concerning transfer of ownership, suitability determinations and possible divestiture of ownership.

A Riverboat Owner’s License and Operating Contract entitle the licensee or the Operating Agent to operate one riverboat. The Indiana Act was amended in May 2003 to allow a person to hold up to one hundred percent of two individual Riverboat Owner’s Licenses. In addition, a transfer fee of two million dollars will be imposed on a Riverboat Licensee who purchases or otherwise acquires a controlling interest in a second Indiana Riverboat Owner’s License.

All riverboats must comply with applicable federal and state laws including, but not limited to, U.S. Coast Guard regulations. Each riverboat must be certified to carry at least five hundred passengers and be at least one hundred fifty feet in length. Those riverboats located in counties contiguous to the Ohio River must replicate historic Indiana steamboat passenger vessels of the nineteenth century. The Indiana Act does not limit the number of gaming positions allowed on each riverboat. The only limitation on the number of permissible patrons allowed is established by the U.S. Coast Guard Certificate of Inspection in the specification of the riverboat’s capacity. In 2005 the Indiana Act was amended to allow the Indiana Gaming Commission to adopt an alternative certification process if the U.S. Coast Guard discontinues issuing Certifications of Inspections to Indiana riverboats.

The Indiana Gaming Commission, after consultation with the Corps, may determine those navigable waterways located in counties contiguous to Lake Michigan or the Ohio River that are suitable for riverboats. If the Corps rescinds approval for the operation of a riverboat gambling facility, the Riverboat Owner’s License issued by the Indiana Gaming Commission is void and the Riverboat Licensee may not commence or must cease conducting gambling operations. Employees whose duties consist of operating or navigating the riverboat must hold the appropriate licenses and a merchant marine document from the U.S. Coast Guard.

The initial Riverboat Owner’s License runs for a period of five years. Thereafter, the license is subject to renewal on an annual basis upon a determination by the Indiana Gaming Commission that it continues to be eligible to hold a Riverboat Owner’s License pursuant to the Indiana Act and rules promulgated thereunder. After the expiration of the initial license, the Riverboat Owner’s License must be renewed annually with each Riverboat Licensee undergoing a complete reinvestigation every three years. The Indiana Gaming Commission reserves the right to investigate Riverboat Licensees at any time it deems necessary. The initial license was issued to Blue Chip Casino, Inc., the predecessor to Blue Chip Casino, LLC, in August of 1997. Blue Chip underwent a reinvestigation in 2005 and its license was renewed. The Blue Chip license remains valid until August 2006. The Operating Contract for an Orange County riverboat is to be valid for a period of twenty years. However, the Operating Agent is to be reinvestigated every three years to determine continued suitability. In addition, the Indiana Gaming Commission has the right to reinvestigate the Operating Agent at any time it deems necessary. Riverboat licensees must apply for and hold all other licenses necessary for the operation of a riverboat gambling operation, including, but not limited to, alcoholic beverage licenses and food preparation licenses.

Neither the Riverboat Owner’s License nor the Operating Contract may be leased, hypothecated or have money borrowed or loaned against it. An ownership interest in a Riverboat Owner’s License or an Operating Contract may only be transferred in accordance with the Indiana Act and rules promulgated thereunder.

The Indiana Act does not limit the amount a patron may bet or lose. Minimum and maximum wagers for each game are set by the Riverboat Licensee or an Operating Agent. Wagering may not be conducted with money or other negotiable currency. No person under the age of 21 is permitted to wager on or be present on a riverboat. Wagers may only be taken from a person present on the riverboat. All electronic gaming devices must pay out between eighty and one hundred percent of the amount wagered. In addition, in May 2003, the Indiana General Assembly adopted legislation authorizing twenty-four hour operation for all Indiana riverboats upon application to, and approval by, the Indiana Gaming Commission. The Indiana Gaming Commission had previously allowed only twenty-one hour gaming. As a result of the legislative change and upon receipt of the requisite approval, Blue Chip commenced twenty-four hour gaming on August 1, 2003.

Pursuant to legislation adopted in May 2003, the Indiana Gaming Commission adopted rules to establish and implement a voluntary exclusion program that requires, among other things, (1) that persons who participate in the voluntary exclusion program be included on a list of persons excluded from all Indiana riverboats, (2) that persons who participate in the voluntary exclusion program may not seek readmittance to Indiana riverboats, (3) Riverboat Licensees and Operating Agents must make reasonable efforts, as determined by the Indiana Gaming Commission, to cease all direct marketing efforts to a person participating in the voluntary exclusion program, and (4) a Riverboat Licensee or Operating Agent may not cash a check of, or extend credit to, a person participating in the voluntary exclusion program. The voluntary exclusion program does not preclude a Riverboat Licensee or Operating Agent from seeking payment of a debt accrued by a person before entry into the voluntary exclusion program. The Indiana Gaming Commission has commenced the voluntary exclusion program and, as of February 17, 2005, 724 individuals had requested voluntary exclusion from Indiana riverboats.

The Indiana General Assembly amended the Indiana Act in 2002 to allow riverboats to choose between continuing to conduct excursions or operate dockside. The Indiana Gaming Commission authorized riverboats to commence dockside operations on August 1, 2002. Blue Chip opted to operate dockside and commenced dockside operations on August 1, 2002. Pursuant to the legislation, the tax rate was increased from 20% to 22.5% during any time an Indiana riverboat does not operate dockside. For those riverboats that operate dockside, the following graduated tax rate is applicable: (i) 15% of the first $25 million of adjusted gross receipts (“AGR”); (ii) 20% of AGR in excess of $25 million, but not exceeding $50 million; (iii) 25% of AGR in excess of $50 million, but not exceeding $75 million; (iv) 30% of AGR in excess of $75 million, but not exceeding $150 million; and (v) 35% of AGR in excess of $150 million. AGR is based on Indiana’s fiscal year (July 1 of one year through June 30 of the following year). Pursuant to legislation adopted in May 2003, the graduated tax rate will be retroactively applied to each riverboat’s July 2002 AGR even though dockside operations did not commence until August 1, 2002. The Operating Agent in Orange County will pay the wagering tax on the same basis as the other ten Indiana riverboats. The Indiana Act requires that Riverboat Licensees pay a $3.00 admission tax for each person. A riverboat that opts to continue excursions pays the admission tax on a per excursion basis while a riverboat that operates dockside pays the admission tax on a per entry basis. The Orange County Operating Agent must pay a $4.00 admission tax for each person that enters the riverboat. The Indiana Act provides for the suspension or revocation of a license whose owner does not timely submit the wagering or admission tax.

Riverboats licensed by the Indiana Gaming Commission are assessed as real property for property tax purposes and, thus, are taxed at rates determined by local taxing authorities. All Indiana state excise taxes, use taxes and gross retail taxes apply to sales made on a riverboat. In 2004 the Indiana Supreme Court ruled that vessels purchased out of the State of Indiana and brought into the State of Indiana would be subject to Indiana sales tax. Additionally, the Supreme Court declined to hear an Indiana Tax Court case that determined wagering tax payments made by a riverboat could not be deducted from the riverboat’s adjusted gross income.

The Indiana Gaming Commission is authorized to conduct investigations into gambling games, the maintenance of equipment, and violations of the Indiana Act as it deems necessary. The Indiana Gaming Commission may subject a Riverboat Licensee and an Operating Agent to fines, suspension or revocation of its license or Operating Contract for any conduct that violates the Indiana Act, rules promulgated thereunder or that constitutes a fraudulent act.

A Riverboat Licensee and Operating Agent must post a bond during the period of the initial five-year license in an amount the Indiana Gaming Commission deems will secure the obligations of a Riverboat Licensee for infrastructure and other facilities associated with the riverboat gambling operation and that may be used as payment to the local community, the state and other aggrieved parties. The bond must be payable to the Indiana Gaming Commission as obligee. The initial bond posted by Blue Chip has been reduced as Blue Chip met its obligations to the local community and the State. As a condition of relicensure, Blue Chip must maintain a bond in the amount of $1 million to meet general legal and financial obligations to the local community and the State.

The Riverboat Licensee and the Operating Agent must carry insurance in types and amounts as required by the Indiana Gaming Commission.

By rule promulgated by the Indiana Gaming Commission, a Riverboat Licensee may not enter into or perform any contract or transaction in which it transfers or receives consideration that is not commercially reasonable or that does not reflect the fair market value of goods and services rendered or received. All contracts are subject to disapproval by the Indiana Gaming Commission and contracts should reflect the potential for disapproval.

The Indiana Act places special emphasis on minority and women business enterprise participation in the riverboat industry. Riverboat Licensees and Operating Agents must establish goals of expending ten percent of the total dollars spent on the majority of goods and services with minority business enterprises and five percent with women business enterprises. Riverboat Licensees and Operating Agents may be subject to a disciplinary action for failure to meet the minority and women business enterprise expenditure goals.

By rule promulgated by the Indiana Gaming Commission, a Riverboat Licensee or affiliate may not enter into a debt transaction in excess of $1 million without the prior approval of the Indiana Gaming Commission. A debt transaction is any transaction that will result in the encumbrance of assets. Unless waived, approval of debt transactions requires consideration by the Indiana Gaming Commission at two business meetings. The Indiana Gaming Commission, by resolution, has authorized the Executive Director, subject to subsequent approval by the Indiana Gaming Commission, to approve debt transactions after a review of the documents and consultation with the Chair and the Indiana Gaming Commission’s outside financial analyst.

A rule promulgated by the Indiana Gaming Commission requires the reporting of currency transactions to the Indiana Gaming Commission after the transactions are reported to the federal government. Indiana rules also require that Riverboat Licensees track and maintain logs of transactions that exceed $3,000. The Indiana Gaming Commission has promulgated a rule that prohibits distributions, excluding distributions for the payment of taxes, by a Riverboat Licensee to its partners, shareholders, itself or any affiliated entity if the distribution would impair the financial viability of the riverboat gaming operation. The Indiana Gaming Commission has also promulgated a rule mandating Riverboat Licensees to maintain a cash reserve to protect patrons against defaults in gaming debts. The cash reserve is to be equal to a Riverboat Licensee’s average payout for a three-day period based on the riverboat’s performance the prior calendar quarter. The cash reserve can consist of cash on hand, cash maintained in Indiana bank accounts and cash equivalents not otherwise committed or obligated.

The Indiana Act prohibits contributions to a candidate for a state legislative or local office or to a candidate’s committee or to a regular party committee by:

•	a person who owns at least one percent of a Riverboat Licensee or Operating Agent;

•	a person who is an officer of a Riverboat Licensee or Operating Agent;

•	a person who is an officer of a person that owns at least one percent of a Riverboat Licensee or Operating Agent; or

•	a person who is a political action committee of a Riverboat Licensee or Operating Agent.

The prohibition against political contributions extends for three years following a change in the circumstances that resulted in the prohibition.

Individuals employed on a riverboat and in certain positions must hold an occupational license issued by the Indiana Gaming Commission. Suppliers of gaming equipment and gaming or revenue tracking services must hold a supplier’s license issued by the Indiana Gaming Commission. By rule promulgated by the Indiana Gaming Commission, Riverboat Licensees who employ non-licensed individuals in positions requiring licensure or who purchase supplies from a non-licensed entity may be subject to a disciplinary action.

DESCRIPTION OF OTHER INDEBTEDNESS

The following is a summary of the material terms of our outstanding indebtedness. For further details, you should refer to the various governing instruments, copies of which are filed as exhibits to certain documents that are incorporated herein by reference and which will be made available to investors upon request.

Bank Credit Facility

In connection with our merger with Coast Casinos, Inc., we entered into the bank credit facility with Bank of America, N.A and certain other financial institutions. The bank credit facility replaced our prior bank credit facility. We amended certain terms of the bank credit facility effective as of June 30, 2005.

The bank credit facility currently consists of a $1.35 billion revolving credit facility and a $500.0 million term loan. The revolving credit facility matures in June 2010 and the term loan matures in June 2011. The term loan is required to be repaid in increments of $1.25 million per quarter from September 30, 2004 through March 31, 2011. Amounts repaid under the term loan may not be reborrowed.

The interest rate on the term loan is based upon either the agent bank’s quoted base rate or the eurodollar rate, plus a fixed margin. The interest rate on the revolving credit facility is based upon either the agent bank’s quoted base rate or the eurodollar rate, plus an applicable margin that is determined by the level of a predefined financial leverage ratio. In addition, we incur commitment fees on the unused portion of the revolving credit facility that range from 0.20% to 0.375% per annum. The bank credit facility is secured by substantially all of our real and personal property (other than stock and other equity interests), including each of our wholly-owned casino properties.

The blended interest rate for outstanding borrowings under the bank credit facility was 5.3% at September 30, 2005 and 5.7% at December 31, 2005. Approximately $493.8 million and $492.5 million was outstanding under the term loan, approximately $967.0 million and $1.134 billion was outstanding under the revolving credit facility, and approximately $3.8 million and $53.8 million was allocated to support various letters of credit, leaving availability under the bank credit facility of approximately $379.2 million and $161.9 million at September 30, 2005 and December 31, 2005, respectively.

The bank credit facility contains certain financial and other covenants, including, without limitation, various covenants (i) requiring the maintenance of a fixed charge coverage ratio, (ii) establishing a maximum permitted total leverage ratio and senior leverage ratio, (iii) imposing limitations on the incurrence of additional secured indebtedness, and (iv) imposing restrictions on investments, dividends and certain other payments.

We believe we were in compliance with the covenants contained in our bank credit facility at September 30, 2005.

8.75% Senior Subordinated Notes Due 2012

In April 2002 we issued $250.0 million of senior subordinated notes that mature on April 15, 2012 and bear interest at a rate of 8.75% per year. The 8.75% notes are our unsecured senior subordinated obligations, are subordinated in right of payment to all of our existing and future senior debt, rank equal to any existing and future senior subordinated debt, including the notes offered pursuant to this prospectus supplement, and senior to any junior subordinated debt that we may issue in the future. The 8.75% notes are effectively subordinated to all of our subsidiaries’ existing and future debt and other liabilities, including trade payables and preferred stock, if any.

On or after April 15, 2007, we may redeem all or a portion of the notes at redemption prices ranging from 104.375% in 2007 to 100% in 2010 and thereafter of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption.

Upon a change of control, or if the 8.75% notes are rated “investment grade,” upon a change of control and a ratings decline, each holder of notes has the option to require us to repurchase such holder’s notes, at a cash purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any.

Our 8.75% notes contain limitations on, among other things, (a) the incurrence of certain additional indebtedness, (b) the payment of dividends and other distributions with respect to our capital stock and the purchase, redemption or retirement of our capital stock and the capital stock of our affiliates, (c) the making of certain investments, (d) asset sales, (e) the incurrence of liens, (f) certain transactions with affiliates, (g) payment restrictions affecting restricted subsidiaries and (h) certain consolidations, mergers and transfers of assets.

During any period of time that the 8.75% notes have investment grade status, and no default or event of default has occurred and is continuing under the 8.75% indenture, we and our restricted subsidiaries will not be subject to certain limitations of the 8.75% indenture, including limitations on (a) our ability and the ability of our restricted subsidiaries (as defined in the 8.75% indenture) to incur additional indebtedness, (b) the payment of dividends and other distributions with respect to our capital stock and the purchase, redemption or retirement of our capital stock and the capital stock of our affiliates, (c) the making of certain investments and (d) asset sales. In the event that we and our restricted subsidiaries are not subject to such covenants with respect to the 8.75% notes for any period of time as a result of the preceding sentence and, subsequently, at least one of the two designated rating agencies withdraws its rating or assigns the 8.75% notes a rating below the required rating, then we and our restricted subsidiaries will thereafter again be subject to such covenants for the benefit of the 8.75% notes.

We believe that we and our subsidiaries were in compliance with the covenants related to the 8.75% notes at September 30, 2005.

7.75% Senior Subordinated Notes Due 2012

In December 2002 we issued $300.0 million of senior subordinated notes that mature on December 15, 2012 and bear interest at a rate of 7.75% per year. The 7.75% notes are our unsecured senior subordinated obligations, are subordinated in right of payment to all of our existing and future senior debt, rank equal to any existing and future senior subordinated debt, including the notes offered pursuant to this prospectus supplement, and senior to any junior subordinated debt that we may issue in the future. The 7.75% notes are effectively subordinated to all of our subsidiaries’ existing and future debt and other liabilities, including trade payables and preferred stock, if any.

On or after December 15, 2007, we may redeem all or a portion of the notes at redemption prices ranging from 103.875% in 2007 to 100% in 2010 and thereafter of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption.

Upon a change of control, or if the 7.75% notes are rated “investment grade,” upon a change of control and a ratings decline, each holder of notes has the option to require us to repurchase such holder’s notes, at a cash purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any.

Our 7.75% notes contain limitations on, among other things, (a) the incurrence of certain additional indebtedness, (b) the payment of dividends and other distributions with respect to our capital stock and the purchase, redemption or retirement of our capital stock and the capital stock of our affiliates, (c) the making of certain investments, (d) asset sales, (e) the incurrence of liens, (f) certain transactions with affiliates, (g) payment restrictions affecting restricted subsidiaries and (h) certain consolidations, mergers and transfers of assets.

During any period of time that the 7.75% notes have investment grade status, and no default or event of default has occurred and is continuing under the 7.75% indenture, we and our restricted subsidiaries will not be subject to certain limitations of the 7.75% indenture, including limitations on (a) our ability and the ability of our restricted subsidiaries (as defined in the 7.75% indenture) to incur additional indebtedness, (b) the payment of dividends and other distributions with respect to our capital stock and the purchase, redemption or retirement of our capital stock and the capital stock of our affiliates, (c) the making of certain investments and (d) asset sales. In the event that we and our restricted subsidiaries are not subject to such covenants with respect to the 7.75% notes for any period of time as a result of the preceding sentence and, subsequently, at least one of the two designated rating agencies withdraws its rating or assigns the 7.75% notes a rating below the required rating, then we and our restricted subsidiaries will thereafter again be subject to such covenants for the benefit of the 7.75% notes.

We believe that we and our subsidiaries were in compliance with the covenants related to the 7.75% notes at September 30, 2005.

6.75% Senior Subordinated Notes Due 2014

In April 2004 we issued $350.0 million of senior subordinated notes that mature on April 15, 2014 and bear interest at a rate of 6.75% per year. The 6.75% notes are our unsecured senior subordinated obligations, are subordinated in right of payment to all of our existing and future senior debt, rank equal to any existing and future senior subordinated debt, including the notes offered in this offering, and senior to any junior subordinated debt that we may issue in the future. The 6.75% notes are effectively subordinated to all of our subsidiaries’ existing and future debt and other liabilities, including trade payables and preferred stock, if any.

At any time prior to April 15, 2007, we may redeem up to 35% of the aggregate principal amount of the outstanding notes with the net proceeds from equity offerings at a redemption price of 106.75% of the principal amount, plus accrued and unpaid interest, subject to certain conditions. On or after April 15, 2009, we may redeem all or a portion of the notes at redemption prices ranging from 103.375% in 2009 to 100% in 2012 and thereafter of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption.

Upon a change of control, or if the 6.75% notes are rated “investment grade,” upon a change of control and a ratings decline, each holder of notes has the option to require us to repurchase such holder’s notes, at a cash purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any.

Our 6.75% notes contain limitations on, among other things, (a) the incurrence of certain additional indebtedness, (b) the payment of dividends and other distributions with respect to our capital stock and the purchase, redemption or retirement of our capital stock and the capital stock of our affiliates, (c) the making of certain investments, (d) asset sales, (e) the incurrence of liens, (f) certain transactions with affiliates, (g) payment restrictions affecting restricted subsidiaries and (h) certain consolidations, mergers and transfers of assets.

During any period of time that the 6.75% notes have investment grade status, and no default or event of default has occurred and is continuing under the 6.75% indenture, we and our restricted subsidiaries will not be subject to certain limitations of the 6.75% indenture, including limitations on (a) our ability and the ability of our restricted subsidiaries (as defined in the 6.75% indenture) to incur additional indebtedness, (b) the payment of dividends and other distributions with respect to our capital stock and the purchase, redemption or retirement of our capital stock and the capital stock of our affiliates, (c) the making of certain investments and (d) asset sales. In the event that we and our restricted subsidiaries are not subject to such covenants with respect to the 6.75% notes for any period of time as a result of the preceding sentence and, subsequently, at least one of the two designated rating agencies withdraws its rating or assigns the 6.75% notes a rating below the required rating, then we and our restricted subsidiaries will thereafter again be subject to such covenants for the benefit of the 6.75% notes.

We believe that we and our subsidiaries were in compliance with the covenants related to the 6.75% notes at September 30, 2005.

Other Debt

In November 2004, in connection with the acquisition of certain real estate, we assumed a mortgage with a balance of $15.8 million that is secured by the real property. The mortgage bears interest at the rate of 8.8% per annum. The mortgage is payable in equal monthly installments of principal and interest through May 1, 2007, when the remaining balance becomes due and payable.

In February 2003, we issued a note in the amount of $16.0 million to finance the purchase of a company airplane. The note bears interest at the rate of 5.7% per annum. The note is payable in 120 equal monthly installments of principal and interest until March 2013, when the remaining balance becomes due and payable. The note is secured by the airplane.

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the term “Boyd Gaming” refers only to Boyd Gaming Corporation and not to any of its Subsidiaries.

Boyd Gaming will issue the notes under its indenture dated as of January 25, 2006 (the “base indenture”), as amended and supplemented by a supplemental indenture to be dated as of the date of issuance of the notes (the “supplemental indenture”) between itself and Wells Fargo Bank, National Association, as trustee. The base indenture as amended and supplemented by the supplemental indenture is referred to herein as the “indenture.” The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. In the event of any discrepancy or conflict between the terms of the supplemental indenture and the base indenture, the terms of the supplemental indenture will control.

The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, define your rights as holders of the notes. We will file a copy of the supplemental indenture as an exhibit to a Form 8-K that will be incorporated by reference into the registration statement which includes this prospectus supplement. Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

Brief Description of the Notes

The notes

•	are general unsecured obligations of Boyd Gaming;

•	are junior in right of payment to all existing and future Senior Debt of Boyd Gaming, including its obligations under the Credit Facility;

•	are equal in right of payment with all existing and future Senior Subordinated Debt of Boyd Gaming, including its 8.75% senior subordinated notes due 2012, its 7.75% senior subordinated notes due 2012 and its 6.75% senior subordinated notes due 2014; and

•	are senior in right of payment to any future Indebtedness of Boyd Gaming that is specifically subordinated to the notes.

Principal, Maturity and Interest

Boyd Gaming will issue notes with a maximum aggregate principal amount of $250.0 million. Boyd Gaming will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on February 1, 2016.

Interest on the notes will accrue at the rate of 7.125% per annum and will be payable semi-annually in arrears on February 1 and August 1, commencing on August 1, 2006. Boyd Gaming will make each interest payment to the Holders of record on the immediately preceding January 15 and July 15.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

All payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Boyd Gaming elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders. Principal and interest shall be considered paid on the date due if on such date the trustee or paying agent holds money sufficient to pay all principal and interest then due.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. Boyd Gaming may change the paying agent or registrar without prior notice to the Holders of the notes, and Boyd Gaming or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Boyd Gaming is not required to transfer or exchange any note selected for redemption. Also, Boyd Gaming is not required to transfer or exchange any note for a period of fifteen days before a selection of notes to be redeemed.

Subordination

The notes are senior subordinated unsecured obligations of Boyd Gaming. The payment of the principal of, and premium, if any, and interest on, the notes is subordinated in right of payment, as set forth in the indenture, to the payment when due of all Senior Debt of Boyd Gaming. The notes rank subordinate in right of payment to all existing and future Senior Debt, equal with all existing and future Senior Subordinated Debt and senior to any future Indebtedness of Boyd Gaming that is specifically subordinated to the notes. Our total outstanding indebtedness (including indebtedness of Boyd Gaming’s Subsidiaries) was $2.391 billion and $2.557 billion (which amounts exclude approximately $3.8 million and $53.8 million, respectively, that was allocated to support various letters of credit) as of September 30, 2005 and December 31, 2005, respectively, and approximately $379.2 million and $161.9 million was available to borrow under our Credit Facility as of September 30, 2005 and December 31, 2005, respectively.

All existing and future debt and other liabilities of Boyd Gaming’s Subsidiaries, including the claims of trade creditors, secured creditors and creditors holding debt and Guarantees issued by such Subsidiaries, and claims of preferred stockholders, if any, of such Subsidiaries, are effectively senior to the notes. The total outstanding indebtedness of Boyd Gaming’s Subsidiaries was $1.491 billion and $1.657 billion (which amounts exclude approximately $3.8 million and $53.8 million, respectively, that was allocated to support various letters of credit), as of September 30, 2005 and December 31, 2005, respectively. Boyd Gaming could be dependent on the earnings of any such Subsidiaries and the distribution of those earnings to Boyd Gaming could be limited by statutory and contractual restrictions or other business considerations. See “Risk Factors—We are a holding company and depend on the business of our subsidiaries to satisfy our obligations under the notes.”

The notes also are effectively subordinated to any secured Indebtedness to the extent of the value of the assets securing such Indebtedness. The outstanding secured Indebtedness of Boyd Gaming was approximately $1.491 billion and $1.657 billion (which amounts exclude approximately $3.8 million and $53.8 million, respectively, that was allocated to support various letters of credit), all of which was Senior Debt, as of September 30, 2005 and December 31, 2005, respectively, and approximately $379.2 million and $161.9 million of secured indebtedness was available to borrow under our Credit Facility as of September 30, 2005 and December 31, 2005, respectively. Boyd Gaming and its Subsidiaries have other liabilities, including contingent liabilities, which may be significant.

Although the indenture contains limitations on the amount of additional Indebtedness which Boyd Gaming and its Restricted Subsidiaries may Incur, the amounts of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Debt or Indebtedness of Subsidiaries. See “Certain Covenants—Limitation on Indebtedness.”

Boyd Gaming may not pay the principal of, or premium, if any, or interest on, the notes or make any deposit pursuant to the provisions described under “Legal Defeasance and Covenant Defeasance” and may not repurchase, redeem or otherwise retire any notes if:

(1) any principal, premium or interest in respect of any Senior Debt is not paid within any applicable grace period (including at maturity) or

(2) any other default on Senior Debt occurs and the maturity of such Senior Debt is accelerated in accordance with its terms unless, in either case,

(A) the default has been cured or waived and any such acceleration has been rescinded or

(B) such Senior Debt has been paid in full in cash or cash equivalents;

provided, however, that Boyd Gaming may repurchase, redeem or otherwise retire notes without regard to the foregoing if Boyd Gaming and the trustee receive written notice approving such payment from the Representative of each issue of Designated Senior Debt. During the continuance of any default (other than a default described in clause (1) or (2) of the preceding sentence) with respect to any Designated Senior Debt pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration), Boyd Gaming may not repurchase, redeem or otherwise retire any notes for a period (a “Payment Blockage Period”) commencing upon the receipt by Boyd Gaming and the trustee of written notice of such default from the Representative of the holders of such Designated Senior Debt specifying an election to effect a Payment Blockage Period (a “Payment Blockage Notice”) and ending 179 days thereafter, unless such Payment Blockage Period is earlier terminated:

(1) by written notice to the trustee and Boyd Gaming from the Representative which gave such Payment Blockage Notice;

(2) because such default is no longer continuing; or

(3) because such Designated Senior Debt has been repaid in full in cash or cash equivalents.

Notwithstanding the provisions described in the immediately preceding sentence, unless the holders of such Designated Senior Debt or the Representative of such holders have accelerated the maturity of such Designated Senior Debt and not rescinded such acceleration, Boyd Gaming may (unless otherwise prohibited as described in the first sentence of this paragraph) resume payments on the notes after the end of such Payment Blockage Period. Not more than one Payment Blockage Notice with respect to all issues of Designated Senior Debt may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to one or more issues of Designated Senior Debt during such period.

Upon any payment or distribution of the assets of Boyd Gaming upon a total or partial liquidation, dissolution or winding up of Boyd Gaming or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Boyd Gaming or its Property,

(1) the holders of Senior Debt will be entitled to receive payment in full in cash or cash equivalents before the holders of the notes are entitled to receive any payment of principal of, or premium, if any, or interest on, the notes, and

(2) until the Senior Debt is paid in full in cash or cash equivalents, any distribution to which holders of the notes would be entitled but for the subordination provisions of the indenture will be made to holders of the Senior Debt, except in each case that holders of notes may receive and retain shares of stock and any debt securities that are subordinated to Senior Debt to at least the same extent as the notes. In the event that, notwithstanding the foregoing, the holder of any note receives any payment or distribution of assets of Boyd Gaming (except as set forth in the preceding sentence) before all Senior Debt is paid in full in cash or cash equivalents, then such payment or distribution shall be held in trust for the holders of Senior Debt and will be required to be paid over to them to the extent necessary to pay the Senior Debt in full in cash or cash equivalents.

By reason of such subordination provisions, in the event of bankruptcy or similar proceedings relating to Boyd Gaming, holders of Senior Debt and other creditors of Boyd Gaming, even if the notes are equal in right of payment with their claims, may recover more, ratably, than the holders of the notes. In such event, after giving effect to such subordination, there may be insufficient assets or no assets remaining to pay interest or principal on the notes.

Payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust pursuant to the provisions described under “Legal Defeasance and Covenant Defeasance” will not be subordinated to any Senior Debt or subject to the restrictions of the subordination provisions described above.

Optional Redemption

At any time prior to February 1, 2009, Boyd Gaming may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 107.125% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds of one or more Public Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by Boyd Gaming and its Subsidiaries); and

(2) the redemption occurs within 45 days of the date of the closing of such Public Equity Offering.

At any time prior to February 1, 2011, Boyd Gaming may also redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the date of redemption (the “Redemption Date”), subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Except pursuant to the two preceding paragraphs, the notes offered pursuant to this prospectus supplement will not be redeemable at Boyd Gaming’s option prior to February 1, 2011.

On or after February 1, 2011, Boyd Gaming may redeem all or a portion of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on February 1 of the years indicated below:

Year	Percentage
2011	103.563%
2012	102.375%
2013	101.188%
2014 and thereafter	100.000%

Mandatory Redemption

Boyd Gaming is not required to make mandatory redemption or sinking fund payments with respect to the notes offered pursuant to this prospectus supplement.

Mandatory Disposition or Redemption Pursuant to Gaming Laws

If a Holder or beneficial owner of a note is required to be licensed, qualified or found suitable under applicable Gaming Laws and is not so licensed, qualified or found suitable within any time period specified by the applicable Gaming Authority, the Holder shall be obligated, at the request of Boyd Gaming, to dispose of such Holder’s notes within a time period prescribed by Boyd Gaming or such other time period prescribed by such Gaming Authority (in which event Boyd Gaming’s obligation to pay any interest after the receipt of such notice shall be limited as provided in such Gaming Laws), and thereafter, Boyd Gaming shall have the right to redeem, on the date fixed by Boyd Gaming for the redemption of such notes, such Holder’s notes at a redemption price equal to the lesser of (1) the lowest closing sale price of the notes on any trading day during the 120-day period ending on the date upon which Boyd Gaming shall have received notice from a Gaming Authority of such Holder’s disqualification or (2) the price at which such Holder or beneficial owner acquired the notes, unless a different redemption price is required by such Gaming Authority, in which event such required price shall be the redemption price. Boyd Gaming is not required to pay or reimburse any Holder or beneficial owner of a note for the costs of licensure or investigation for such licensure, qualification or finding of suitability. Any Holder or beneficial owner of a note required to be licensed, qualified or found suitable under applicable Gaming Laws must pay all investigative fees and costs of the Gaming Authorities in connection with such qualification or application therefor.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of notes will have the right to require Boyd Gaming to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Boyd Gaming will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of purchase. Within 30 days following any Change of Control, Boyd Gaming will mail a notice to each Holder stating, among other things:

(1) that a Change of Control has occurred and a Change of Control Offer is being made pursuant to the covenant entitled “Repurchase at the Option of Holders—Change of Control” and that all notes (or portions thereof) timely tendered will be accepted for payment;

(2) the purchase price and the Change of Control Payment Date, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice;

(3) that any note (or portion thereof) accepted for payment (and for which payment has been duly provided on the Change of Control Payment Date) pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(4) that any notes (or portions thereof) not tendered will continue to accrue interest;

(5) a description of the transaction or transactions constituting the Change of Control; and

(6) the procedures that Holders must follow in order to tender their notes (or portions thereof) for payment and the procedures that Holders must follow in order to withdraw an election to tender notes (or portions thereof) for payment.

Boyd Gaming will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Boyd Gaming will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

On the Change of Control Payment Date, Boyd Gaming will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by Boyd Gaming.

The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

The provisions described above that require Boyd Gaming to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that Boyd Gaming repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

In the event the notes have Investment Grade Status at the earlier of the public announcement of (x) the occurrence of a Change of Control or (y) (if applicable) the intention of Boyd Gaming to effect a Change of Control, the foregoing Change of Control provisions shall not apply unless both a Change of Control with respect to Boyd Gaming and a Rating Decline shall occur. If the notes have Investment Grade Status at the earlier of the public announcement of (x) the occurrence of a Change of Control or (y) (if applicable) the intention of Boyd Gaming to effect a Change of Control, and Boyd Gaming effects defeasance of the notes under the indenture prior to the date of a Rating Decline, Boyd Gaming will not be obligated to make a repurchase offer as a result of such Change of Control and Rating Decline. While Boyd Gaming has no present intention to defease the notes, Boyd Gaming could elect to defease the notes in the event that a proposed corporate action could not be undertaken in compliance with the restrictive covenants in the indenture and the terms of the notes did not then permit Boyd Gaming to effect a redemption. The effect of the preceding provision is that in the event that the two designated ratings agencies rated the notes “investment grade” prior to such Change of Control, Boyd Gaming would only be required to make a Change of Control Offer if, within 90 days of the announcement of such Change of Control, at least one of the two designated ratings agencies have rated the notes “non-investment grade” and Boyd Gaming does not elect to defease the notes prior to the announcement of such “non-investment grade” ratings.

There can be no assurance that Boyd Gaming will be able to fund any repurchase of the notes pursuant to a Change of Control Offer. Boyd Gaming’s Credit Facility contains, and any future credit facilities or other agreements relating to indebtedness of Boyd Gaming may contain, prohibitions or restrictions on Boyd Gaming’s ability to effect such a repurchase. In the event a Change of Control Offer is mandated at a time when such prohibitions or restrictions are in effect, Boyd Gaming could seek the consent of its lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Boyd Gaming does not obtain such a consent or repay such borrowings, Boyd Gaming will be effectively prohibited from purchasing notes. In such case, Boyd Gaming’s failure to purchase tendered notes would constitute an Event of Default under the indenture. See “Risk Factors—We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.”

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Boyd Gaming and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require Boyd Gaming to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Boyd Gaming and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales; Event of Loss

Other than upon an Event of Loss, Boyd Gaming shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale after the Issue Date, where the Property subject to such Asset Sale has an aggregate Fair Market Value equal to or in excess of $100.0 million, unless:

(1) Boyd Gaming or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale;

(2) at least 75% of such consideration consists of cash, Temporary Cash Investments or any stock or assets of the kind referred to in clauses (1) or (3) of the definition of “Additional Assets;” provided, however, that for purposes of this clause (2),

(A) the assumption of Indebtedness of Boyd Gaming or a Restricted Subsidiary which is not subordinated to the notes shall be deemed to be Temporary Cash Investments if Boyd Gaming, such Restricted Subsidiary, and all other Restricted Subsidiaries of Boyd Gaming, to the extent any of the foregoing are liable with respect to such Indebtedness, are expressly released from all liability for such Indebtedness by the holder thereof in connection with such Asset Sale;

(B) any securities or notes received by Boyd Gaming or such Restricted Subsidiary from such transferee that are converted by Boyd Gaming or such Restricted Subsidiary into cash or Temporary Cash Investments within ten business days of the date of such Asset Sale shall be deemed to be Temporary Cash Investments; and

(C) Boyd Gaming and its Restricted Subsidiaries may receive consideration in the form of securities exceeding 25% of the consideration for one or more Asset Sales so long as Boyd Gaming and its Restricted Subsidiaries do not hold such securities having an aggregate Fair Market Value in excess of $100.0 million at any time outstanding;

(3) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect, on a pro forma basis, to, such Asset Sale; and

(4) the Board of Directors of Boyd Gaming determines in good faith that such Asset Sale complies with clauses (1) and (2).

Upon an Event of Loss incurred by Boyd Gaming or any of its Restricted Subsidiaries, the Net Proceeds received from such Event of Loss shall be applied in the same manner as proceeds from Asset Sales described above and pursuant to the procedures set forth below.

Within 720 days after the receipt of the Net Proceeds of an Asset Sale or Event of Loss, an amount equal to 100% of the Net Proceeds from such Asset Sale or Event of Loss may be applied by Boyd Gaming or a Restricted Subsidiary:

(1) to permanently repay, redeem or repurchase Senior Debt of Boyd Gaming or Indebtedness of any Restricted Subsidiary; or

(2) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Proceeds received by Boyd Gaming or another Restricted Subsidiary);

provided, however, that if Boyd Gaming or any Restricted Subsidiary contractually commits within such 720-day period to apply such Net Proceeds within 180 days of such contractual commitment in accordance with the above clauses (1) or (2), and such Net Proceeds are subsequently applied as contemplated in such contractual commitment, then the requirement for application of Net Proceeds set forth in this paragraph shall be considered satisfied.

Any Net Proceeds from an Asset Sale or Event of Loss that are not used in accordance with the preceding paragraph shall constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $100.0 million (taking into account income earned on such Excess Proceeds), Boyd Gaming shall make an offer to purchase (the “Prepayment Offer”), on a pro rata basis, from all Holders of the notes, and, at the election of Boyd Gaming, the holders of any other outstanding Indebtedness equal or senior in ranking to the notes having comparable rights, an aggregate principal amount of notes and, if applicable, such other Indebtedness equal to the Excess Proceeds, at a price in cash at least equal to 100% of the principal amount thereof, plus accrued and unpaid interest, in accordance with the procedures summarized herein and set forth in the indenture. To the extent that any portion of the Excess Proceeds remains after compliance with the preceding sentence and provided that all Holders have been given the opportunity to tender the notes for repurchase in accordance with the indenture, Boyd Gaming or such Restricted Subsidiary may use such remaining amount for general corporate purposes and the amount of Excess Proceeds shall be reset to zero. Pending application of Net Proceeds pursuant to clauses (1) and (2) above, such Net Proceeds will be invested in Temporary Cash Investments.

Within ten Business Days after the amount of Excess Proceeds exceeds $100.0 million, Boyd Gaming shall send a prepayment offer notice, by first-class mail, to the Holders, accompanied by such information regarding Boyd Gaming and its Subsidiaries as Boyd Gaming in good faith believes will enable such Holders to make an informed decision with respect to the Prepayment Offer. The prepayment offer notice will state, among other things:

(1) that Boyd Gaming is offering to purchase notes pursuant to the provisions of the indenture described herein;

(2) that any note (or any portion thereof) accepted for payment (and for which payment has been duly provided on the purchase date) pursuant to the Prepayment Offer shall cease to accrue interest after the purchase date;

(3) the purchase price and purchase date, which shall be, subject to any contrary requirements of applicable law, no less than 30 days nor more than 60 days from the date the Prepayment Offer Notice is mailed;

(4) the aggregate principal amount of notes (or portions thereof) to be purchased; and

(5) a description of the procedure which Holders must follow in order to tender their notes (or portions thereof) and the procedures that Holders must follow in order to withdraw an election to tender their notes (or portions thereof) for payment.

Boyd Gaming’s Credit Facility contains, and any future credit agreements or other agreements relating to indebtedness of Boyd Gaming may contain, prohibitions or restrictions on Boyd Gaming’s ability to effect a Prepayment Offer. If Boyd Gaming is required to make a Prepayment Offer at a time when such prohibitions or restrictions are in effect, Boyd Gaming could seek the consent of its lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Boyd Gaming does not obtain such a consent or repay such borrowings, Boyd Gaming will be effectively prohibited from purchasing notes. In such case, Boyd Gaming’s failure to purchase tendered notes would constitute an Event of Default under the indenture.

Boyd Gaming will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of notes as a result of a Prepayment Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to the Prepayment Offer, Boyd Gaming will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the indenture described above by virtue of such conflict.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements.

No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note (so long as such amount is in a denomination of $1,000 or integral multiples thereof) will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

Set forth below are certain covenants contained in the indenture. During any period of time that:

(1) the notes have Investment Grade Status, and

(2) no Default or Event of Default has occurred and is continuing under the indenture with respect to the notes,

Boyd Gaming and its Restricted Subsidiaries will not be subject to the provisions of the indenture with respect to the notes described above under “Repurchase at Option of Holders—Assets Sales; Event of Loss” and below under “—Limitation on Indebtedness” (collectively, the “Suspended Covenants”).

In the event that Boyd Gaming and its Restricted Subsidiaries are not subject to the Suspended Covenants with respect to the notes for any period of time as a result of the preceding sentence and, subsequently, at least one of the two designated Rating Agencies withdraws its rating or assigns the notes a rating below the required Investment Grade Ratings, then Boyd Gaming and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants for the benefit of the notes.

Limitation on Indebtedness

Boyd Gaming shall not, and shall not permit any Restricted Subsidiary to, Incur any Indebtedness; provided, however, that Boyd Gaming or any Restricted Subsidiary may incur Indebtedness if no Event of Default has occurred and is continuing and Boyd Gaming’s Consolidated Fixed Charge Coverage Ratio would exceed 2.0 to 1.0, after giving effect to:

(1) the Incurrence of such Indebtedness as if such Indebtedness was Incurred at the beginning of the Reference Period and (if applicable) the application of the net proceeds thereof to repay other Indebtedness as if the application of such proceeds occurred at the beginning of the Reference Period,

(2) the Incurrence and retirement of any other Indebtedness since the first day of the Reference Period as if such Indebtedness was Incurred or retired at the beginning of the Reference Period, and

(3) the acquisition or disposition of any company or business by Boyd Gaming or any Restricted Subsidiary since the first day of the Reference Period including any acquisition or disposition which will be consummated contemporaneously with the Incurrence of such Indebtedness, as if such acquisition or disposition occurred at the beginning of the Reference Period.

Notwithstanding the foregoing limitation, Boyd Gaming or any Restricted Subsidiary, as specified below, may Incur the following Indebtedness:

(1) Indebtedness of Boyd Gaming evidenced by the notes;

(2) Indebtedness of Boyd Gaming or any Restricted Subsidiary outstanding on the Issue Date;

(3) Indebtedness of Boyd Gaming under the Credit Facility, and the Guarantee by any Restricted Subsidiary of such Indebtedness, in an aggregate amount outstanding at any time not to exceed the greater of:

(A) $2.5 billion; and

(B) 2.0 times Consolidated EBITDA during the Reference Period (after giving pro forma effect to the acquisition or disposition of any company or business by Boyd Gaming or any Restricted Subsidiary since the first day of the Reference Period including any acquisition or disposition which will be consummated contemporaneously with the Incurrence of Indebtedness under this clause (3)(B), as if such acquisition or disposition occurred at the beginning of the Reference Period, and excluding from such Consolidated EBITDA the amount of Consolidated EBITDA utilized on a pro forma basis to permit any Incurrence of Indebtedness under the first paragraph of this covenant, but only to the extent that the inclusion of such Consolidated EBITDA was necessary to satisfy the 2.0 to 1.0 Consolidated Fixed Charge Coverage Ratio);

in each case, as such amount may be permanently reduced by the lenders under the Credit Facility as a result of repayments of Indebtedness thereunder with Net Proceeds of Asset Sales pursuant to the covenant described above under “Repurchase at the Option of Holders—Asset Sales; Event of Loss;”

(4) Indebtedness of Boyd Gaming or a Restricted Subsidiary owing to and held by a Restricted Subsidiary or Boyd Gaming; provided, however, that any subsequent issuance or transfer of any Capital Stock or other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness except to Boyd Gaming or a Restricted Subsidiary shall be deemed in each case to constitute the Incurrence of such Indebtedness by the issuer thereof;

(5) Indebtedness of Boyd Gaming or a Restricted Subsidiary under Interest Rate Agreements, provided that the obligations under such agreements are related to payment obligations on Indebtedness otherwise permitted by the terms of this covenant;

(6) Indebtedness of Boyd Gaming or a Restricted Subsidiary under Currency Exchange Protection Agreements, provided that such Currency Exchange Protection Agreements were entered into for the purpose of limiting exchange rate risks in connection with transactions entered into in the ordinary course of business;

(7) Indebtedness of Boyd Gaming or any Restricted Subsidiary in connection with one or more standby letters of credit, performance bonds or completion guarantees issued in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

(8) Indebtedness of Boyd Gaming or any Restricted Subsidiary outstanding under Permitted FF&E Financings which are either:

(A) Non-Recourse Indebtedness of Boyd Gaming and its Restricted Subsidiaries; or

(B) limited in amount (including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (8)(B)) for each Gaming Facility owned or leased by Boyd Gaming or any of its Restricted Subsidiaries to the lesser of:

(1) the amount of FF&E used in such Gaming Facility and financed by such Permitted FF&E Financing, or

(2) $25.0 million;

(9) So long as no Event of Default has occurred and is continuing, Indebtedness of Boyd Gaming or any Restricted Subsidiary not otherwise permitted to be Incurred pursuant to the provisions of the immediately preceding paragraph or this paragraph in an aggregate amount Incurred not to exceed $100.0 million; or

(10) Permitted Refinancing Indebtedness Incurred in respect of Indebtedness of Boyd Gaming or any Restricted Subsidiary outstanding pursuant to the provisions of the immediately preceding paragraph or clauses (1), (2), (8) and this clause (10) of this paragraph; provided, however, any such Permitted Refinancing Indebtedness may be incurred up to 45 days prior to the repayment or redemption of the Indebtedness being refinanced, redeemed or repayed with such Permitted Refinancing Indebtedness; provided, further, that prior to any repayment or redemption of the Indebtedness being refinanced with such Permitted Refinancing Indebtedness, Boyd Gaming or the applicable Restricted Subsidiary may temporarily invest the proceeds of such Permitted Refinancing Indebtedness in Temporary Cash Investments or use the proceeds of such Permitted Refinancing Indebtedness to pay down Indebtedness under the revolving credit portion of the Credit Facility.

For purposes of determining compliance with the “Limitation on Indebtedness” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories described in clauses (1) through (10) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Boyd Gaming will be permitted to classify such item of Indebtedness on the date of its incurrence in any manner that complies with this covenant. Indebtedness outstanding under Boyd Gaming’s Credit Facility on the Issue Date, after giving effect to the application of the proceeds from the issuance of the notes, will be deemed to have been incurred under clause (3) of the preceding paragraph.

Limitation on Layered Indebtedness

Boyd Gaming shall not, directly or indirectly, Incur any Indebtedness which is subordinate or junior in right of payment to any Senior Debt unless such Indebtedness is Senior Subordinated Debt or is expressly subordinated in right of payment to Senior Subordinated Debt. Boyd Gaming shall not permit any of its Restricted Subsidiaries to issue any Guarantee with respect to any Senior Subordinated Debt or Subordinated Obligations of Boyd Gaming unless such Restricted Subsidiary has executed and delivered to the trustee a supplemental indenture pursuant to which such Restricted Subsidiary will Guarantee payment of the notes on terms and conditions (including with respect to any Liens securing such Guarantees) at least as favorable to the holders of the notes as such Guarantee and:

(1) in the case of Senior Subordinated Debt, such Guarantee (and related Liens, if any) shall rank equal in right of payment with such Guarantee of the notes; and

(2) in the case of Subordinated Obligations, such Guarantee (and related Liens, if any) shall be subordinated in right of payment to such Guarantee of the notes to at least the same extent as such Subordinated Obligations are subordinated to the notes.

Limitation on Restricted Payments

Boyd Gaming shall not make, and shall not permit any Restricted Subsidiary to make, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment:

(1) a Default or an Event of Default shall have occurred and be continuing;

(2) Boyd Gaming could not Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described above under the caption “—Limitation on Indebtedness;” or

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments made from and after July 22, 1997 (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would exceed an amount equal, without duplication, to the sum of:

(A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from April 1, 1997 to the end of the most recent fiscal quarter ended immediately prior to the date of such Restricted Payment (or, in the case such Consolidated Net Income shall be a deficit, minus 100% of such deficit);

(B) the aggregate proceeds received by Boyd Gaming from the issue or sale of its Capital Stock (other than Disqualified Stock) subsequent to March 31, 1997 (other than an issuance or sale (i) to a Subsidiary of Boyd Gaming or an employee stock ownership plan or other trust established by Boyd Gaming or any of its Subsidiaries, (ii) pursuant to clauses (3) or (4) in the following paragraph or (iii) in connection with the acquisition of Coast Casinos, Inc.);

(C) the amount by which Indebtedness of Boyd Gaming or any Restricted Subsidiary is reduced on Boyd Gaming’s balance sheet upon the conversion or exchange (other than an issuance or sale to a Subsidiary of Boyd Gaming or an employee stock ownership plan or other trust established by Boyd Gaming or any of its Subsidiaries) subsequent to March 31, 1997, of any Indebtedness of Boyd Gaming or any Restricted Subsidiary convertible or exchangeable for Capital Stock (other than Disqualified Stock) of Boyd Gaming (less the amount of any cash or other property distributed by Boyd Gaming or any Restricted Subsidiary upon such conversion or exchange);

(D) the amount equal to the net reduction in Investments that were treated as Restricted Payments subsequent to March 31, 1997 resulting from:

(1) payments of dividends, repayments of loans or advances or other transfers of assets to Boyd Gaming or any Restricted Subsidiary or the satisfaction or reduction (other than by means of payments by Boyd Gaming or any Restricted Subsidiary) of obligations of other Persons which have been Guaranteed by Boyd Gaming or any Restricted Subsidiary; or

(2) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries, in each case such net reduction in Investments being:

(x) valued as provided in the definition of “Investment,”

(y) an amount not to exceed the aggregate amount of Investments previously made by Boyd Gaming or any Restricted Subsidiary which were treated as a Restricted Payment when made, and

(z) included in this clause (D) only to the extent not included in Consolidated Net Income;

(E) payments of dividends, repayments of loans or advances or other transfers of assets to Boyd Gaming or any Restricted Subsidiary from the Borgata Joint Venture to the extent such dividends, repayments, advances or other transfers exceed $100.0 million; but only to the extent that any such payments are excluded from the computation of Consolidated Net Income and in an aggregate amount not in excess of the amount of investments in the Borgata Joint Venture that were treated as Restricted Payments when made; and

(F) $150.0 million.

The provisions of the preceding paragraph shall not prohibit:

(1) the payment of any dividend within 60 days after the date of its declaration if such dividend could have been paid on the date of its declaration in compliance with such provisions; provided that at the time of payment of such dividend no Default under any provision of the indenture other than this covenant shall have occurred and be continuing (or would result therefrom);

(2) the redemption or repurchase of any Capital Stock or Indebtedness of Boyd Gaming (other than any Capital Stock or Indebtedness which is held or beneficially owned by, any member of the Boyd Family, Boyd Gaming or any Affiliate of Boyd Gaming);

(A) if the holder or beneficial owner of such Capital Stock or Indebtedness is required to qualify under the Gaming Laws and does not so qualify; or

(B) if necessary in the reasonable, good faith judgment of the Board of Directors, as evidenced by a Board Resolution, to prevent the loss or secure the reinstatement of any Gaming License which if lost or not reinstated, as the case may be, would have a material adverse effect on the business of Boyd Gaming and its Subsidiaries, taken as a whole, or would restrict the ability of Boyd Gaming or any of its Subsidiaries to conduct business in any gaming jurisdiction;

(3) any purchase, redemption or other acquisition or retirement of Capital Stock of Boyd Gaming made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock (other than Disqualified Stock) of Boyd Gaming;

(4) any purchase, redemption or other acquisition or retirement of the Indebtedness of any Person made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock (other than Disqualified Stock) of Boyd Gaming;

(5) any purchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness from the proceeds of Permitted Refinancing Indebtedness;

(6) cash payments in lieu of fractional shares issuable as dividends on Capital Stock of Boyd Gaming or any of its Restricted Subsidiaries; and

(7) the redemption or repurchase of any Capital Stock of Boyd Gaming to the extent required by a final non-appealable order or judgment entered by a court or courts of competent jurisdiction.

The full amount of any Restricted Payments made subsequent to March 31, 1997 pursuant to clauses (1) and (2) of the preceding paragraph (but not pursuant to clauses (3), (4), (5), (6) and (7) of the preceding paragraph or pursuant to the succeeding paragraph) shall be included in the calculation of the aggregate amount of the Restricted Payments referred to in the next preceding paragraph.

Notwithstanding any of the foregoing to the contrary, Boyd Gaming and it Restricted Subsidiaries may make any Restricted Payment so long as (1) no Default or Event of Default has occurred and is continuing and (2) at the time of such Restricted Payment and after giving pro forma effect thereto, Boyd Gaming’s Consolidated Fixed Charge Coverage Ratio would exceed 2.0 to 1.0; provided, however, that if at any time the criteria set forth in clause (2) of the preceding sentence ceases to be satisfied, all Restricted Payments made by Boyd Gaming or any of its Restricted Subsidiaries occurring on or after the date on which such criteria ceases to be satisfied shall be required to be made, to the extent permitted thereby, in compliance with the preceding paragraphs of this covenant, and the amount available for Restricted Payments pursuant to clause (3) of the first paragraph of this covenant on or after the date on which such criteria ceases to be satisfied shall be equal to the amount that would have been available for Restricted Payments pursuant to such clause (3) on such date without giving effect to any Restricted Payments made through such date pursuant to and in compliance with this paragraph; provided, further, that if Boyd Gaming or any of its Restricted Subsidiaries become contractual obligated to make any Restricted Payment at the time criteria set forth in clauses (1) and (2) of the preceding sentence continues to be satisfied, then Boyd Gaming or such Restricted Subsidiary, as the case may be, may continue to make such Restricted Payment, even if the criteria in clauses (1) and (2) of the preceding sentence ceases to be satisfied at the time such Restricted Payment is actually made, notwithstanding the limitation set forth in the preceding proviso, and the amount available for Restricted Payments pursuant to clause (3) of the first paragraph of this covenant on or after the date on which such criteria ceases to be satisfied shall be equal to the amount that would have been available for Restricted Payments pursuant to such clause (3) on such date without giving effect to any Restricted Payments made on such date pursuant to and in compliance with this proviso.

Limitation on Liens

Boyd Gaming shall not, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of its Property, whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, which secures Indebtedness that ranks pari passu with or is subordinated to the notes unless:

(1) if such Lien secures Indebtedness that ranks pari passu with the notes, the notes are secured on an equal and ratable basis with the obligations so secured or

(2) if such Lien secures Indebtedness that is subordinated to the notes, such Lien shall be subordinated to a Lien granted to the holders of notes in the same collateral as that securing such Indebtedness subordinated to the notes to the same extent as such subordinated Indebtedness is subordinated to the notes.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

Boyd Gaming shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions to Boyd Gaming or any other Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits;

(2) pay any indebtedness owed to Boyd Gaming or any other Restricted Subsidiary;

(3) make loans or advances to Boyd Gaming or any other Restricted Subsidiary;

(4) transfer any of its Property to Boyd Gaming or any other Restricted Subsidiary,

except for such encumbrances or restrictions existing under or by reason of:

(A) agreements in effect on the Issue Date;

(B) applicable law, including rules, regulations or orders issued by any Gaming Authority;

(C) customary nonassignment provisions in contracts, leases or licenses entered into in the ordinary course of business and consistent with past practices that are customary in the gaming, lodging or entertainment industry;

(D) Permitted Refinancing Indebtedness; provided, however, that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced;

(E) agreements in existence with respect to a Restricted Subsidiary at the time it is so designated; provided, however, that such agreements are not entered into in anticipation or contemplation of such designation;

(F) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business with the approval of Boyd Gaming’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(G) Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Limitation on Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(H) purchase money obligations for Property or equipment acquired for use in the business of Boyd Gaming or any of its Restricted Subsidiaries and Capital Lease Obligations that impose restrictions on the Property or equipment purchased or leased in the ordinary course of business; or

(I) any instrument governing Indebtedness represented by industrial revenue or development bonds issued by a municipality and guaranteed by Boyd Gaming or any of its Restricted Subsidiaries.

Nothing contained in this covenant shall prevent Boyd Gaming or any Restricted Subsidiary from granting any Lien permitted by the covenant described above under the caption “—Limitation on Liens” covenant.

Limitation on Transactions with Affiliates

Boyd Gaming shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, lease or exchange of any Property, the making of any Investment, the giving of any Guarantee or the rendering or receiving of any service) with, from or for the benefit of any Affiliate, any Related Person or any officer or director of any Affiliate or a Related Person (an “Affiliate Transaction”) unless:

(1) the terms of such Affiliate Transaction are in writing, in the best interest of Boyd Gaming or such Restricted Subsidiary, as the case may be, and at least as favorable to Boyd Gaming or such Restricted Subsidiary, as the case may be, as those that could be obtained at the time of such Affiliate Transaction in a similar transaction in arm’s-length dealings with a Person who is not such an Affiliate, Related Person or officer or director of an Affiliate or Related Person;

(2) with respect to each Affiliate Transaction involving aggregate payments to either party in excess of $10.0 million, such Affiliate Transaction was approved by a majority of the disinterested members of the Board of Directors and that such Affiliate Transaction complies with clause (1); and

(3) with respect to each Affiliate Transaction involving aggregate payments in excess of $50.0 million, Boyd Gaming delivers to the trustee an opinion letter from an Independent Advisor to the effect that such Affiliate Transaction is fair, from a financial point of view;

provided, however, that the foregoing limitation shall not apply for so long as Boyd Gaming’s common stock is listed for trading on the New York Stock Exchange or the American Stock Exchange or is quoted on the National Association of Securities Dealers Automated Quotation System and designated as a “national market system security.”

Notwithstanding the foregoing limitation, Boyd Gaming or any of its Restricted Subsidiaries may enter into or suffer to exist the following:

(1) any transaction pursuant to any contract in existence on the Issue Date;

(2) any Restricted Payment permitted to be made pursuant to the covenant described above under the caption “—Limitation on Restricted Payments”;

(3) any transaction or series of transactions between Boyd Gaming and one or more of its Subsidiaries or between two or more of its Subsidiaries;

(4) the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of Boyd Gaming or any of its Restricted Subsidiaries, so long as the Board of Directors in good faith shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for such compensation or fees to be fair consideration therefor; and

(5) any Investment made by Boyd Gaming or any of its Restricted Subsidiaries other than an Investment in a holder of 10% or more of the Capital Stock of Boyd Gaming or an Investment in an entity controlled by a holder of 10% or more of the Capital Stock of Boyd Gaming (other than indirect control by reason of such holder’s ownership of Capital Stock of Boyd Gaming).

Limitation on Status as an Investment Company

Boyd Gaming shall not, and shall not permit any of its Subsidiaries to, become an “investment company” (as that term is defined in the Investment Company Act of 1940, as amended), to the extent such status would subject Boyd Gaming or any such Subsidiary to regulation under the Investment Company Act, except for Subsidiaries established for the purpose of financing the operating businesses of Boyd Gaming and its Subsidiaries.

Payment for Consent

Boyd Gaming will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Merger, Consolidation and Sale of Assets

Boyd Gaming shall not merge or consolidate with or into any other entity (other than a merger or consolidation of a Restricted Subsidiary with or into Boyd Gaming) or in one transaction or a series of related transactions sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of its Property unless:

(1) the entity formed by or surviving any such consolidation or merger (if Boyd Gaming is not the surviving entity) or the Person to which such sale, assignment, transfer, lease or conveyance is made (the “Successor”):

(A) shall be a corporation organized and existing under the laws of the United States of America or a State thereof or the District of Columbia and such corporation expressly assumes, by supplemental indenture satisfactory to the trustee, executed and delivered to the trustee by such corporation, the due and punctual payment of the principal, premium, if any, and interest on all the notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the indenture to be performed by Boyd Gaming; and

(B) the Successor shall have all Gaming Licenses required to operate all Gaming Facilities to be owned by such Successor;

(2) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all of Boyd Gaming’s Property, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

(3) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis, no Default or Event of Default shall have occurred and be continuing; and

(4) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness Incurred or anticipated to be Incurred in connection with such transaction or series of transactions), Boyd Gaming or the Successor, as the case may be, would be able to Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described above under the caption “—Limitation on Indebtedness.”

Reports

Whether or not required by the Commission, so long as any notes are outstanding, Boyd Gaming will furnish to the Holders of notes, within 15 days after the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Boyd Gaming were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by Boyd Gaming’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if Boyd Gaming were required to file such reports.

In addition, whether or not required by the Commission, Boyd Gaming will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and will post the reports on its website within those time periods. If, at any time Boyd Gaming is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Boyd Gaming will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the Commission within the time periods specified above unless the Commission will not accept such a filing. Boyd Gaming will not take any action for the purpose of causing the Commission not to accept any such filings. If, notwithstanding the foregoing, the Commission will not accept Boyd Gaming’s filings for any reason, Boyd Gaming will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if Boyd Gaming were required to file those reports with the Commission.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1) default with respect to payment of interest on any of the notes when it becomes due and payable, and the continuance of such default for a period of 30 days, whether or not prohibited by the subordination provisions of the indenture;

(2) default with respect to payment of principal or premium, if any, on any of the notes when due at maturity, upon acceleration, required purchase or otherwise, whether or not prohibited by the subordination provisions of the indenture;

(3) failure by Boyd Gaming to observe, perform or comply with the covenants and agreements in the covenant described above under the caption “—Merger, Consolidation and Sale of Assets” herein;

(4) failure by Boyd Gaming to observe, perform or comply with any of the other covenants and agreements in the indenture or the notes and such failure to observe, perform or comply continues for a period of 30 days after receipt by Boyd Gaming of a written notice from the trustee or Holders of not less than 25% in aggregate principal amount of the notes then outstanding;

(5) Indebtedness of Boyd Gaming or any Restricted Subsidiary is not paid when due or within any applicable grace period or is accelerated by the holders thereof and, in either case, the total amount of such unpaid or accelerated Indebtedness exceeds $50.0 million;

(6) the entry by a court of competent jurisdiction of one or more judgments or orders against Boyd Gaming or any Restricted Subsidiary in an uninsured aggregate amount in excess of $50.0 million and such judgment or order is not discharged, waived, stayed or satisfied for a period of 60 consecutive days;

(7) certain events of bankruptcy, insolvency or reorganization affecting Boyd Gaming or any Restricted Subsidiary; and

(8) any revocation, suspension or loss of any Gaming License which results in the cessation of business for a period of more than 90 consecutive days of the business of any Gaming Facility or Gaming Facilities owned, leased or operated directly or indirectly by Boyd Gaming or any of its Subsidiaries which, taken together, collectively contribute more than 10% of Boyd Gaming’s Consolidated EBITDA (other than any voluntary relinquishment of a Gaming License if such relinquishment is, in the reasonable, good faith judgment of the Board of Directors, evidenced by a Board Resolution, both desirable in the conduct of the business of Boyd Gaming and its Subsidiaries, taken as a whole, and not disadvantageous in any material respect to the Holders).

A Default under clauses (5), (6) or (8) above is not an Event of Default until the trustee or Holders of not less than 25% in aggregate principal amount of the notes notify Boyd Gaming of the Default; provided that any Default under clause (5) above resulting from a default or acceleration with respect to Indebtedness will not be considered an Event of Default if such default or acceleration is cured or annulled, respectively, within 30 days of the receipt by Boyd Gaming of the abovementioned notice of Default from the trustee or Holders of not less than 25% in aggregate principal amount of the notes.

Boyd Gaming shall deliver to the trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any Event of Default, its status and what action Boyd Gaming is taking or proposes to take with respect thereto.

The indenture provides that the trustee, within 90 days after the occurrence of any continuing Default or Event of Default that is known to the trustee, will give notice to the Holders; provided, however, that, except in the case of a default in payment of principal of or interest on the notes, the trustee may withhold such notice as long as it in good faith determines that such withholding is in the interest of the Holders.

The indenture provides that if an Event of Default with respect to the notes (other than an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to Boyd Gaming or a Restricted Subsidiary) shall have occurred and be continuing, the trustee or the registered holders of not less than 25% in aggregate principal amount of the notes then outstanding may accelerate the maturity of all the notes in which event the notes shall become immediately due and payable; provided, however, that after such acceleration but before a judgment or decree based on acceleration is obtained by the trustee, the registered holders of a majority in aggregate principal amount of the notes then outstanding, may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived as provided in the indenture. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to Boyd Gaming or a Restricted Subsidiary shall occur, the notes shall be due and payable immediately without any declaration or other act on the part of the trustee or the Holders.

The Holders of a majority in principal amount of the notes then outstanding shall have the right to waive any existing Default with respect to the notes or compliance with any provision of the indenture or the notes and to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to certain limitations specified in the indenture.

No Holder will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless:

(1) such Holder shall have previously given to the trustee written notice of a continuing Event of Default;

(2) Holders of at least 25% in aggregate principal amount of the notes then outstanding shall have made written request and offered reasonable indemnity to the trustee to institute such proceeding as a trustee; and

(3) the trustee shall not have received from the Holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

However, such limitations do not apply to a suit instituted by a Holder for enforcement of payment of the principal of and premium, if any, or interest on such Holder’s note on or after the respective due dates expressed in such note.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Boyd Gaming, as such, will have any liability for any obligations of Boyd Gaming under the notes, the indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

Boyd Gaming may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium, if any, on such notes when such payments are due from the trust referred to below;

(2) Boyd Gaming’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and Boyd Gaming’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

In addition, Boyd Gaming may, at its option and at any time, elect to have the obligations of Boyd Gaming released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events with respect to Boyd Gaming) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) Boyd Gaming must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination of cash in U.S. dollars and non-callable U.S. Government Obligations, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and Boyd Gaming must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, Boyd Gaming has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that:

(a) Boyd Gaming has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Boyd Gaming has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which Boyd Gaming is a party or by which Boyd Gaming is bound;

(6) Boyd Gaming must deliver to the trustee an officers’ certificate stating that the deposit was not made by Boyd Gaming with the intent of preferring the Holders of notes over the other creditors of Boyd Gaming with the intent of defeating, hindering, delaying or defrauding creditors of Boyd Gaming or others; and

(7) Boyd Gaming must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture and the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each Holder of an outstanding note, an amendment or waiver may not, among other things:

(1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the rate of or extend the time for payment of interest on any note;

(3) reduce the principal of or extend the stated maturity of any note, reduce the premium payable upon the redemption of any note or change the time at which a note may be redeemed (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(4) impair the right of any Holder to receive payment of principal of, or interest or premium, if any, on the notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s notes;

(5) make any note payable in money other than that stated in the notes;

(6) make any change to the subordination provisions of the indenture that would adversely affect the holders of the notes; or

(7) release any security interest in favor of the notes.

Notwithstanding the preceding, without the consent of any Holder of notes, Boyd Gaming and the trustee may amend or supplement the indenture, among other things:

(1) to cure any ambiguity, defect, omission or inconsistency;

(2) to provide for the assumption of Boyd Gaming’s obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of Boyd Gaming’s assets;

(3) to provide for uncertificated notes in addition to or in place of certificated notes;

(4) to add Guarantees with respect to the notes and to release such Guarantees when required by the terms thereof;

(5) to secure the notes;

(6) to add to the covenants of Boyd Gaming for the benefit of the Holders of the notes or to surrender any right or power conferred upon Boyd Gaming;

(7) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder of notes;

(8) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(9) to conform the text of the indenture or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture or the notes; and

(10) to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture on the Issue Date.

The consent of the Holders of the notes is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment of the indenture becomes effective, Boyd Gaming is required to mail to the Holders of notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders of notes, or any defect therein, will not impair or affect the validity of the amendment.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Boyd Gaming, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Boyd Gaming has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination of cash in U.S. dollars and non-callable U.S. Government Obligations, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2) Boyd Gaming has paid or caused to be paid all other sums payable by it under the indenture;

(3) other than with respect to a discharge when the notes have become due and payable, no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Boyd Gaming is a party or by which Boyd Gaming is bound; and

(4) Boyd Gaming has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, Boyd Gaming must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of Boyd Gaming, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus supplement may obtain a copy of the indenture without charge by writing to Boyd Gaming Corporation, 2950 Industrial Road, Las Vegas, NV 89109, Attention: General Counsel.

Book-Entry, Delivery and Form

The notes initially will be represented by one or more notes issued in registered, global form without interest coupons (the “Global Notes”). The Global Notes will be deposited on the Issue Date with the trustee as custodian for The Depositary Trust Company (“DTC”), in New York, New York, and registered in the name of Cede & Co., as nominee of DTC, for credit to an account of a direct or indirect participant in DTC as described below. Except as set forth below, the notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000.

Except as set forth below, the Global Notes may transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interest in the Global Notes may not be exchanged for definitive notes in registered certificated from (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form. In addition, transfers of beneficial interest in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct and indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

So long as the holder of a Global Note is the registered owner of any notes, the holder of such Global Note will be considered the sole holder under the indenture of any notes evidenced by the Global Notes. Beneficial owners of notes evidenced by the Global Notes will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the trustee thereunder. Neither Boyd Gaming nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the notes.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Boyd Gaming takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters. However, Boyd Gaming will remain responsible for any actions DTC, Euroclear and Clearstream and their respective participants take in accordance with instructions provided by Boyd Gaming.

DTC has advised Boyd Gaming that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised Boyd Gaming that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. Prospective purchasers are advised that the laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, Boyd Gaming and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither Boyd Gaming, the trustee nor any agent of Boyd Gaming or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised Boyd Gaming that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Boyd Gaming. Neither Boyd Gaming nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and Boyd Gaming and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised Boyd Gaming that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC, Euroclear and Clearstream each reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither Boyd Gaming nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1) DTC (a) notifies Boyd Gaming that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, Boyd Gaming fails to appoint a successor depositary;

(2) Boyd Gaming, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the notes;

then, upon surrender by a Holder of its Global Note, notes in such form will be issued to each Person that the Holder of the Global Note and DTC identify as being the beneficial owner of the related notes. In addition, beneficial interests in a Global Notes may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interest in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Neither Boyd Gaming nor the trustee will be liable for any delay by the Global Note Holder or DTC in identifying the beneficial owners of notes and Boyd Gaming and the trustee may conclusively rely on, and will be protected in relying on, instructions from the Holder of the Global Note or DTC for all purposes.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor complies with the applicable provisions in the indenture.

Same Day Settlement and Payment

Boyd Gaming will make, or cause to be made, payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest, if any) by wire transfer of immediately available funds to the accounts specified by the Holder of the Global Note. Boyd Gaming will make all payments of principal, interest and premium, if any, with respect to Certificated Notes, by mailing a check to each such Holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Boyd Gaming that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Additional Assets” means:

(1) any Property (other than cash, cash equivalents or securities) to be owned by Boyd Gaming or a Restricted Subsidiary and used in a Related Business,

(2) the costs of improving, restoring, replacing or developing any Property owned by Boyd Gaming or a Restricted Subsidiary which is used in a Related Business or

(3) Investments in any other Person engaged primarily in a Related Business (including the acquisition from third parties of Capital Stock of such Person) as a result of which such other Person becomes a Restricted Subsidiary in compliance with the procedure for designation of Restricted Subsidiaries set forth below in the definition of “Restricted Subsidiary.”

“Affiliate” means, with respect to any Person, a Person

(1) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person,

(2) which directly or indirectly through one or more intermediaries beneficially owns or holds 10% or more of any class of the Voting Stock of such Person (or a 10% or greater equity interest in a Person which is not a corporation) or

(3) of which 10% or more of any class of the Voting Stock (or, in the case of a Person which is not a corporation, 10% or more of the equity interest) is beneficially owned or held directly or indirectly through one or more intermediaries by such Person.

The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1) 1.0% of the principal amount of the note; or

(2) the excess of:

(a)	the present value at such redemption date of (i) the redemption price of the note at February 1, 2011, (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”) plus (ii) all required interest payments due on the note through February 1, 2011, (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the principal amount of the note, if greater.

“Asset Sale” means the sale, conveyance, transfer, lease or other disposition, whether in a single transaction or a series of related transactions (including, without limitation, dispositions pursuant to Sale/Leaseback Transactions or pursuant to the merger of Boyd Gaming or any of its Restricted Subsidiaries with or into any person other than Boyd Gaming or one of its Restricted Subsidiaries), by Boyd Gaming or one of its Restricted Subsidiaries to any Person other than Boyd Gaming or one of its Restricted Subsidiaries of:

(1) any of the Capital Stock or other ownership interests of any Subsidiary of Boyd Gaming or

(2) any other Property of Boyd Gaming or any Property of its Restricted Subsidiaries, in each case not in the ordinary course of business of Boyd Gaming or such Restricted Subsidiary.

Notwithstanding the foregoing, the following items will not be deemed to be Asset Sales:

(A) any issuance or other such disposition of Capital Stock or other ownership interests of any Restricted Subsidiary to Boyd Gaming or another Restricted Subsidiary;

(B) any such disposition of Property between or among Boyd Gaming and its Restricted Subsidiaries;

(C) the sale or other disposition of cash or Temporary Cash Investments;

(D) any exchange of like Property pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, for use in a Related Business;

(E) a Restricted Payment that is permitted by the covenant described above under the caption “—Certain Covenants—Limitation on Restricted Payments;” and

(F) the sale, conveyance, transfer, lease or other disposition of the Stardust or the Barbary Coast Gaming Facilities.

“Attributable Indebtedness” means Indebtedness deemed to be Incurred in respect of a Sale/Leaseback Transaction and shall be, at the date of determination, the present value (discounted at the actual rate of interest implicit in such transaction, compounded annually), of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

“Barbary Coast” means the Barbary Coast Hotel and Casino.

“Board of Directors” means the Board of Directors of Boyd Gaming or any committee thereof duly authorized to act on behalf of such Board.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of Boyd Gaming to have been duly adopted by the Board of Directors, to be in full force and effect on the date of such certification and delivered to the trustee.

“Borgata Joint Venture” means the joint venture pursuant to that certain Joint Venture Agreement dated as of May 29, 1996, by and between MAC, CORP., a wholly-owned subsidiary of Mirage Resorts, Incorporated, a Nevada corporation, and Grand K, Inc., a wholly-owned subsidiary of Boyd Gaming, which subsequently assigned its interest to Boyd Atlantic City, Inc., as such agreement is amended from time to time.

“Boyd Family” means William S. Boyd, any direct descendant or spouse of such person, or any direct descendant of such spouse, and any trust or other estate in which each person who has a beneficial interest, directly or indirectly through one or more intermediaries, in Capital Stock of Boyd Gaming is one of the foregoing persons.

“Capital Lease Obligations” means Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP. For purposes of “—Certain Covenants—Limitation on Liens,” Capital Lease Obligations shall be deemed secured by a Lien on the Property being leased.

“Capital Stock” means, with respect to any Person, any and all shares or other equivalents (however designated) of corporate stock, partnership interests or any other participation, right, warrants, options or other interest in the nature of an equity interest in such Person, but excluding any debt security convertible or exchangeable into such equity interest.

A “Change of Control” shall be deemed to occur if:

(1) any “person” or “group” (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders and other than a Restricted Subsidiary, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) of 50% or more of the total voting power of all classes of the Voting Stock of Boyd Gaming and/or warrants or options to acquire such Voting Stock, calculated on a fully diluted basis; provided that for purposes of this clause (1), the members of the Boyd Family shall be deemed to beneficially own any Voting Stock of a corporation held by any other corporation (the “parent corporation”) so long as the members of the Boyd Family beneficially own (as so defined), directly or indirectly through one or more intermediaries, in the aggregate 50% or more of the total voting power of the Voting Stock of the parent corporation;

(2) the sale, lease, conveyance or other transfer of all or substantially all of the Property of Boyd Gaming (other than to any Restricted Subsidiary) shall have occurred;

(3) the stockholders of Boyd Gaming shall have approved any plan of liquidation or dissolution of Boyd Gaming;

(4) Boyd Gaming consolidates with or merges into another Person or any Person consolidates with or merges into Boyd Gaming in any such event pursuant to a transaction in which the outstanding Voting Stock of Boyd Gaming is reclassified into or exchanged for cash, securities or other property, other than any such transaction where:

(A) the outstanding Voting Stock of Boyd Gaming is reclassified into or exchanged for Voting Stock of the surviving corporation that is Capital Stock and

(B) the holders of the Voting Stock of Boyd Gaming immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving corporation immediately after such transaction in substantially the same proportion as before the transaction; or

(5) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election or appointment by such board or whose nomination for election by the stockholders of Boyd Gaming was approved by a vote of either:

(A) 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, or

(B) members of the Boyd Family who beneficially own (as defined for purposes of clause (1) above), directly or indirectly through one or more intermediaries, in the aggregate 50% or more of the total voting power of the Voting Stock of Boyd Gaming), cease for any reason to constitute a majority of the Board of Directors then in office.

“Consolidated EBITDA” means, for any period, without duplication, the sum of:

(1) Consolidated Net Income; and

(2) to the extent Consolidated Net Income has been reduced thereby: (a) Consolidated Fixed Charges, (b) provisions for taxes based on income, (c) consolidated depreciation expense, (d) consolidated amortization expense, (e) all preopening expenses paid or accrued, and (f) other noncash items reducing Consolidated Net Income, minus other noncash items increasing Consolidated Net Income;

all as determined on a consolidated basis for Boyd Gaming and its Restricted Subsidiaries in conformity with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means the ratio of Consolidated EBITDA during the Reference Period to the aggregate amount of Consolidated Fixed Charges during the Reference Period.

“Consolidated Fixed Charges” means, for any period, the total interest expense of Boyd Gaming and its consolidated Subsidiaries (other than Unrestricted Subsidiaries) including:

(1) the interest component of Capital Lease Obligations,

(2) one-third of the rental expense attributable to operating leases,

(3) amortization of Indebtedness discount and commissions, discounts and other similar fees and charges owed with respect to Indebtedness,

(4) noncash interest payments,

(5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing,

(6) net costs pursuant to Interest Rate Agreements,

(7) dividends on all Preferred Stock of Restricted Subsidiaries held by Persons other than Boyd Gaming or a Restricted Subsidiary,

(8) interest attributable to the Indebtedness of any other Person for which Boyd Gaming or any Restricted Subsidiary is responsible or liable as obligor, guarantor or otherwise and

(9) any dividend or distribution, whether in cash, property or securities, on Disqualified Stock of Boyd Gaming.

“Consolidated Net Income” means for any period, the net income (loss) of Boyd Gaming and its Subsidiaries determined in accordance with GAAP; provided, however, that the following items shall be excluded from the computation of Consolidated Net Income:

(1) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that, subject to the limitations contained in (4) below,

(A) the net income (or, if applicable, Boyd Gaming’s equity in the net income) of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Boyd Gaming or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (3) below) and

(B) Boyd Gaming’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period shall be included in determining such Consolidated Net Income;

(2) any net income (loss) of any Person acquired by Boyd Gaming or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

(3) any net income (loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to Boyd Gaming, except that:

(A) subject to the limitations contained in (4) below, Boyd Gaming’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to Boyd Gaming or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause), and

(B) Boyd Gaming’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(4) any gain or loss realized upon the sale or other disposition of any Property of Boyd Gaming or its consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

(5) items classified as extraordinary or any non-cash item classified as nonrecurring; and

(6) the cumulative effect of a change in accounting principles.

“Credit Facility” means the senior secured credit facility outstanding on the Issue Date, as amended from time to time, among Boyd Gaming, certain Subsidiaries and a syndicate of banks, and any extensions, revisions, refinancings or replacements thereof by an institutional lender or syndicate of institutional lenders.

“Currency Exchange Protection Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Senior Debt” means (1) indebtedness under or in respect of the Credit Facility and (2) any Senior Debt of Boyd Gaming which, at the date of determination, has an aggregate principal amount outstanding of, or under which at the date of determination the holders thereof are committed to lend up to, at least $100.0 million and is specifically designated by Boyd Gaming in the instrument evidencing or governing such Senior Debt as “Designated Senior Debt” for purposes of the indenture.

“Development Services” means, with respect to any Qualified Facility, the provision (through retained professionals or otherwise) of development, design or construction services with respect to such Qualified Facility.

“Disqualified Stock” of a Person means any Capital Stock of such Person:

(1) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or otherwise

(A) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

(B) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or

(C) is convertible or exchangeable or exercisable for Indebtedness; and

(2) as to which the maturity, mandatory redemption, conversion or exchange or redemption at the option of the holder thereof occurs, or may occur,

in the case of each of clauses (1) or (2) on or prior to the first anniversary of the Stated Maturity of the notes; provided, however, that such Capital Stock of Boyd Gaming or any of its Subsidiaries shall not constitute Disqualified Stock if it is redeemable prior to the first anniversary of the Stated Maturity of the notes only if:

(A) the holder or a beneficial owner of such Capital Stock is required to qualify under the Gaming Laws and does not so qualify, or

(B) the Board of Directors determines in its reasonable, good faith judgment, as evidenced by a Board Resolution, that as a result of a holder or beneficial owner owning such Capital Stock, Boyd Gaming or any of its Subsidiaries has lost or may lose any Gaming License, which if lost or not reinstated, as the case may be, would have a material adverse effect on the business of Boyd Gaming and its Subsidiaries, taken as a whole, or would restrict the ability of Boyd Gaming or any of its Subsidiaries to conduct business in any gaming jurisdiction.

“Event of Loss” means, with respect to any Property, any loss, destruction or damage of such Property, or any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation or requisition of the use of such Property.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Indenture” means the Indenture dated as of December 30, 2002 between Boyd Gaming and Wells Fargo Bank, National Association, as trustee, relating to the 7.75% Senior Subordinated Notes due 2012, as in effect on the Issue Date.

“Fair Market Value” means with respect to any Property, the price which could be negotiated in an arm’s- length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined, except as otherwise provided:

(1) if such Property has a Fair Market Value of less than $25.0 million, by any Officer of Boyd Gaming; or

(2) if such Property has a Fair Market Value in excess of $25.0 million, by a majority of the Board of Directors and evidenced by a Board Resolution, dated within 30 days of the relevant transaction, delivered to the trustee.

“GAAP” means accounting principles generally accepted in the United States of America in effect on the date of the indenture.

“Gaming Authority” means any of the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Louisiana Gaming Control Board, the Mississippi Gaming Commission, the New Jersey Casino Control Commission, the New Jersey Division of Gaming Enforcement, the Illinois Gaming Board, the Indiana Gaming Commission and any other agency (including, without limitation, any agency established by a federally-recognized Indian tribe to regulate gaming on such tribe’s reservation) which has, or may at any time after the date of the indenture have, jurisdiction over the gaming activities of Boyd Gaming or any of its Subsidiaries or any successor to such authority.

“Gaming Facility” means any gaming or pari-mutuel wagering establishment and other property or assets directly ancillary thereto or used in connection therewith, including any building, restaurant, hotel, theater, parking facilities, retail shops, land, golf courses and other recreation and entertainment facilities, vessel, barge, ship and equipment or 100% of the equity interest of a Person the primary business of which is ownership and operation of any of the foregoing.

“Gaming Laws” means the gaming laws of a jurisdiction or jurisdictions to which Boyd Gaming or any of its Subsidiaries is, or may at any time after the date of the indenture be, subject.

“Gaming License” means any license, permit, franchise or other authorization from any governmental authority required on the date of the indenture or at any time thereafter to own, lease, operate or otherwise conduct the gaming business of Boyd Gaming and its Subsidiaries, including all licenses granted under Gaming Laws and other Legal Requirements.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such first Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or

(2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business; or (ii) any obligation in the nature of a completion guaranty which is limited solely to an obligation to complete the development, construction or opening of any new Gaming Facility entered into on behalf of any of any Person in which a Qualified Investment has been made by Boyd Gaming or any Restricted Subsidiary. The term “Guarantee” used as a verb has a corresponding meaning.

“Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or obligation on the consolidated balance sheet of such Person including by merger or operation of law (and “Incurrence,” “Incurred,” “Incurable” and “Incurring” shall have meanings correlative to the foregoing). The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness so long the amount thereof is included in the computation of “Consolidated Fixed Charges” for all purposes under the indenture.

“Indebtedness” means (without duplication), with respect to any Person, any indebtedness, secured or unsecured, contingent or otherwise, which is for borrowed money (whether or not the recourse of the lender is to the whole of the Property of such Person or only to a portion thereof), or the principal amount of such indebtedness evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (excluding any balances that constitute customer advance payments and deposits, accounts payable or trade payables, and other accrued liabilities arising in the ordinary course of business) if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and shall also include, to the extent not otherwise included:

(1) any Capital Lease Obligations;

(2) Indebtedness of other Persons secured by a Lien to which the Property owned or held by such Person is subject, whether or not the obligation or obligations secured thereby shall have been assumed (the amount of such Indebtedness being deemed to be the lesser of the value of such Property or the amount of the Indebtedness so secured);

(3) Guarantees of Indebtedness of other Persons;

(4) any Disqualified Stock;

(5) any Attributable Indebtedness;

(6) all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments or credit transactions issued for the account of such Person (including reimbursement obligations with respect thereto), other than obligations with respect to letters of credit securing obligations (other than obligations described in this definition) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit;

(7) in the case of Boyd Gaming, Preferred Stock of its Restricted Subsidiaries; and

(8) obligations pursuant to any Interest Rate Agreement or Currency Exchange Protection Agreement.

Notwithstanding the foregoing, Indebtedness shall not include any interest or accrued interest until due and payable. For purposes of this definition, the maximum fixed repurchase price of any Disqualified Stock or

Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture; provided, however, that if such Disqualified Stock or Preferred Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Disqualified Stock or Preferred Stock. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any other obligations described in clauses (1) through (8) above in respect thereof at such date.

“Independent Advisor” means, an investment banking firm of national standing with non-investment grade debt underwriting experience or any third party appraiser of national standing; provided, however, that such firm or appraiser is not an Affiliate of Boyd Gaming.

“Interest Rate Agreement” means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement.

“Investment” by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others), in connection with the performance of obligations under any completion guaranty or otherwise, to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Indebtedness issued by, any other Person, including the designation by the Board of Directors of a Person to be an Unrestricted Subsidiary. The amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto, and minus the amount of any portion of such Investment repaid to the Person making such Investment in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustments for increases or decreases in value, write-ups, write-downs or write-offs with respect to such Investment. In determining the amount of any Investment in respect of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s (or any successor to the rating agency business thereof) and BBB– (or the equivalent) by S&P (or any successor to the rating agency business thereof).

“Investment Grade Status” means any time at which the ratings of the notes by each of Moody’s (or any successor to the rating agency business thereof) and S&P (or any successor to the rating agency business thereof) are Investment Grade Ratings.

“Issue Date” means the date on which the notes are initially issued.

“Legal Requirements” means all laws, statutes and ordinances and all rules, orders, rulings, regulations, directives, decrees, injunctions and requirements of all governmental authorities, that are now or may hereafter be in existence, and that may be applicable to Boyd Gaming or any Subsidiary or Affiliate thereof or the trustee (including building codes, zoning and environmental laws, regulations and ordinances and Gaming Laws), as modified by any variances, special use permits, waivers, exceptions or other exemptions which may from time to time be applicable.

“Lien” means with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing). Any Sale/Leaseback Transaction shall be deemed to constitute a Lien on the Property which is the subject of such Sale/Leaseback Transaction securing the Attributable Indebtedness represented thereby.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Cash Proceeds” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale, net of attorney’s fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Net Proceeds” from any Asset Sale or Event of Loss by any Person or its Restricted Subsidiaries means cash and cash equivalents received in respect of the Property sold or with respect to which an Event of Loss occurred, net of:

(1) all reasonable out-of-pocket expenses of such Person or such Restricted Subsidiary Incurred in connection with an Asset Sale of such type, including, without limitation, all legal, title and recording tax expenses, commissions and fees and expenses incurred (but excluding any finder’s fee or broker’s fee payable to any Affiliate of such Person) and all Federal, state, provincial, foreign and local taxes arising in connection with such Asset Sale or Event of Loss that are paid or required to be accrued as a liability under GAAP by such Person or its Restricted Subsidiaries,

(2) all payments made by such Person or its Restricted Subsidiaries on any Indebtedness which is secured by such Property in accordance with the terms of any Lien upon or with respect to such Property or which must, by the terms of such Lien, or in order to obtain a necessary consent to such Asset Sale or by applicable law, be repaid out of the proceeds from such Asset Sale or Event of Loss, and

(3) all contractually required distributions and other payments made to minority interest holders (but excluding distributions and payments to Affiliates of such Person) in Restricted Subsidiaries of such Person as a result of such Asset Sale or Event of Loss; provided, however, that, in the event that any consideration for an Asset Sale (which would otherwise constitute Net Proceeds) is required to be held in escrow pending determination of whether a purchase price adjustment will be made, such consideration (or any portion thereof) shall become Net Proceeds only at such time as it is released to such Person or its Restricted Subsidiaries from escrow; and provided, further, that any noncash consideration received in connection with an Asset Sale or Event of Loss which is subsequently converted to cash shall be deemed to be Net Proceeds at and from the time of such conversion.

“Non-Recourse Indebtedness” means Indebtedness of a Person to the extent that under the terms thereof or pursuant to applicable law:

(1) no personal recourse shall be had against such Person for the payment of the principal of or interest or premium, if any, on such Indebtedness, and

(2) enforcement of obligations on such Indebtedness is limited only to recourse against interests in Property purchased with the proceeds of the Incurrence of such Indebtedness and as to which neither Boyd Gaming nor any of its Restricted Subsidiaries provides any credit support or is liable.

“Officer” means the Chief Executive Officer, President, Treasurer, any Executive Vice President, Senior Vice President or any Vice President of Boyd Gaming.

“Officers’ Certificate” means a certificate signed by two Officers at least one of whom shall be the principal executive officer, principal accounting officer or principal financial officer of Boyd Gaming.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the trustee. The counsel may be an employee of or counsel to Boyd Gaming or the trustee.

“Permitted FF&E Financing” means Indebtedness of Boyd Gaming or any of its Restricted Subsidiaries that is Incurred to finance the acquisition or lease after the date of the indenture of newly acquired or leased furniture, fixtures or equipment (“FF&E”) used directly in the operation of a Gaming Facility owned or leased by Boyd Gaming or its Restricted Subsidiaries and secured by a Lien on such FF&E in an amount not to exceed 100% of the cost of the FF&E so purchased or leased.

“Permitted Holders” means the Boyd Family and any group (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) comprised solely of members of the Boyd Family.

“Permitted Investment” means an Investment by Boyd Gaming or any Restricted Subsidiary in:

(1) a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

(2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, Boyd Gaming or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Related Business;

(3) Temporary Cash Investments;

(4) receivables owing to Boyd Gaming or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Boyd Gaming or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) loans or advances to employees made in the ordinary course of business consistent with past practices of Boyd Gaming or such Restricted Subsidiary, as the case may be;

(7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Boyd Gaming or any Restricted Subsidiary or in satisfaction of judgments;

(8) securities received pursuant to clause (2) of the first paragraph under the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales; Events of Loss;” and

(9) payments with respect to a Guarantee or other extension of credit that qualified as a Qualified Investment at the time of the Guarantee or extension of credit was made, unless such Guarantee or extension of credit no longer qualifies as a Qualified Investment due to a failure to satisfy the requirements of clause (2) of the definition of “Qualified Investment.”

“Permitted Liens” means:

(1) Liens for taxes, assessments or governmental charges or levies on the Property of Boyd Gaming if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens on the Property of Boyd Gaming which secure payment of obligations arising in the ordinary course of business;

(3) Liens on the Property of Boyd Gaming in favor of issuers of performance bonds and surety bonds obtained in the ordinary course of business;

(4) other Liens on the Property of Boyd Gaming incidental to the conduct of its business or the ownership of its Properties which were not created in connection with the Incurrence of Indebtedness or the obtaining of advances or credit and which do not in the aggregate materially detract from the value of its Properties or materially impair the use thereof in the operation of its business;

(5) pledges or deposits by Boyd Gaming under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which Boyd Gaming or any Restricted Subsidiary is a party, or deposits to secure public or statutory obligations of Boyd Gaming or any Restricted Subsidiary, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

(6) utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and do not materially detract from the value of such Property;

(7) Liens securing obligations to the trustee pursuant to the compensation and indemnity provisions of the indenture;

(8) Liens (including extensions and renewals thereof) upon real or tangible personal property acquired by that Person after the date of the indenture; provided that

(A) any such Lien is created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, all costs (including the cost of construction, installation or improvement) of the item of Property subject thereto,

(B) the principal amount of the Indebtedness secured by that Lien does not exceed 100% of that cost,

(C) that Lien does not extend to or cover any other Property other than that item of Property and any improvements on that item, and

(D) the incurrence of that Indebtedness is permitted by the covenant described above under the caption “—Limitation on Indebtedness” covenant;

(9) Liens upon specific items of inventory or other goods and proceeds of that Person securing that Person’s obligations in respect of bankers’ acceptances issued or created for the account of that Person in the ordinary course of business to facilitate the purchase, shipment or storage of that inventory or other goods;

(10) Liens securing reimbursement obligations with respect to commercial letters of credit issued for the account of that Person which encumber documents and other Property relating to those commercial letters of credit and the products and proceeds thereof;

(11) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods by that Person;

(12) licenses, leases or subleases granted to others not interfering in any material adverse respect with the business of that Person or any of its Subsidiaries;

(13) Liens encumbering Property or assets of that Person under construction arising from progress or partial payments by a customer of that Person or one of its Subsidiaries relating to that Property or assets;

(14) Liens encumbering customary initial deposits and margin accounts, and other Liens incurred in the ordinary course of business and which are within the general parameters customary in the gaming industry, in each case, securing Interest Rate Agreements or Currency Exchange Protection Agreements;

(15) Liens encumbering deposits made to secure obligations arising from statutory or regulatory requirements of that Person or its Subsidiaries;

(16) any interest or title of a lessor in the Property subject to any Capitalized Lease Obligation or operating lease which, in each case, is permitted under the indenture;

(17) purchase money liens securing payables arising from the purchase by that Person or any of its Subsidiaries of any equipment or goods in the ordinary course of business, provided that these payables do not constitute Indebtedness;

(18) Liens arising out of consignment or similar arrangements for the sale of goods entered into by that Person or any of its Subsidiaries in the ordinary course of business;

(19) Liens for judgments or orders not giving rise to a Default or Event of Default;

(20) Liens on property acquired by Boyd Gaming or any Restricted Subsidiary (including an indirect acquisition of property by way of a merger of a Person with or into Boyd Gaming or any Restricted Subsidiary or the acquisition of a Person), provided that such Liens were in existence prior to the contemplation of such acquisition, merger or consolidation, and were not created in connection therewith or in anticipation thereof, and provided, further, that such Liens do not extend to any additional property or assets of Boyd Gaming or any Restricted Subsidiary;

(21) Liens securing Permitted Refinancing Indebtedness secured by a Lien permitted by any of the foregoing clauses (1) through (20); provided that such Liens do not extend to any additional property or assets of Boyd Gaming or any Restricted Subsidiary not securing such refinanced Indebtedness; and

(22) Liens not specified in the foregoing and not otherwise permitted by the covenant described above under the caption on “—Limitation on Liens,” provided that the aggregate Indebtedness secured by the Liens under this clause (22) will not exceed $10.0 million at any time.

“Permitted Refinancing Indebtedness” means any renewals, extensions, substitutions, refinancings or replacements of any Indebtedness, including any successive extensions, renewals, substitutions, refinancings or replacements (and including refinancings by Boyd Gaming of Indebtedness of a Restricted Subsidiary) so long as:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, extended, substituted, refinanced or replaced (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) the average life and Stated Maturity is not shortened, and

(3) the new Indebtedness shall not be senior in right of payment to the Indebtedness that is being extended, renewed, substituted, refinanced or replaced; provided, however, that Permitted Refinancing Indebtedness shall not include:

(A) Indebtedness of a Subsidiary that refinances Indebtedness of Boyd Gaming or another Subsidiary or

(B) Indebtedness of Boyd Gaming that refinances the Indebtedness of an Unrestricted Subsidiary.

“Person” means any individual, corporation, company (including limited liability company), partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Capital Stock in any other Person (but excluding Capital Stock or other securities issued by such first Person).

“Public Equity Offering” means an underwritten public offering of Capital Stock of Boyd Gaming pursuant to an effective registration statement under the Securities Act.

“Qualified Investment” means an Investment by Boyd Gaming or any of its Restricted Subsidiaries in any Person primarily engaged or preparing to engage in a Related Business; provided that:

(1) the primary purpose for which such Investment was made was to finance or otherwise facilitate the development, construction or acquisition of a facility (a “Qualified Facility”) that (A) is located in a jurisdiction in which the conduct of gaming using electronic gaming devices is permitted pursuant to applicable law and (B) conducts or, following such development, construction or acquisition, will conduct gaming utilizing electronic gaming devices or is related to, ancillary or supportive of, connected with or arising out of such gaming business;

(2) Boyd Gaming and any of its Restricted Subsidiaries at the time of the Investment (A) own in the aggregate at least 35% of the outstanding Voting Stock of such Person or (B) (i) control the day-to-day gaming operation of such Person pursuant to a written agreement and (ii) provide or have provided Development Services with respect to the applicable Qualified Facility; and

(3) none of the Permitted Holders or any Affiliate of such Persons, other than Boyd Gaming or any of its Subsidiaries, is a direct or indirect obligor, contingently or otherwise, of any Indebtedness of such Person or a direct or indirect holder of any Capital Stock of such Person, other than through their respective ownership interests in Boyd Gaming.

“Qualified Non-Recourse Debt” means Indebtedness:

(1) as to which neither Boyd Gaming nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), or (a) is directly or indirectly liable as a guarantor or otherwise; provided, however, that the provision by Boyd Gaming of a completion guaranty or the making of payments with respect thereto, in each case, to the extent permitted under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments,” shall not prevent any Indebtedness from constituting Qualified Non-Recourse Debt;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any Indebtedness of Boyd Gaming or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Boyd Gaming or any of its Restricted Subsidiaries.

“Rating Agencies” means S&P and Moody’s or any successor to the respective rating agency businesses thereof.

“Rating Decline” shall have occurred if at any date within 90 calendar days after the date of public disclosure of the occurrence of a Change of Control (which period will be extended for so long as Boyd Gaming’s debt ratings are under publicly announced review for possible downgrading (or without an indication of the direction of a possible ratings change) by either Moody’s or S&P or their respective successors) the notes no longer have Investment Grade Status.

“Reference Period” means the period of four consecutive fiscal quarters ending with the last full fiscal quarter immediately preceding the date of a proposed Incurrence, Restricted Payment or other transaction for which financial statements are available.

“Related Business” means the business conducted (or proposed to be conducted) by Boyd Gaming and its Subsidiaries in connection with any Gaming Facility and any and all reasonably related businesses necessary for, in support, furtherance or anticipation of and/or ancillary to or in preparation for, such business including, without limitation, the development, expansion or operation of any Gaming Facility (including any land-based, dockside, riverboat or other type of casino), owned, or to be owned, leased or managed by Boyd Gaming or one of its Subsidiaries.

“Related Person” means any legal or beneficial owner of 5% or more of any class of Capital Stock of Boyd Gaming or any of its Subsidiaries.

“Representative” means any trustee, agent or representative (if any) for an issue of Senior Debt of Boyd Gaming.

“Restricted Payment” means:

(1) any dividend or distribution (whether made in cash, property or securities) declared or paid on or with respect to any shares of Capital Stock of Boyd Gaming or to Boyd Gaming’s stockholders except for such dividends or distributions payable solely in Capital Stock of Boyd Gaming (other than Disqualified Stock of Boyd Gaming);

(2) a payment made by Boyd Gaming or any Restricted Subsidiary (other than to Boyd Gaming or a Restricted Subsidiary) to purchase, redeem, acquire or retire any Capital Stock of Boyd Gaming or Capital Stock of any Affiliate of Boyd Gaming or any warrants, rights or options, to directly or indirectly purchase or acquire any such Capital Stock or any securities exchangeable for or convertible into any such Capital Stock;

(3) a payment made by Boyd Gaming or any Restricted Subsidiary to redeem, repurchase, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment (other than the purchase, repurchase, or other acquisition of any Indebtedness subordinate in right of payment to the notes purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition), Indebtedness of Boyd Gaming which is subordinate (whether pursuant to its terms or by operation of law) in right of payment to the notes;

(4) any Investment (other than a Permitted Investment) in any Person; or

(5) any “Restricted Payment” as defined in the Existing Indenture that was made after March 31, 1997 and prior to the Issue Date, including Investments in excess of $100.0 million in the Borgata Joint Venture.

“Restricted Subsidiary” means any Subsidiary of Boyd Gaming that:

(a) has not been designated by the Board of Directors of Boyd Gaming as an Unrestricted Subsidiary, or

(b) was an Unrestricted Subsidiary but has been redesignated by the Board of Directors of Boyd Gaming as a Restricted Subsidiary,

in each case as provided under the definition of Unrestricted Subsidiary; provided, however, that no Subsidiary shall become a Restricted Subsidiary unless, immediately after giving pro forma effect to such designation, Boyd Gaming would be able to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described above under the caption “—Limitation on Indebtedness.”

“Sale/Leaseback Transaction” means, with respect to any Person, any direct or indirect arrangement pursuant to which Property is sold or transferred by such Person or a Restricted Subsidiary of such Person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its Restricted Subsidiaries.

“S&P” means Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies, Inc.

“Stardust” means the Stardust Resort and Casino.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which a payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Senior Debt” means:

(1) all obligations consisting of the principal, premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Boyd Gaming to the extent post-filing interest is allowed in such proceeding) in respect of:

(A) Indebtedness of Boyd Gaming for borrowed money, and

(B) Indebtedness of Boyd Gaming evidenced by notes, debentures, bonds or other similar instruments permitted under the indenture for the payment of which Boyd Gaming is responsible or liable;

(2) all Capital Lease Obligations of Boyd Gaming;

(3) all obligations of Boyd Gaming (A) for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction, (B) under any Interest Rate Agreement or Currency Exchange Protection Agreement or (C) issued or assumed as the deferred purchase price of Property and all conditional sale obligations of Boyd Gaming and all obligations under any title retention agreement permitted under the Indenture; and

(4) all obligations of other Persons of the type referred to in clauses (1) and (2) for the payment of which Boyd Gaming is responsible or liable as guarantor;

provided, however, that Senior Debt does not include:

(A) Indebtedness of Boyd Gaming that is by its terms subordinate or pari passu in right of payment to the notes, including any Senior Subordinated Debt or any Subordinated Obligations;

(B) any Indebtedness Incurred in violation of the provisions of the indenture;

(C) accounts payable or any other obligations of Boyd Gaming to trade creditors created or assumed by Boyd Gaming in the ordinary course of business in connection with the obtaining of materials or services (including guarantees thereof or instruments evidencing such liabilities);

(D) any liability for federal, state, local or other taxes owed or owing by Boyd Gaming;

(E) any obligation of Boyd Gaming to any Subsidiary; or

(F) any obligations with respect to any Capital Stock.

“Senior Subordinated Debt” means the notes and any other subordinated Indebtedness of Boyd Gaming that specifically provides that such Indebtedness is to rank pari passu with the notes and is not subordinated by its terms to any other subordinated Indebtedness or other obligation of Boyd Gaming which is not Senior Debt.

“Subordinated Obligation” means any Indebtedness (whether outstanding on the date on which the notes are originally issued or thereafter Incurred) which is subordinate or junior in right of payment to the notes pursuant to a written agreement to that effect.

“Subsidiary” of any Person means any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

(1) such Person,

(2) such Person and one or more Subsidiaries of such Person or

(3) one or more Subsidiaries of such Person.

“Temporary Cash Investments” means any of the following:

(1) Investments in U.S. Government Obligations maturing within 90 days of the date of acquisition thereof,

(2) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 90 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America or any state thereof having capital, surplus and undivided profits aggregating in excess of $500,000,000 and whose long-term debt is rated “A-3” or higher, “A–” or higher or “A–” or higher according to Moody’s, S&P or Fitch Credit Rating Co. (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act)), respectively,

(3) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above,

(4) Investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than Boyd Gaming or an Affiliate of Boyd Gaming) organized and in existence under the laws of the United States of America with a rating at the time as of which any Investment therein is made of “P-1” (or higher) according to Moody’s, “A-1” (or higher) according to S&P or “A-1” (or higher) according to Fitch Credit Rating Co. (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act)), and

(5) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (1) through (4) above.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to February 1, 2011; provided, however, that if the period from the redemption date to February 1, 2011, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means (1) any Subsidiary of Boyd Gaming which at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors) and (2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of Boyd Gaming (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary (unless such Subsidiary owns any Capital Stock of or owns or holds any Lien on any Property of Boyd Gaming or any other Subsidiary of Boyd Gaming which is not a Subsidiary of the Subsidiary to be so designated); provided, that such Subsidiary has no Indebtedness other than Qualified Non-Recourse Debt and:

(A) the Subsidiary to be so designated has total assets of $1,000 or less, or

(B) such designation is effective immediately upon such entity becoming a Subsidiary of Boyd Gaming.

Subject to clause (2) above, the Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving pro forma effect to such redesignation, Boyd Gaming would be able to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described above under the caption “—Limitation on Indebtedness.”

If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirement with respect to Qualified Non-Recourse Debt, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Boyd Gaming as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described above under the caption “—Limitation on Indebtedness,” Boyd Gaming shall be in Default of such covenant).

Any such designation by the Board of Directors will be evidenced to the trustee by filing with the trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying:

(1) that such designation complies with the foregoing provisions and

(2) giving the effective date of such designation, such filing with the trustee to occur within 75 days after the end of the fiscal quarter of Boyd Gaming in which such designation is made (or, in the case of a designation made during the last fiscal quarter of the fiscal year, within 120 days after the end of such fiscal year).

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Voting Stock” means securities of any class or classes of a Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for corporate directors (or Persons performing equivalent functions).

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

In this section we summarize the material U.S. federal income tax considerations relevant to the purchase, ownership and disposition of notes in this offering by an individual or entity who or that holds notes as a capital asset for purposes of the U.S. Internal Revenue Code. The U.S. Internal Revenue Code contains rules relating to securities held by special categories of holders, including, without limitation, financial institutions (including banks), insurance companies, dealers in securities or currencies, persons subject to the mark-to market rules of the U.S. Internal Revenue Code, persons that will hold notes as a position in a hedging transaction, “integrated transaction,” “straddle” or “conversion transaction” for tax purposes, entities treated as partnerships for U.S. federal income tax purposes, U.S. holders (as defined below) that have a “functional currency” other than the U.S. dollar, persons subject to the alternative minimum tax provisions of the Internal Revenue Code and, except as expressly indicated below, tax-exempt organizations. We do not discuss these rules and holders who are in special categories should consult their own tax advisors. Except as expressly indicated below, this summary is limited to purchasers who purchase the notes for cash as part of the initial offering for the issue price (as discussed below).

This discussion is based on the current provisions of:

•	the U.S. Internal Revenue Code and current and temporary U.S. Treasury regulations under the U.S. Internal Revenue Code;

•	the administrative decisions published by the U.S. Internal Revenue Service or “IRS”; and

•	judicial decisions;

all of which are subject to change either prospectively or retroactively.

We intend this discussion to be a general description of the U.S. federal income tax considerations material to the purchase of the notes. We do not discuss U.S. state, local, or foreign or other tax laws, including gift and estate tax laws, that may apply. Therefore, you should consult your own tax advisor regarding the tax consequences of purchasing notes in this offering.

We have not sought and will not seek any rulings from the IRS on the matters discussed in this section. The IRS may take a different position than those described below on the tax consequences of the purchase, ownership or disposition of the notes and that position may be sustained.

We refer to you as a “U.S. holder” if you are an individual or entity who or that is:

•	for purposes of the U.S. Internal Revenue Code, a citizen or resident in the United States;

•	a corporation or other entity created or organized under the laws of the U.S. or any political subdivision of the United States;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust which either (1) is subject to supervision of a court within the U.S. and the control of one or more U.S. persons, or (2) an eligible trust that has elected to be treated as a U.S. person.

We refer to persons who are beneficial owners of the notes and who or that are not “U.S. holders” as “non-U.S. holders.”

If a partnership holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partnership, and partners in such a partnership, should consult their tax advisors regarding the tax consequences of the ownership and disposition of the notes.

U.S. Holders

Stated Interest. If you are a U.S. holder, the stated interest on the notes, including “qualified stated interest,” as defined below, generally will be taxable to you as ordinary income at the time that it is paid or accrued, in accordance with your method of accounting for U.S. federal income tax purposes.

Additional Payments. If the amount or timing of any additional payments on a debt instrument is contingent, the debt instrument could be subject to special rules that apply to contingent payment debt instruments. If applicable to the notes, these rules generally require a holder to accrue interest income at a rate higher than the stated interest rate on the notes and to treat as ordinary income, rather than capital gain, any gain recognized on a sale or retirement of a note before the resolution of the contingencies. In certain circumstances, holders of our notes could receive payments in excess of stated principal or interest. Specifically, we may redeem the notes, in whole or in part, depending on the circumstances and timing by paying a redemption premium described in the section “Description of Notes—Optional Redemption.” In addition, we may be required to give holders the opportunity to sell us their notes at 101% of their principal amount, as described in “Description of Notes—Repurchase at the Option of Holders.” We intend to take the position for U.S. federal income tax purposes that the possibility of such payment should not cause the notes to be subject to the special rules applicable to contingent payment debt instruments. Instead, we intend to take the position that any payments in excess of stated principal or interest will be taxable to you as ordinary interest income when received or accrued, in accordance with your usual method of tax accounting. This position is based in part on our determination that as of the date of issuance of the notes, the possibility that such additional payments will be made are “remote” or “incidental” contingencies, within the meaning of applicable U.S. Treasury regulations. Our position in this regard is binding on a holder unless the holder discloses a contrary position to the IRS. However, this position is not binding on the IRS and the IRS may take a contrary position from that described above, which could affect the timing and character of both income from the notes and our deduction with respect to the potential additional payments. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments.

Market Discount. If a U.S. holder purchases a note after original issue for an amount that is less than its revised issue price, within the meaning of Section 1278(a)(4) of the U.S. Internal Revenue Code (as determined on the purchase date), such U.S. holder will be treated as having purchased such note at a “market discount,” unless such market discount is less than a de minimis amount equal to  1/4 of 1 percent of the “stated redemption price” of the note at maturity times the number of complete years to maturity after the U.S. holder acquires the note. The “stated redemption price” of a note at maturity is the total of all payments to be made under the note other than “qualified stated interest” (generally, stated interest that is unconditionally payable in cash or property at least annually at a single fixed rate or at certain floating rates that properly take into account the length of the interval between stated interest payments) and, in this case, is expected to equal the principal amount of the note.

Under the market discount rules, a U.S. holder will be required to treat any partial principal payment on a note, or any gain realized on the sale, conversion, retirement or other disposition of a note, as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount which has not previously been included in income and is treated as having accrued on such note at the time of such payment or disposition. If a U.S. holder disposes of a note with market discount in certain otherwise non-taxable transactions, the U.S. holder must include accrued market discount as ordinary income as if the U.S. holder had sold the note at its then fair market value. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the U.S. holder elects to accrue market discount on a constant yield basis. Once made, such an election may be revoked only with the consent of the IRS and, therefore, should only be made in consultation with a tax advisor.

A U.S. holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the maturity of the note or certain earlier dispositions. A U.S. holder may elect to include market discount in income currently as it accrues (on either a ratable or constant yield basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for U.S. federal income tax purposes. Such an election will apply to all debt instruments with market discount acquired by the U.S. holder on or after the first day of the taxable year to which such election applies and may be revoked only with the consent of the IRS. The election, therefore, should only be made in consultation with a tax advisor.

Amortizable Bond Premium. If a U.S. holder purchases a debt instrument for an amount that is greater than the sum of all amounts payable on the debt instrument after the purchase date, other than payments of qualified stated interest, such U.S. holder will be considered to have purchased the debt instrument with “amortizable bond premium,” generally equal in amount to such excess. However, in the case of a debt instrument that may be redeemed prior to maturity at the option of the issuer, the amount of amortizable bond premium is determined by substituting the first date on which the debt instrument may be redeemed (the “redemption date”) for the maturity date and the applicable redemption price on the redemption date for the amount payable at maturity, if the result would maximize the U.S. holder’s yield to maturity (i.e., result in a smaller amount of amortizable bond premium properly allocable to the period before the redemption date). If the issuer does not in fact exercise its right to redeem the debt instrument on the applicable redemption date, the debt instrument will be treated (solely for purposes of the amortizable bond premium rules) as having matured and then as having been reissued for the U.S. holder’s “adjusted acquisition price,” which is an amount equal to the U.S. holder’s basis in the debt instrument (as determined under the applicable U.S. Treasury regulations), less the sum of (i) any amortizable bond premium allocable to prior accrual periods and (ii) any payments previously made on the debt instrument (other than payments of qualified stated interest). The debt instrument deemed to have been reissued will again be subject to the amortizable bond premium rules with respect to the remaining dates on which the debt instrument is redeemable.

A U.S. holder may elect to amortize bond premium on a debt instrument. Once made, the election applies to all taxable debt instruments then owned and thereafter acquired by the U.S. holder on or after the first day of the taxable year to which such election applies, and may be revoked only with the consent of the IRS. The election, therefore, should only be made in consultation with a tax advisor. In general, a U.S. holder amortizes bond premium by offsetting the qualified stated interest allocable to an accrual period with the bond premium allocable to the accrual period, which is determined under a constant yield method pursuant to the applicable U.S. Treasury regulations. If the bond premium allocable to an accrual period exceeds the qualified stated interest allocable to such period, the excess is treated by the U.S. holder as a bond premium deduction. The bond premium deduction for each accrual period is limited to the amount by which the U.S. holder’s total interest inclusions on the debt instrument in prior accrual periods exceed the total amount treated by such U.S. holder as a bond premium deduction on the debt instrument in prior accrual periods. Any amounts not deductible in an accrual period may be carried forward to the next accrual period and treated as bond premium allocable to that period.

Sale, Exchange or Other Taxable Disposition of a Note. As a U.S. holder, you will recognize gain or loss on the sale, retirement, redemption or other taxable disposition of a note in an amount equal to the difference between (i) the amount of cash proceeds received on the disposition (except to the extent such amount is attributable to accrued but unpaid stated interest, which is taxable as ordinary income if not previously included in your income) and (ii) your adjusted tax basis in the note. Your adjusted tax basis in a note generally will equal the cost of the note to you (i) increased by any market discount that you have included in income and (ii) decreased by (A) the amount of any payments, other than qualified stated interest payments, received, and (B) amortizable bond premium taken, with respect to such note. Any gain or loss recognized on such a disposition of a note will be capital gain or loss (except, in the case of gain, to the extent of accrued market discount not previously included in income, which will be treated as ordinary income) and will generally be long term capital gain or loss if the note has been held for more than one year at the time of the disposition. The maximum tax rate on long-term capital gains to non-corporate U.S. holders is generally 15% (for taxable years through December 31, 2008). The deductibility of capital losses may be subject to limitations.

Discharge of Obligations. Under certain circumstances, we may discharge our obligations under the indenture prior to maturity of the notes by depositing funds with the trustee in an amount which, together with earnings thereon, will be sufficient to pay and discharge the entire amount of principal and interest due on the notes through maturity. See “Description of Notes—Satisfaction and Discharge.” If we choose to exercise this right, it is possible that you will recognize income or gain at different times or in different amounts than otherwise described in this discussion of material U.S. federal income tax considerations.

Backup Withholding and Information Reporting. As a U.S. holder, you may be subject to information reporting and possible backup withholding. If applicable, backup withholding would apply to payments of interest on, or the proceeds of a sale, exchange, redemption, retirement, or other disposition of, a note, unless you (1) are a corporation or come within other exempt categories and, when required, demonstrate this fact, or (2) provide us or our paying agent with your taxpayer identification number, certify as to no loss of exemption from backup withholding, and otherwise comply with the backup withholding rules.

Backup withholding is not an additional tax but, rather, is a method of tax collection. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

Non-U.S. Holders

The rules governing the U.S. federal income taxation of a non-U.S. holder are complex and no attempt will be made herein to provide more than a summary of such rules. The following discussion addresses only certain and not all aspects of U.S. federal income taxation. Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations” and “passive foreign investment companies.” Non-U.S. holders should consult their tax advisors to determine the effect of U.S. federal, state, local and foreign tax laws, as well as tax treaties, with regard to an investment in the notes.

Interest. If you are a non-U.S. holder, interest paid to you on the notes will not be subject to U.S. federal withholding tax if:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock;

•	you are not a “controlled foreign corporation” for U.S. federal income tax purposes that is related to us, directly or indirectly, through stock ownership;

•	you are not a bank that received the note on an extension of credit made under a loan agreement entered into in the ordinary course of your trade or business; and

•	either (1) you, as the beneficial owner of the note, provide us or our paying agent with a statement, on IRS Form W-8BEN or a suitable substitute form, signed under penalties of perjury that includes your name and address and certifies that you are not a U.S. person, or (2) an exemption is otherwise established. If you hold your notes through certain foreign intermediaries or certain foreign partnerships, such foreign intermediaries or partnerships must also satisfy the certification requirements of applicable U.S. Treasury Regulations.

If these requirements are not met, a 30% U.S. federal withholding tax will apply to payments of interest on the notes unless you provide us with a properly executed and updated (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable U.S. income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the conduct of a U.S. trade or business.

If you are engaged in a trade or business in the United States and interest on a note is effectively connected with your conduct of that trade or business, you will be required to pay U.S. federal income tax on that interest on a net income basis (although payments to you will be exempt from the 30% withholding tax, provided the certification requirements described above are satisfied) in the same manner as if you were a U.S. person as defined under the U.S. Internal Revenue Code. If you are eligible for the benefit of a tax treaty, effectively connected income generally will be subject to U.S. federal income tax only if it is attributable to a “permanent establishment” in the United States. In addition, if you are a foreign corporation, you may be required to pay a branch profits tax equal to 30% (or lower rate as may be prescribed under an applicable U.S. income tax treaty) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business (or, if a U.S. income tax treaty applies, attributable to a permanent establishment) in the United States, provided the required information is properly furnished to the IRS.

Sale, Exchange or Other Taxable Disposition of a Note. As a non-U.S. holder, gain realized by you on the sale, exchange or redemption of a note (except, in the case of redemptions, with respect to accrued and unpaid interest, which would be taxable as described above) generally will not be subject to U.S. federal withholding tax. However, gain will be subject to U.S. federal income tax if (1) the gain is effectively connected with your conduct of a trade or business (or, if a U.S. income tax treaty applies, attributable to a permanent establishment) in the United States, (2) you are an individual who is present in the U.S. for a total of 183 days or more during the taxable year in which the gain is realized and other conditions are satisfied, or (3) you are subject to tax under U.S. tax laws that apply to certain U.S. expatriates. If your gain is described in clause (1) above, you generally will be required to pay U.S. federal income tax on the net gain derived from the sale. If you are a corporation, you may be required to pay a branch profits tax at a 30% rate (or such lower rate as may be prescribed under an applicable U.S. income tax treaty) on any such effectively connected (or if a U.S. income tax treaty applies, permanent establishment) gain. If you are described in clause (2) above, you will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale. If you are a holder described in clause (3) above, you should consult your tax advisor to determine the U.S. federal, state, local and other tax consequences that may be relevant to you.

Backup Withholding and Information Reporting. The amount of any interest paid to, and the tax withheld with respect to, a non-U.S. holder, must generally be reported annually to the IRS and to such non-U.S. holder, regardless of whether any tax was actually withheld.

Payments on the notes made by us or our paying agent to noncorporate non-U.S. holders may be subject to information reporting and possibly to “backup withholding.” Information reporting and backup withholding generally do not apply, however, to payments made by us or our paying agent on a note if we (1) have received from you the IRS Form W-8BEN or a suitable substitute form as described above under “Non-U.S. Holders—Interest,” or otherwise establish an exemption and (2) do not have actual knowledge or reason to know that you are a U.S. holder.

Payment of proceeds from a sale of a note to or through the U.S. office of a broker is subject to information reporting and backup withholding unless you certify as to your non-U.S. holder status or otherwise establish an exemption from information reporting and backup withholding and the broker does not have actual knowledge or reason to know that you are a U.S. holder. Payment outside the United States of the proceeds of the sale of a note to or through a foreign office of a “broker,” as defined in the applicable U.S. Treasury regulations, should not be subject to information reporting or backup withholding. However, U.S. federal income tax information reporting, but not backup withholding, generally will apply to a payment made outside the United States of the proceeds of a sale of a note through an office outside the United States of a broker if the broker:

•	is a U.S. person;

•	is a foreign person who derives 50% or more of its gross income from the conduct of a U.S. trade or business;

•	is a “controlled foreign corporation” for U.S. federal income tax purposes; or

•	is a foreign partnership, if at any time during its taxable year, one or more of its partners are U.S. persons, as defined in the U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its taxable year, the foreign partnership is engaged in a U.S. trade or business.

However, information reporting will not apply if (1) you certify as to your non-U.S. status or the broker has documentary evidence in its records that you are a non-U.S. holder, and certain other conditions are met or (2) an exemption is otherwise established.

Any amounts withheld under the backup withholding regulations from a payment to you will be allowed as a refund or credit against your U.S. federal income tax liability, provided that you follow the requisite procedures.

UNDERWRITING

Subject to the terms and conditions set forth in the Underwriting Agreement dated January 25, 2006 (the “Underwriting Agreement”) among us and the underwriters, each of the underwriters named below (the “Underwriters”) has severally agreed to purchase from us the principal amount of notes set forth opposite its name below.

Underwriters	Aggregate Principal Amount of Notes to be Purchased
Banc of America Securities LLC	$77,500,000
Deutsche Bank Securities Inc.	77,500,000
Lehman Brothers Inc.	25,000,000
Wachovia Capital Markets, LLC	25,000,000
Bear, Stearns & Co. Inc.	12,500,000
CIBC World Markets Corp.	12,500,000
Calyon Securities (USA) Inc.	5,000,000
Commerzbank Capital Markets Corp.	5,000,000
J.P. Morgan Securities Inc.	5,000,000
Wells Fargo Securities, LLC	5,000,000

Total	$250,000,000

The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to approval of certain legal matters by counsel and to various other conditions. The Underwriters are obligated to purchase and accept delivery of all of the notes if they purchase any of the notes.

The Underwriters propose to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement. After the offering of the notes, the public offering price and other selling terms may be changed by the Underwriters. The notes are offered subject to receipt and acceptance by the Underwriters and to certain other conditions, including the right to reject orders in whole or in part.

We estimate that our total expenses for this offering will be approximately $2.75 million.

Because we expect that more than 10% of the net proceeds of this offering will be used to reduce outstanding indebtedness under our bank credit facility, and the Underwriters or affiliates of the Underwriters are lenders under our bank credit facility, this offering is being conducted in accordance with the applicable requirements of Conduct Rule 2710(h)(1) and Conduct Rule 2720 of the NASD, Inc. regarding the underwriting of securities of a company with a member that has a conflict of interest within the meaning of those rules. Conduct Rule 2720(c)(3) requires that the yield at which a debt issue is to be distributed to the public must be no higher than the price recommended by a qualified independent underwriter which has participated in the preparation of the registration statement and performed its usual standard of due diligence in connection with that preparation. Banc of America Securities LLC has agreed to act as the qualified independent underwriter with respect to this offering. Banc of America Securities LLC will not receive any compensation for acting in this capacity in connection with this offering; however, in addition we have agreed to indemnify Banc of America Securities LLC in its capacity as qualified independent underwriter against certain liabilities under the Securities Act.

We have agreed to indemnify the Underwriters against certain liabilities under the Securities Act or to contribute to payments that the Underwriters may be required to make in respect thereof.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. The Underwriters may make a market in the notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

In connection with the offering of the notes, certain of the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the Underwriters may overallot in connection with the offering, creating a short position. In addition, the Underwriters may bid for, and purchase, the notes in the open market to cover short positions or to stabilize the price of the notes. Any of these activities may stabilize or maintain the market price of the notes above independent market levels, but no representation is made hereby of the magnitude of any effect that the transactions described above may have on the market price of the notes. The Underwriters will not be required to engage in these activities, and may engage in these activities, and may end any of these activities at any time without notice.

From time to time, some of the Underwriters or their affiliates have provided, and may continue to provide in the future, investment banking, general financing and banking services to us and our affiliates and joint ventures, including, but not limited to Borgata, for which they have received, and expect to receive, customary compensation. Each of the Underwriters, or an affiliate of such Underwriters, is a lender under the bank credit facility. Bank of America, N.A., an affiliate of Banc of America Securities LLC, is the administrative agent and a letter of credit issuer under the bank credit facility. Banc of America Securities LLC served as a joint lead arranger and a joint book manager under the bank credit facility. Wells Fargo Bank, N.A. is also the trustee for our 8.75% Senior Subordinated Notes due 2012, our 7.75% Senior Subordinated Notes due 2012, our 6.75% Senior Subordinated Notes due 2014 and will be the trustee for the notes being sold in this offering. CIBC World Markets Corp. served as a co-syndication agent, a joint lead arranger and a joint book manager under the bank credit facility. Calyon New York Branch, an affiliate of Calyon Securities (USA) Inc., and Deutsche Bank Trust Company Americas, an affiliate of Deutsche Bank Securities Inc., served as co-documentation agents under the bank credit facility. In addition, each of Bear, Stearns & Co. Inc., Lehman Brothers Inc. and Commerzbank Capital Markets Corp. acted as managing agents in connection with the bank credit facility.

LEGAL MATTERS

The validity of the notes has been passed upon for us by McDonald Carano Wilson LLP, Reno and Las Vegas, Nevada. Certain other legal matters in connection with this offering will be passed upon for us by Morrison & Foerster LLP, Irvine, California. Certain legal matters in connection with this offering will be passed on for the underwriters by Latham & Watkins LLP, Los Angeles, California.

AVAILABLE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus supplement. This prospectus supplement is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus supplement to a contract or other document of Boyd Gaming, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement or a document incorporated by reference into it for a copy of the contract or other document. You may review a copy of the registration statement and the documents incorporated by reference into it at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to incorporate by reference information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement and before the date that the offering of the notes by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference into this prospectus supplement.

In addition to the documents that we incorporate by reference into the accompanying prospectus, we incorporate by reference into this prospectus supplement the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Current Report on Form 8-K filed with the SEC on January 9, 2006;

•	All documents filed by Boyd Gaming Corporation under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and before the termination of this offering.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus supplement, excluding their exhibits unless the exhibits are specifically incorporated by reference into those documents. Written or telephone requests should be directed to Boyd Gaming Corporation, 2950 Industrial Road, Las Vegas, Nevada 89109, Attention: Investor Relations; telephone (702) 792-7200.

BOYD GAMING CORPORATION

Common Stock

Preferred Stock

Debt Securities

Warrants

Units

We may offer and sell from time to time common stock, preferred stock, debt securities, warrants and units that include any of these securities. The preferred stock or warrants may be convertible into or exercisable or exchangeable for common or preferred stock or other of our securities. Our common stock is listed on the New York Stock Exchange and trades under the symbol “BYD.”

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to the securities that we may offer and sell from time to time. Prospectus supplements will be filed and other offering material may be provided at later dates that will contain specific terms of each issuance of securities.

None of the Securities and Exchange Commission, any state securities commission or any gaming regulatory authority or commission or any other regulatory body has approved or disapproved of these securities nor passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 16, 2005.

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings in amounts that we will determine from time to time.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement or other offering material containing specific information about the terms of the securities we are offering. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement also may add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in that prospectus supplement.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus and any prospectus supplement. We have filed and plan to continue to file other documents with the SEC that contain information about us and our business. Also, we will file legal documents that control the terms of the securities offered by this prospectus as exhibits to the reports that we file with the SEC. The registration statement and other reports can be read at the SEC Internet site or at the SEC offices mentioned under the heading “Available Information.”

AVAILABLE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of Boyd Gaming Corporation, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the year ended December 31, 2004;

•	Coast Casinos, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003;

•	Our Quarterly Reports on Form 10-Q for the periods ended March 31, 2005, June 30, 2005 and September 30, 2005;

•	Coast Casinos, Inc.’s Quarterly Report on Form 10-Q for the period ended March 31, 2004;

•	Our Current Reports on Form 8-K filed with the SEC on March 1, 2005, April 1, 2005, May 17, 2005 and July 6, 2005.

•	Unaudited Pro Forma Information, prepared to give effect to the merger with Coast Casinos, Inc. (filed as Exhibit 99.1 to the Registration Statement on Form S-3 of which this prospectus is a part);

•	The Unaudited Condensed Consolidated Financial Statements of Coast Casinos, Inc. and Subsidiary, for the six months ended June 30, 2004 (filed as Exhibit 99.2 to the Registration Statement on Form S-3 of which this prospectus is a part);

•	The description of our common stock contained in the Registration Statement on Form 8-A, declared effective by the SEC on October 15, 1993, including any amendment or report filed for the purposes of updating such description; and

•	All documents filed by Boyd Gaming Corporation under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus and before the termination of this offering.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. Written or telephone requests should be directed to Boyd Gaming Corporation, 2950 Industrial Road, Las Vegas, Nevada 89109, Attention: Investor Relations; telephone (702) 792-7200.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents we incorporate by reference into it, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Such statements include, without limitation, statements regarding our expectations, hopes or intentions regarding the future. These forward- looking statements can often be identified by their use of words such as “expect,” “believe,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “seek,” “estimate,” “should,” “may” and “assume,” as well as variations of such words and similar expressions referring to the future.

Forward-looking statements involve certain risks and uncertainties, many of which are beyond our control. If any of those risks and uncertainties materialize, actual results could differ materially from those discussed in any such forward-looking statement. Among the factors that could cause actual results to differ materially from those discussed in forward-looking statements are those discussed under the heading “Investment Considerations” and in other sections of our Annual Report on Form 10-K for the year ended December 31, 2004, as well as in our other reports filed from time to time with the SEC that are incorporated by reference into this prospectus. See “Available Information” and “Incorporation of Certain Information by Reference” for information about how to obtain copies of those documents.

All forward-looking statements in this prospectus and the documents incorporated by reference into it are made only as of the date of the document in which they are contained, based on information available to us as of the date of that document, and we caution you not to place undue reliance on forward-looking statements in light of the risks and uncertainties associated with them. We assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

DESCRIPTION OF SECURITIES WE MAY OFFER

We may issue from time to time, in one or more offerings the following securities:

•	shares of common stock;

•	shares of preferred stock;

•	debt securities, which may be senior or subordinated;

•	warrants exercisable for debt securities, common stock or preferred stock; and

•	units of debt securities, common stock, preferred stock or warrants, in any combination.

This prospectus contains a summary of the material general terms of the various securities that we may offer. The specific terms of the securities will be described in a prospectus supplement or other offering material, which may be in addition to or different from the general terms summarized in this prospectus. Where applicable, the prospectus supplement or other offering material will also describe any material United States federal income tax considerations relating to the securities offered and indicate whether the securities offered are or will be listed on any securities exchange. The summaries contained in this prospectus and in any prospectus supplements or other offering material may not contain all of the information that you would find useful. Accordingly, you should read the actual documents relating to any securities sold pursuant to this prospectus. See “Available Information” and “Incorporation of Certain Information by Reference” for information about how to obtain copies of those documents.

The terms of any particular offering, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, or other offering material, relating to such offering.

DESCRIPTION OF CAPITAL STOCK

General

The following summary of the material features of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our restated articles of incorporation, our restated bylaws and other applicable law. See “Available Information.”

Pursuant to our restated articles of incorporation, we are currently authorized to issue 200,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

Dividends

Subject to provisions of the Nevada Revised Statutes, or the NRS, and to any future rights which may be granted to the holders of any series of our preferred stock, dividends are paid on our common stock when and as declared by our board of directors.

Voting rights

Each holder of shares of our common stock is entitled to one vote per share on all matters submitted to a vote of our common stockholders. Holders of our common stock are not entitled to cumulative voting rights.

Restrictions

Each holder of shares of our common stock will be subject to and comply with any rules, regulations and any other laws which we or any of our subsidiaries or partnerships must comply with in connection with our gaming business, and each share of our common stock will be subject to redemption at its then fair market value as determined by our board of directors if necessary to comply with the rules, regulations and laws of our gaming business.

Liquidation

If we are liquidated, holders of our common stock are entitled to receive all remaining assets available for distribution to stockholders after satisfaction of our liabilities and the preferential rights of any of our preferred stock that may be outstanding at that time.

Preemptive rights

The holders of our common stock do not have any preemptive, conversion or redemption rights by virtue of their ownership of the common stock.

Preferred Stock

Shares of our preferred stock may be issued in one or more series, and our board of directors is authorized to determine the designation and to fix the number of shares of each series. Our board of directors is further authorized to fix and determine the dividend rate, premium or redemption rates, conversion rights, voting rights, preferences, privileges, restrictions and other variations granted to or imposed upon any wholly unissued series of our preferred stock.

Certain Anti-Takeover Matters

Restated Articles of Incorporation and Restated Bylaw Provisions

Our restated articles of incorporation and restated bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage an unsolicited takeover of our company if our board of directors determines that such a takeover is not in the best interests of our company and stockholders. However, these provisions could have the effect of discouraging certain attempts to acquire us or remove incumbent management even if some or a majority of our stockholders deemed such an attempt to be in their best interests, including those attempts that might result in a premium over the market price for the shares of our common stock held by stockholders.

Our restated bylaws establish advance notice procedures with regard to stockholder proposals and the nomination, other than by or at the direction of the board of directors or a committee thereof, of candidates for election as directors. We may reject a stockholder proposal or nomination that is not made in accordance with such procedures.

Our restated articles of incorporation provide for the board to be divided into three classes, as nearly equal in number as the then number of board members permit with the term of office of one class expiring each year. As a result, approximately one-third of the board will be elected each year. The classified board provision could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of us, even though such an attempt might be beneficial to us and our stockholders. Our restated articles of incorporation also provide that a director may not be removed from office without cause unless by the vote of the holders of 66.67% or more of the outstanding shares of our common stock entitled to vote.

Nevada Takeover Statutes

Nevada’s Combination with Interested Stockholders Statute and Control Share Acquisition Statute may both have the effect of delaying or making it more difficult to effect a change in control of our company.

The Combination with Interested Stockholders Statute prevents an “interested stockholder” and an applicable Nevada corporation from entering into a “combination,” unless certain conditions are met. A “combination” means any merger or consolidation with an “interested stockholder” or affiliate of an “interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an “interested stockholder” or affiliate of an “interested stockholder”:

•	having an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation;

•	having an aggregate market value equal to 5% or more of the aggregate market value of all of the outstanding shares of the corporation; or

•	representing 10% or more of the earning power or net income of the corporation.

An “interested stockholder” means (i) the beneficial owner of 10% or more of the voting shares of the corporation or (ii) an affiliate or associate of the corporation who at any time within 3 years immediately prior to the date in question was the beneficial owner of 10% or more of the voting shares of the corporation. A corporation may not engage in a “combination” within three years after the interested stockholder acquired his shares unless the combination or the purchase of shares made by the interested stockholder was approved by the board of directors before the interested stockholder acquired such shares. If this approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated (a) if the combination or the transaction in which the person became an interested stockholder was approved by the board of directors before the person became an interested stockholder, (b) if it is approved by a majority of the voting power held by disinterested stockholders, or (c) if the consideration to be paid by the interested stockholder for disinterested shares of common and preferred stock, as applicable, is at least equal to the highest of:

•	the highest price per share of such stock paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which the person became an interested stockholder, whichever is higher, plus interest from that date through the date of consummation of the combination and less any dividends paid during the same period;

•	the market value per share of such stock on the date of the announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher, plus interest from that date through the date of consummation of the combination and less any dividends paid during the same period; or

•	for the holders of preferred stock, the highest liquidation value of the preferred stock, if it is greater than the value of both of the above, as applicable to preferred stock pursuant to the statute.

Nevada’s Control Share Acquisition Statute prohibits an acquiror, under certain circumstances, from voting shares of a target corporation’s stock after crossing certain threshold ownership percentages, unless the acquiror obtains the approval of the target corporation’s disinterested stockholders. The Control Share Acquisition Statute specifies three thresholds: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, and (iii) a majority or more, of the outstanding voting power in the election of directors. Once an acquiror crosses one of the above thresholds, those shares in the immediate offer or acquisition and those shares acquired within 90 days become Control Shares (as defined in the statute) and those Control Shares are deprived of the right to vote until disinterested stockholders restore the right. The Control Share Acquisition Statute also provides that in the event Control Shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the Control Shares are entitled to demand payment for the fair value of their shares. Our board is required to notify such stockholders within 10 days after the vote of the stockholders that they have the right to receive the fair value of their shares in accordance with statutory procedures established generally for dissenter’s rights.

Limitation of Liability and Indemnification Matters

Article IX of our restated articles of incorporation and Article 10 of our restated bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by law. We also have entered into indemnification agreements with our executive officers and directors and provide indemnity insurance pursuant to which directors and officers are indemnified or insured against liability or loss under certain circumstances which may include liability or related loss under the Securities Act and the Exchange Act.

Listing

Our common stock is listed on the New York Stock Exchange and trades under the symbol “BYD.”

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is Wells Fargo Shareowner Services.

DESCRIPTION OF DEBT SECURITIES

General

We may offer and sell debt securities from time to time pursuant to this prospectus that will constitute either senior or subordinated debt of Boyd Gaming. Senior debt securities will be issued under a base senior debt indenture, as supplemented by a supplemental senior debt indenture, between Boyd Gaming and an entity, identified in the applicable prospectus supplement, as trustee. Likewise, subordinated debt securities will be issued under a base subordinated debt indenture, as supplemented by a supplemental subordinated debt indenture, between Boyd Gaming and an entity, identified in the applicable prospectus supplement, as trustee. The base senior debt indenture and the base subordinated debt indenture, as each may be supplemented, amended or modified from time to time, are sometimes collectively referred to in this prospectus as the “indentures.” In this section of the prospectus, the term “Boyd Gaming” refers only to Boyd Gaming Corporation and not to any of its subsidiaries.

The following description is a summary of selected provisions relating to the debt securities and the indentures. The summary is not complete. For a full description of these provisions, including the definitions of certain terms used in this prospectus, and for other information regarding the debt securities, see the indentures.

We have filed a form of the base senior debt indenture and a form of the base subordinated debt indenture as exhibits to the registration statement of which this prospectus is a part. You should not rely on this summary because the indentures and not this summary define your rights as a holder of the debt securities. When the debt securities are offered in the future, a prospectus supplement, or other offering material as applicable, will explain the particular terms of those securities and the extent to which these general provisions may apply. The specific terms of the debt securities as described in a prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. This summary and any description of debt securities in the applicable prospectus supplement or other offering material is subject to and is qualified in its entirety by reference to all the provisions of the applicable indenture, as such indenture may be supplemented, amended or modified from time to time as provided therein.

The registered holder of a debt security will be treated as the owner of it for all purposes. Only registered holders will have rights under the applicable indenture.

Provisions Applicable to Both Senior and Subordinated Debt Securities

General

The debt securities will represent our unsecured senior or subordinated obligations and may be issued from time to time in one or more series. A prospectus supplement, or other offering material as applicable, relating to any series of debt securities offered by Boyd Gaming will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title and classification of the debt securities;

•	any limit on the total principal amount of the debt securities;

•	the price or prices at which the debt securities will be issued;

•	the dates on which the debt securities will mature;

•	the interest rate or the method for determining the rate of interest that the debt securities will bear and the date from which any interest will accrue;

•	the interest payment dates for the debt securities;

•	the applicable record date for such interest payment dates;

•	any mandatory or optional sinking fund or analogous provisions;

•	the place where we will pay, or the method of payment of, principal, premium and interest on the debt securities;

•	any mandatory or optional redemption periods and prices;

•	the currency or currencies in which we will pay principal, premium and interest on the debt securities;

•	the portion of the principal amount of the debt securities, if other than the principal amount thereof, payable upon acceleration of maturity thereof;

•	the manner in which we will determine the amounts of principal, premium or interest payments on the debt securities if these amounts may be determined by reference to an index or based on a formula;

•	if Boyd Gaming has elected not to apply the defeasance section of the indenture to the debt securities;

•	the security registrar and the paying agent for the debt securities;

•	whether the debt securities will be issued in the form of one or more “global securities”, and if so, the depositary for that security or securities and information with respect to book-entry procedures;

•	any covenants of Boyd Gaming with respect to a series of debt securities; and

•	any other terms of the debt securities.

Unless otherwise indicated in the prospectus supplement, the debt securities will be issued in registered form, without coupons, and in denominations of $1,000 and any integral multiple of $1,000.

To the extent applicable, we will also describe any special provisions for the payment of additional amounts with respect to the debt securities in a prospectus supplement or other offering material.

We may issue debt securities at a discount below their stated principal amount, creating original issue discount, or OID, for United States federal income tax purposes. Even if we do not issue the debt securities below their stated principal amount, the debt securities may be deemed to have been issued with OID for such purposes because of certain interest payment characteristics. We will describe in a prospectus supplement the material United States federal income tax considerations applicable to debt securities issued at a discount or deemed to be issued at a discount, and will describe the material United States federal income tax considerations that may be applicable to the particular debt securities.

The debt securities will represent our general unsecured obligations. Since we are a holding company, our ability to meet our obligations under the indentures and the debt securities will be dependent on the earnings and cash flows of our subsidiaries and the ability of our subsidiaries to pay dividends or to advance funds to us.

All existing and future debt and other liabilities of Boyd Gaming’s subsidiaries, including the claims of trade creditors, secured creditors and creditors holding debt and guarantees issued by such subsidiaries, and claims of preferred stockholders, if any, of such subsidiaries, will be effectively senior to the securities issued under the indentures. Boyd Gaming could be dependent on the earnings of any such subsidiaries and the distribution of those earnings to Boyd Gaming could be limited by statutory and contractual restrictions or other business considerations.

Debt securities issued under the indentures will also be effectively subordinated to any secured indebtedness to the extent of the value of the assets securing such indebtedness.

Although the indentures may contain limitations on the amount of additional indebtedness which Boyd Gaming and its restricted subsidiaries may incur, the amounts of such indebtedness could still be substantial and, in any case, unless limited by the terms of the indentures, such indebtedness may be secured debt, senior debt or indebtedness of its subsidiaries.

Provisions Applicable Solely to Senior Debt Securities

We may issue senior debt securities under the senior debt indenture. As to the right of payment of principal (and any premium) and interest, each series of senior debt securities will rank equally with each other series issued under the senior debt indenture and will rank senior to all subordinated debt securities that may be issued.

Provisions Applicable Solely to Subordinated Debt Securities

Debt securities issued under the base subordinated debt indenture will be subordinated unsecured obligations of Boyd Gaming. These debt securities may be designated as “senior subordinated” or “subordinated.” The payment of the principal of, and premium, if any, and interest on, the debt securities is subordinated in right of payment, as set forth in the indenture and described in any applicable prospectus supplement or other offering material to the payment when due of all senior debt of Boyd Gaming. Senior subordinated debt securities issued under the subordinated debt indenture will rank subordinate in right of payment to all existing and future senior debt, equal with all existing and future senior subordinated debt, senior to all existing and future subordinated debt and senior to any future indebtedness of Boyd Gaming that is specifically subordinated to such securities. Subordinated debt securities issued under the subordinated debt indenture will rank subordinate in right of payment to all existing and future senior debt and senior subordinated debt, equal with all existing and future subordinated debt and senior to any future indebtedness of Boyd Gaming that is specifically subordinated to such securities.

DESCRIPTION OF WARRANTS

General

We may issue warrants to purchase debt securities, common stock, preferred stock or any combination of these securities. We may issue the warrants independently or together with any underlying securities, and the warrants may be attached or separate from the underlying securities. We may also issue a series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

The following description is a summary of selected provisions relating to the warrants that we may issue. The summary is not complete. When warrants are offered in the future, a prospectus supplement, or other offering material as applicable, will explain the particular terms of those securities and the extent to which these general provisions may apply. The specific terms of the warrants as described in a prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section.

This summary and any description of warrants in the applicable prospectus supplement or other offering material is subject to and is qualified in its entirety by reference to all the provisions of any specific warrant document or agreement, which we will file with the SEC for incorporation by reference into this prospectus. See “Available Information” and “Incorporation of Certain Information by Reference” for information on how to obtain a copy of a warrant document when it is filed.

When we refer to a series of warrants, we mean all warrants issued as part of the same series under the applicable warrant agreement.

Terms

The applicable prospectus supplement, or other offering material, may describe the terms of any warrants that we may offer, including but not limited to the following:

•	the title of the warrants;

•	the total number of warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies that investors may use to pay for the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	whether the warrants will be issued in registered form or bearer form;

•	information with respect to book-entry procedures, if any;

•	if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

•	if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	if applicable, the terms of redemption of the warrants;

•	the identity of the warrant agent, if any;

•	the procedures and conditions relating to the exercise of the warrants; and

•	any other terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

Warrant Agreements

We may issue the warrants in one or more series under one or more warrant agreements, each to be entered into between us and a bank, trust company, or other financial institution as warrant agent. We may add, replace, or terminate warrant agents from time to time. We may also choose to act as our own warrant agent or may choose one of our subsidiaries to do so.

The warrant agent under a warrant agreement will act solely as our agent in connection with the warrants issued under that agreement. The warrant agent will not assume any obligation or relationship of agency or trust for or with any holders of those warrants. Any holder of warrants may, without the consent of any other person, enforce by appropriate legal action, on its own behalf, its right to exercise those warrants in accordance with their terms. Until the warrant is properly exercised, no holder of any warrant will be entitled to any rights of a holder of the warrant property purchasable upon exercise of the warrant.

Form, Exchange, and Transfer

We may issue the warrants in registered form or bearer form. Warrants issued in registered form, i.e., book-entry form, will be represented by a global security registered in the name of a depository, which will be the holder of all the warrants represented by the global security. Those investors who own beneficial interests in a global warrant will do so through participants in the depository’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depository and its participants. In addition, we may issue warrants in non-global form, i.e., bearer form. If any warrants are issued in non-global form, warrant certificates may be exchanged for new warrant certificates of different denominations, and holders may exchange, transfer, or exercise their warrants at the warrant agent’s office or any other office indicated in the applicable prospectus supplement or other offering material.

Prior to the exercise of their warrants, holders of warrants exercisable for debt securities will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal (or premium, if any) or interest, if any, on the debt securities purchasable upon such exercise. Prior to the exercise of their warrants, holders of warrants exercisable for shares of preferred stock or common stock will not have any rights of holders of the preferred stock or common stock purchasable upon such exercise and will not be entitled to dividend payments, if any, or voting rights of the preferred stock or common stock purchasable upon such exercise.

Exercise of Warrants

A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement or other offering material. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement or other offering material. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be redeemed as set forth in the applicable prospectus supplement or other offering material.

Warrants may be exercised as set forth in the applicable prospectus supplement or other offering material. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement or other offering material, we will forward, as soon as practicable, the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

DESCRIPTION OF UNITS

General

We may issue units composed of any combination of our debt securities, common stock, preferred stock and warrants. We will issue each unit so that the holder of the unit is also the holder of each security included in the unit. As a result, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The following description is a summary of selected provisions relating to units that we may offer. The summary is not complete. When units are offered in the future, a prospectus supplement, or other offering material as applicable, will explain the particular terms of those securities and the extent to which these general provisions may apply. The specific terms of the units as described in a prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section.

This summary and any description of units in the applicable prospectus supplement or other offering material is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units. We will file these documents with the SEC for incorporation by reference into this prospectus. See “Available Information” and “Incorporation of Certain Information by Reference” for information on how to obtain a copy of a document when it is filed.

The applicable prospectus supplement or other offering material may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer, or exchange of the units or of the securities composing the units;

•	whether the units will be issued in fully registered or global form; and

•	any other terms of the units.

The applicable provisions described in this section, as well as those described under “Description of Debt Securities,” “Description of Capital Stock” and “Description of Warrants,” will apply to each unit and to each security included in each unit, respectively.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for each of the periods shown. For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes, cumulative effect of a change in accounting principle and operating and non-operating results from our joint venture that owns a limited liability company that owns and operates Borgata Hotel Casino & Spa in Atlantic City, New Jersey, plus fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs.

	Nine months ended September 30,		Year ended December 31,
	2005	2004	2004	2003	2002	2001	2000
Ratio of earnings to fixed charges	2.3x	2.0x	2.0x	1.8x	1.7x	1.3x	2.1x

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement or other offering material, we intend to use the net proceeds from the sale of securities for general corporate purposes.

VALIDITY OF THE SECURITIES

McDonald Carano Wilson LLP, Reno and Las Vegas, Nevada, has passed upon the validity of the securities offered pursuant to this prospectus for us. Certain legal matters may be passed upon for the underwriters, dealers or agents, if any, identified in a prospectus supplement or other offering material by counsel named in the applicable prospectus supplement or other offering material.

EXPERTS

Boyd Gaming

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from Boyd Gaming Corporation’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and include an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangibles, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting) and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Marina District Development Company, LLC

The consolidated financial statements of Marina District Development Company, LLC incorporated in this prospectus by reference from Boyd Gaming Corporation’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Coast Casinos

The consolidated financial statements of Coast Casinos, Inc. and Subsidiaries incorporated in this prospectus by reference to the Annual Report on Form 10-K of Coast Casinos, Inc. for the year ended December 31, 2003, have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$250,000,000

BOYD GAMING CORPORATION

7.125% Senior Subordinated Notes due 2016

PROSPECTUS SUPPLEMENT

January 25, 2006

Joint Book-Running Managers

Banc of America Securities LLC

Deutsche Bank Securities

Co-Lead Managers

Lehman Brothers

Wachovia Securities

Bear, Stearns & Co. Inc.

CIBC World Markets

Co-Managers

Calyon Securities (USA)

Commerzbank Corporates & Markets

JPMorgan

Wells Fargo Securities